     As filed with the Securities and Exchange Commission on February 16, 2001
                           REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          SWISSRAY INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

       NEW YORK                         [3841]                      16-0950197
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)   Classification Number)  Identification Number)

                          SWISSRAY INTERNATIONAL, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                          UNITED STATES: (914) 345-3700
                         SWITZERLAND: 011-4141-914-1200

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                RUEDI G. LAUPPER,
                       CHAIRMAN OF THE BOARD AND PRESIDENT
                          SWISSRAY INTERNATIONAL, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                                 (914) 345-3700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               GARY B. WOLFF, ESQ.
                               GARY B. WOLFF, P.C.
                                747 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 644-6446

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the discretion of the restrictive share shareholders after the effective date of the registration statement and subject to contractual holding period of six months and one day from date of issuance.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       CALCULATION OF REGISTRATION FEE (4)

                                                                Proposed
                                                                 Maximum           Proposed
                                              Amount to         Offering            Maximum
       Title of Each Class of                    be               Price            Aggregate                Amount of
          Securities to be                   Registered         Per Share          Offering               Registration
             Registered                          (1)             (2)(3)           Price(1)(2)                  Fee
--------------------------------------------------------------------   -------------------------------------------

Common Stock ($.01 par
  value per share)                            52,442,347          $.55          $28,843,290                 $8,508.77

(1)      Consists of
|X| 25,957,155 shares of Swissray common stock issued in exchange for cancellation of issued and outstanding convertible debentures,
|X| 21,746,506 shares of Swissray common stock issued in exchange for cancellation of Series A Preferred Stock and
|X| an additional 4,738,686 shares of Swissray common stock issued in exchange for cancellation of certain promissory notes - all of which will be offered for resale by certain Selling Holders under this registration statement.
         Also registered hereunder are such additional shares as may be issued under anti-dilution provisions contained in registration rights agreements entered into at time of cancellation of debentures, Series A Preferred shares and promissory notes - in exchange for shares of restrictive Swissray common stock which are being registered hereunder. These additional shares do not and will not include any shares as may otherwise be required to be issued as a result of adjustments to stock dividends, stock splits or similar transactions as Swissray is not relying upon Rule 416 with respect thereto.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933. In accordance with Rule 457(c) of Regulation C, the estimated price for the securities was based on the average of the high and low reported prices on the Electronic Over-the-Counter Bulletin Board on February 12, 2001, an average of $.55.

(3) The number of shares referred to throughout this registration statement unless otherwise specifically indicated gives retroactive effect to a 1 for 10 reverse stock split effective as of October 1, 1998.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                          SWISSRAY INTERNATIONAL, INC.
                              CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K.


Registration Statement Item and Heading                                            Prospectus Caption

1.       Forepart of the registration statement and Outside                     Cover Page of Registration
         Front Cover Page of the Prospectus                                     Statement; Outside Front
                                                                                Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of                           Inside Front and Outside
         Prospectus                                                             Back Cover Pages of
                                                                                Prospectus

3.       Summary Information, Risk Factors and Ratio of                         Prospectus Summary; Risk
         Earnings to Fixed Charges                                              Factors; Swissray

4.       Use of Proceeds                                                        Prospectus Summary; Use
                                                                                of Proceeds

5.       Determination of Offering Price                                        Outside Front Cover Page
                                                                                of Prospectus

6.       Dilution                                                               Risk Factors; Dilution

7.       Selling Security Holders                                               Selling Holders and Plan
                                                                                of Distribution

8.       Plan of Distribution                                                   Outside Front Cover Page
                                                                                of Prospectus; Selling
                                                                                Holders and Plan of
                                                                                Distribution

9.       Description of Securities to be Registered                             Description of Capital Stock

10.      Interests of Named Experts and Counsel                                 Legal Matters; Independent
                                                                                Auditors
11.      Information with Respect to Swissray
         (a)   (1)  Description of Business                                     Prospectus Summary;
                                                                                Management's Discussion and Analysis
                                                                                of Financial  Condition and Results
                                                                                of Operations; Business; Swissray

                                       4



Registration Statement Item and Heading                                         Prospectus Caption

               (2)  Description of Property                                     Business -- Description of
                                                                                Property

               (3)   Legal Proceedings                                          Business-- Legal Proceedings

               (4)   Control of Swissray                                        Not Applicable

               (5)   Nature of Trading Market                                   Risk Factors; Selling
                                                                                Holders and Plan of
                                                                                Distribution

               (6)   Exchange Controls and Other Limitations                    Risk Factors; Description
                                                                                Affecting Security Holders
                                                                                of Capital Stock

               (7)   Taxation                                                   Risk Factors

               (8)   Selected Financial Data                                    Prospectus Summary;
                                                                                Selected Consolidated
                                                                                Financial Data

               (9)   Management's Discussion and Analysis of                    Management's Discussion
                      Financial Condition and Results of                        and Analysis of Financial
                      Operations                                                Condition and Results of
                                                                                Operations

               (10)   Directors and Officers of Swissray                        Management

               (11)   Compensation of Directors and Officers                    Management

               (12)   Options to Purchase Securities from                       Management
                        Swissray or Subsidiaries

               (13)   Interest of Management in Certain                         Certain Transactions
                       Transactions

         (b)   Financial Statements                                             Financial Statements

12.      Disclosure of Commission Position on Indemnification                   Information Not Required
         for Securities Act Liabilities                                         In Prospectus


INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.





                                  DATED , 2001

                                   PROSPECTUS

                          SWISSRAY INTERNATIONAL, INC.
                        52,442,347 Shares of common stock

Selling shareholders are offing for resale :

|X| 25,957,155 shares of Swissray common stock issued in exchange for cancellation of issued and outstanding convertible debentures,

|X| 21,746,506 shares of Swissray common stock issued in exchange for cancellation of Series A Preferred Stock and an additional

|X| 4,738,686 shares of Swissray common stock issued in exchange for cancellation of certain promissory notes

We will receive no proceeds from the sale of the shares by the selling shareholders

We are also registering additional shares that may be issued under anti-dilution provisions found in registration rights agreements entered into at the time of cancellation of debentures, Series A Preferred shares and promissory notes in exchange for shares of restrictive Swissray common stock.

The offering terminates on

Consider carefully the risk factors beginning on page 11 in the prospectus.

                          Our shares are listed on the
                          OTC Bulletin Board under the
                                   symbol SRMI

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and we may change it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     THE DATE OF THIS PROSPECTUS IS , 2001.

                               PROSPECTUS SUMMARY


         Swissray is active in the markets for diagnostic imaging devices for the health care industry. Swissray's products include

|X| a full range of conventional X-ray equipment for all diagnostic purposes other than mammography and dentistry,
|X| a direct digital multi-functional X-ray system - the ddRMulti-System and family of related or complimentary products, formerly known as the AddOn-Multi-System and
|X| the SwissVision(TM) line of DICOM 3.0 compatible postprocessing workstations operating on a Windows NT platform for the processing of digital image data.

In addition, Swissray is in the business of selling components and accessories for X-ray equipment manufactured by third parties and providing services related to imaging systems. Swissray is also offering products, consulting and services related to

|X|      viewing,
|X|      archiving,
|X|      networking and
|X|      transmitting

of digital X-ray images.

         Our services include

|X| the installation and after-sales servicing of imaging equipment sold by Swissray,
|X|      consulting services and
|X|      application training of radiographers.

In the United States, Swissray offers

|X| information and informatics solutions consulting services to hospital imaging departments and imaging centers,
|X|      maintenance management and
|X| after sales-services of products manufactured by Swissray and third parties (multi-vendor, multi-modality services).

Executive offices                           80 Grasslands Road
                                            Elmsford, New York
                                            United States: (914) 345-3700
                                            Switzerland: 011-4141-914-1200

         THE OFFERING

Common Stock  Offered             52,442,347 restrictive  shares of common stock
                                  issued in exchange for cancellation of
                                       |X| outstanding debentures,
                                       |X| Series A Preferred Stock
                                       |X| and promissory  notes.
                                       |X| additional  shares that may be issued
                                           under   anti-dilution      provisions
                                           contained   in  registration   rights
                                           agreements   entered  into at time of
                                           cancellation of debentures, Series  A
                                           Preferred shares and promissory notes

Common Stock Outstanding
  Before the Offering             84,097,256

Common Stock Outstanding
  After the Offering              84,097,256

Use of Proceeds                   Swissray will not receive any of the  proceeds
                                  from  the sale of any of the securities.

Risk Factors                      The securities offered hereby involve a   high
                                  degree of risk.

Electronic Over-the-Counter
 Bulletin Board Symbol            SRMI

                             Summary Financial Data

The summary information below represents financial information of Swissray for the

|X| six month periods ended December 31, 2000 and December 31, 1999, which information was derived from the unaudited consolidated financial statements of Swissray and
|X| fiscal years ended June 30, 1998, June 30, 1999 and June 30, 2000, which information was derived from the audited consolidated financial statements of Swissray.



                                             Six Months Ended
                                               December 31,                             Year Ended
                                                                                         June 30,
                                         ------------------------- ---------------- -- -------------- -----------
                                            2000           1999           2000            1999           1998
                                         ------------     --------     ------------    -----------    -----------
                                                          (In thousands, except per share data)

Statement of Operations Data:
Net Sales                             $        9,641   $    6,957  $        22,030  $      17,296  $      22,893
Cost of sales                                  7,275        5,333           16,500         13,529         18,082
                                         ------------     --------     ------------    -----------    -----------
Gross profit                                   2,365        1,624            5,530          3,767          4,811
Selling, general and administrative expenses   7,127       10,304            17,011         19,346         18,748
                                         ------------     --------     ------------    -----------    -----------
Operating loss                                (4,762)      (8,670)         (11,481)       (15,579)       (13,937)
Other expense (income)                          (326)         (20)            (190)           (40)           281
Interest expense                               1,574        5,368           10,347          5,639          8,590
                                         ------------     --------     ------------    -----------    -----------
Loss from continuing operations       $       (6,010)   $ (14,027)  $      (21,638)  $    (21,178)  $    (22,808)
                                         ============     ========     ============    ===========    ===========
Loss from continuing operations
per common share                      $        (0.21)   $   (0.87)  $        (1.14)  $      (3.24)  $      (8.48)
                                         ============     ========     ============    ===========    ===========




                                           December
                                           31, 2000
                                         ------------
Balance Sheet Data:
Total assets                                  20,946
Long term debt                                    61
Common stock subject to put                      320

                                  RISK FACTORS


         Investors should carefully consider the factors set forth below as well as the other information set forth in this prospectus before purchasing the securities.

         We have a history of increasing losses. You may lose your entire investment if we cannot achieve or sustain profitability.

         As of June 30, 1995, Swissray had accumulated losses on a consolidated basis of approximately $6,000,000. A substantial part of such losses resulted from activities unrelated to Swissray's present operations. Since June 30, 1995 and for the five fiscal years commencing July 1, 1995 and concluding June 30, 2000, Swissray incurred additional net losses aggregating $88,103,202 ($21,638,080 of which was attributable to year ended June 30, 2000 as compared to $22,010,750 which was attributable to year ended June 30, 1999). Swissray incurred a further net loss of $6,010,036 during the six month period ended December 31, 2000. As of December 31, 2000, Swissray had a working capital deficiency of $2,785,359.

         Although Swissray is deriving operating revenue from our current operations, this revenue has not been sufficient to make Swissray's operations profitable. We cannot assure you that Swissray will be able to develop significant additional sources of revenue or that we will become profitable. You may lose your entire investment if we cannot achieve or sustain profitability.

         Results of operations may fluctuate significantly and will depend upon

|X|      further successful introduction of the ddRMulti-System,
|X|      further market acceptance of new product introductions in the future
         and
|X|      competition.

We rely on a single product. If that product is not successfully commercialized, we may not reach profitability and you may lose your entire investment.

         We have concentrated our efforts primarily on the development of the ddRMulti-System . We will be dependent to a significant extent upon acceptance of that product to generate additional revenues. We cannot assure you that the ddRMulti-System will be successfully commercialized . Percentage of Swissray revenues directly attributable to sales of its ddRMulti-Systems for the fiscal years ended June 30, 1999 and June 30, 2000 were 13.6% and 64.2%. We cannot assure you that Swissray's competitors will not succeed in developing or marketing technologies and products that are more commercially attractive than the ddRMulti-System.

The cost of ddRMulti-System may deter sales and we may not reach profitability.

         Swissray's ddRMulti-Systems retail for prices substantially in excess of retail prices for conventional x-ray systems. Dependent upon specific features the ddR System may cost as much as $450,000 while conventional systems cost around $170,000. This significant difference in pricing may deter potential purchasers from making a monetary commitment in order to purchase Swissray's system. Although we offer a lease finance program with DVI Strategic Partner Group to enhance the initial purchase, the higher cost of the product may deter sales and we may not reach profitability.

We have had a decline in revenues from the sale of conventional x-ray equipment and we may not obtain profitability if sales of the ddRMulti-System do not continue to increase.

         As net revenues attributable to ddRMulti-System sales increased, sales attributed to conventional x-ray equipment and OEM business decreased. Net sales amounted to $22,030,124 for the fiscal year ended June 30, 2000, compared to $17,295,882 for the fiscal year ended June 30, 1999 an increase of $4,734,242 or 27.4% from the fiscal year ended June 30, 1999. The 27.4% increase in net sales was mainly due to the decrease in conventional x-ray of 32.3% ($861,006) and conventional OEM-Business of 60.4% ($5,923,145) whereas sales of ddRMulti-Systems increased by 486.5% - $11,728,441.

We may have to raise additional financing. We may not be able to obtain the financing at reasonable terms to continue operations and you may lose your entire investment.

         We cannot assure you that we will not be required to seek additional equity or debt capital to finance our operations in the future although we have no current intentions to engage in any further convertible debenture financings. In addition, we cannot assure you that any financings, if needed, will be available to Swissray or that adequate funds for Swissray's operations, whether from Swissray's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to Swissray. Our inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of

         |X| our research and product development programs, |X| sales and marketing efforts,
         |X| manufacturing and slide processing operations, |X| clinical studies and/or regulatory activities or |X| to grant licenses to third parties to commercialize products or technologies that Swissray would otherwise seek to market and sell ourself.

The registration of a significant number of shares issued in equity and debt financings may have an adverse effect on our stock price. You may not be able to liquidate your investment at a profitable price, if at all.

         From May 1995 through February 18, 2000, Swissray engaged in a significant number of equity financings and debt financings. These financings consisted of nine Regulation S off-shore financings, fourteen Regulation D convertible debenture financings and four sale of securities financings. Swissray received gross proceeds in excess of $63,000,000 and issued shares. We are registering the common shares in this offering. When we complete the registration process, these common shares may be freely traded and their sale could negatively effect our stock price. You may not be able to liquidate your investment at a profitable price, if at all.

We issued a significant number of restrictive shares in consideration of cancellation of outstanding debentures, Series A Preferred Stock and some promissory notes. Their sale after the 144 restriction lapses may have an adverse effect on our stock price. You may not be able to liquidate your investment at a profitable price, if at all.

         In order to extinguish certain outstanding indebtedness caused as a result of debt financing Swissray issued 52,442,347 restrictive shares of our common stock in cancellation of debentures, promissory notes and Series A Preferred Stock that were issued in order to pay some accumulated damages resulting from late registration of those shares of Swissray common stock underlying convertible debentures. The 52,442,347 newly issued restrictive shares represent as of December 31, 2000, 62.36% of all outstanding shares.

         The market price of Swissray's common stock may also be adversely affected by sales of substantial amounts of common stock in the public market, including sales of those shares being registered hereunder and sales of common stock under Rule 144 or after the expiration of any other applicable holding period (by contract and/or statute). The sale of such stock could also adversely affect the ability of Swissray to sell Common Stock for its own account. You may not be able to liquidate your investment at a profitable price, if at all.

New Swissray single largest stockholder owns approximately 62% of all issued and
outstanding  shares,  which  shares  are  being  registered  pursuant  to   this
registration statement.

         As a direct result of the assignment of virtually all outstanding convertible debentures, promissory notes and Series A Preferred Stock by the then holders thereof to a single entity, Hillcrest Avenue LLC and the subsequent exchange of each of these financing instruments by Hillcrest in exchange for the issuance to it of 52,442,347 shares of restrictive Swissray common stock,
Hillcrest currently owns approximately 62% of all issued and outstanding Swissray common shares. Notwithstanding such ownership and in accordance with the terms and conditions of Agreement between Hillcrest and Swissray's President, Ruedi G. Laupper, Hillcrest has agreed that so long as it retains beneficial ownership of all or any portion of such shares that it shall

|X| vote such shares in favor of Ruedi G. Laupper continuing to maintain his current position(s) with Swissray and
|X| give Ruedi G. Laupper and/or his designee the right to vote such shares at all Swissray shareholder meetings.

Swissray's president's voting control increased from 20% to 70% after issuance of the shares being registered in the offering. You will have no control over matters brought to a vote of the shareholders.

         Ruedi G. Laupper, Swissray's President, owns of record and beneficially and/or through corporations over which he exercises control; approximately 8.85% of all issued and outstanding shares of Swissray common stock as of November 30, 2000. Additionally, in accordance with the terms and conditions of a March 29, 1999 Consulting Agreement with Liviakis Financial Communications, Inc. by which LFC was issued and owns 3,000,000 fully vested, and non-forfeitable shares of Swissray common stock, Swissray's President has sole voting rights with respect to the 3,000,000 shares without any limitation thereon so long as same are owned by LFC. LFC in turn may not sell any of such shares for a period of one year subsequent to commencement of ownership and then only in accordance and subject to volume limitations imposed in accordance with the applicable provisions of Rule 144 under the securities Act of 1933.

In March 2000 Swissray and LFC entered into a further 1 year consulting agreement under which an aggregate of 526,000 restrictive shares, 490,000 of which are fully vested and non-forfeitable, were required to be issued upon execution and have been issued. Swissray's President has the same voting rights with respect to such shares as he has to the 3,000,000 shares indicated above. Swissray's president now has voting control over approximately 20% of all Swissray common stock excluding certain additional voting control over the 52,442,347 shares of common stock which we are registering. When including these shares, Swissray's president has voting control over approximately 70% of the outstanding 84,097,256 Swissray shares.

Inaccurate statements were made in a July 17, 2000 published interview. We may be subject to regulatory liability that will negatively affect the trading of our stock.

         An interview with Ueli Laupper, Swissray's vice president whose overall responsibilities are in the area of international marketing and sales appeared in a publication entitled Wall Street Transcript on July 17, 2000. During the course of this interview, Mr. Laupper indicated, among other things, that

        |X| Swissray had just turned cash flow positive, |X| the pace with which Swissray has been picking up orders is
            increasing  every month,
        |X| Swissray is a real company with a profitable bottom line and |X| Swissray is making money.

These statements are inaccurate and the reported financial statements of Swissray do not support these statements. These statements are not consistent with Swissray's historical financial statements or results of operations for the quarter ended June 30, 2000. We may be subject to regulatory liability that will negatively affect the trading of our stock

Vice President's personal belief as to what Swissray Common Stock should sell for not based upon any objective criteria. We may be subject to regulatory liability that will negatively affect the trading of our stock.

         In the same July 17, 2000 article discussed above, our vice president stated his personal belief that ".. the stock is way to low. Because it is too low, it's the right time for an investor to buy our stock." This personal belief should not have been expressed or made and was not intended as anything other than informal conversation with the interviewer without any expectation that same would be published. Neither Mr. Laupper nor any other member of Swissray's management team claims to be in any position to know what price Swissray's common stock should or should not be nor has any way to know with any degree of accuracy or otherwise as to whether now is or is not the right time for anyone to purchase Swissray shares of common stock. Any statement or expression of belief regarding Swissray's stock price bears no relationship whatsoever to the book value of Swissray's common stock, our assets, our statements of operation or to any other objective criteria of value. We may be subject to regulatory liability and the trading of our stock may be negatively affected.

We have the authority to issue preferred stock with terms that may not be beneficial to Common Stock holders

         In accordance with stockholder approval received at Annual Meeting of Stockholders held July 23, 1999, Swissray amended our certificate of incorporation pursuant to which it now is authorized to issue up to 1,000,000 shares of preferred stock, par value $.01 per share.

         The specific terms of the preferred stock have not been determined including

        |X|      designations,
        |X|      preferences,
        |X|      conversions rights,
        |X|      cumulative, relative,
        |X|      participating,
        |X|      optional or other rights including
                o        voting rights,
                o        qualifications,
                o        limitations or
                o        restrictions of the preferred stock

The Board of Directors have created a class of Series A Preferred Stock pursuant to which 7,000 shares were authorized and 6,932 shares issued and all of which have since been canceled in their entirety in exchange for the issuance of 21,746,506 shares of restrictive Swissray common stock. These shares represent a portion of those shares of common stockwe are registering. The Board of Directors was entitled to authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in its sole discretion, with no further authorization by security holders required for the issuance thereof.

         The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of Swissray or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage the potential hostility of an acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, amongst other things, terms more favorable to Swissray and our stockholders. Conversely, the issuance of preferred stock may adversely affect the market price of, and the voting and other rights of the holders of the common stock. Swissray presently has no plans to issue any further preferred stock.

A significant portion of Swissray assets are intangible assets. If Swissray should be forced to liquidated or be otherwised dissolved, you may not recover your initial investment if there are not sufficient tangible assets minus liabilities to allow for a return of your investment.

         As of fiscal year ended June 30, 2000 Swissray's licensing agreement, patents and goodwill, aggregating approximately $4,188,997 are all intangibles and account for approximately 16.5% of all Swissray assets. Amortization of such intangibles amounts to approximately $823,000 or approximately 4.8% of total operating expenses. Swissray evaluates the recoverability of unamortized intangible assets based upon expectations of nondiscounted cash flows and operating income. Impairments, if any, would be recognized in operating results if a permanent diminution in value were to occur.

We rely on a few large customers. The loss of any of these large customers will have a negative affect on our profitability.

         In the past, Swissray has made a significant amount of sales to a few large customers. Historically, the identity of Swissray's largest customers and the volumes purchased by them has varied. The loss of Swissray's largest customer for fiscal year ended June 30, 1999 , Philips, who accounted for 54% of Swissray sales during fiscal year ended June 30, 1999 or a reduction of the volume purchased by such customer would have had an adverse effect upon Swissray's sales until a time, if ever, as significant sales to other customers could have been made. Philips accounted for approximately 23% of Swissray sales during the fiscal year ended June 30, 2000 while Swissray's new single largest customer, the Government of Romania , accounted for approximately 49% of Swissray sales during such fiscal year.

Due to our foreign operations, currency fluctuations, if not adequately hedged, can adversely effect our financial conditions.

         Swissray is subject to risks and uncertainties resulting from changes in currency exchange rates. Future currency fluctuations, to the extent not adequately hedged, could have an adverse effect on Swissray's business, financial condition and results of operations. On occasion, Swissray enters into currency forward contracts as a hedge against anticipated foreign currency exposures and not for speculation purposes. These contracts, which are types of financial derivatives limit Swissray's exposure to both favorable and unfavorable currency fluctuations. In the past Swissray has used forward contracts exclusively in connection with the purchase of material in currencies other than Swiss Francs or U.S. dollars.

We have not registered any of the securities under state securities laws. You may not be able to sell the securities until we do.

         Swissray has not taken any action to register or qualify the securities for offer and sale under the securities or "blue sky" laws of any state of the United States. However, pursuant to the registration rights agreements, Swissray will use reasonable efforts to

|X| register and qualify the securities covered by the registration statement under other securities or blue sky laws of jurisdictions as the investors who hold a majority interest of the securities being offered reasonably request and in which significant volumes of shares of common stock are traded,

|X| prepare and file in those jurisdictions such amendments, including post-effective amendments and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times until the earliest of

              o   the date that is two years after the closing date
              o the date when the selling shareholders may sell all securities under Rule 144 or
              o the date the selling shareholders no longer own any of the securities;

|X|      take  such  other  actions  as  may  be  necessary  to  maintain   such
         registrations and qualification in effect at all times during the registration period and

|X| take all other actions reasonably necessary or advisable to qualify the securities for sale in these jurisdictions; provided, however, that Swissray shall not be required in connection with or as a condition to

              o qualify to do business in any  jurisdiction  where  it would not otherwise  be required  to  qualify,
              o  subject  itself  to  general taxation in any such jurisdiction,
              o file  a  general  consent  to  service  of  process  in any such jurisdiction,
              o provide any undertakings that cause more than nominal expense or burden to Swissray  or
              o make any change in its  articles  of incorporation or by-laws or any then existing contracts, which in each case the board of directors of Swissray determines to be contrary to the best
                interests   of   Swissray   and  our stockholders.

Unless and until such times as offers and sales of the securities by selling holders are registered or qualified under applicable state securities or blue sky laws, or are otherwise entitled to an exemption, initial resales by Selling Holders will be materially restricted.

Our   international   operations   are  subject  to  foreign  legal   regulatory
requirements. The costs of compliance will have a negative effect on our profitability.

         Swissray does business in the United States, Switzerland and Germany which accounted for approximately 23%, 73% and 4% respectively of total sales for the fiscal year ended June 30, 1999. Business conducted in the U.S., Switzerland and Germany accounted for approximately 29.8%, 68.8% and 1.4% respectively of total sales for the fiscal year ended June 30, 2000. Included in the 68.8% indicated in business conducted in Switzerland is 71.4% of total sales, which represent sales as a result of contract entered into with the Romanian Ministry of Finance due to the fact that the down payment received of $2,078,400 was guaranteed by the Swiss Export Risk Guaranty with funding coming from ABN AMRO Bank, which financed the agreement.

         In  addition  to  the  currency  risks  discussed   above,   Swissray's
international  operations are subject to the risk of

        |X| new and different legal and  regulatory  requirements  in local jurisdictions,
        |X|  tariffs  and trade barriers,
        |X| potential difficulties in staffing and managing local operations, |X| credit risk of local customers and distributors,
        |X| potential inability to obtain regulatory approvals,
        |X| different requirements as to product standards,
        |X| potential  difficulties  in protecting  intellectual  property,
        |X| risk of nationalization of private enterprises,
        |X| potential imposition of restrictions on investments or  transfer  of funds  and
        |X|   potentially   adverse  tax consequences.

         Any adverse change in any of these conditions could have a material adverse effect on Swissray's business or financial condition.

We are dependent on patents and proprietary technology. Our operations may be adversely affected by breaches of any patents or trade secrets.

         Swissray has patented certain aspects of its proprietary technology in certain markets and has filed patent applications for its direct digital technology in key markets, including the United States. The European patent as well as the initial U.S. patent for the Add-On Bucky have been granted and expire January 2015. The duration of other patents range from 2000 to 2017. See also "Business - Intellectual Property" with respect to Swissray's recent receipt of additional U.S. patent for its Add-On Bucky . However, we cannot assure you that other applications will be granted. We cannot assure you that Swissray's issued patents or other patents issued in the future will afford protection from material infringement or that these patents will not be challenged.

         Swissray also relies on trade secrets and proprietary and licensed know-how, which we protect, in part, through confidentiality agreements with employees, consultants and other parties. We cannot assure you that these agreements will not be breached, that Swissray would have adequate remedies for any breach or that Swissray's trade secrets will not otherwise become known to, or independently developed by, competitors.

         We also cannot assure you that our technology will not infringe upon the patents of others. In the event that any such infringement claim is successful, we cannot assure you that Swissray would be able to negotiate with the patent holder for a license, in which case Swissray could be prevented from practicing the subject matter claimed by such patent. In addition, we cannot assure you that Swissray would be able to redesign its products to avoid infringement. Our inability to practice the subject matter of patents claimed by others or to redesign our products to avoid infringement could have a material adverse effect on Swissray.

         Swissray domestic activities are subject to governmental regulation and approvals. The costs of compliance will have a negative effect on our profitability.

         Swissray's services, products and manufacturing activities are subject to extensive and rigorous government regulation, including the provisions of the Federal Food, Drug and Cosmetic Act. Commercial distribution in certain foreign countries is also subject to government regulations. The process of obtaining required regulatory approvals can be lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

We make sales to the health care industry. Increased regulation and pressure to reduce costs may limit our ability to market our product.

         Swissray's products are used exclusively in the health care industry, which is highly regulated. Some markets for our products in the health care industry, including the United States, has experienced significant pressure to reduce costs. This has led to substantial reorganizations and consolidations of health care providers or payers in some jurisdictions. Cost reduction efforts by Swissray's customers may adversely affect the potential markets for Swissray's products and services. It is also possible that legislation could be adopted in any of these jurisdictions which could increase such pressures or which could otherwise result in a modification of the private or public health care system or both or impose limitations on the ability of Swissray to market its products in any such jurisdiction. Any such event or condition could have an adverse impact on Swissray's business, financial condition or results of operations.

We have a limited manufacturing history with the ddRMulti-System. Our operations could be negatively affected if we cannot scale up our production or hire and train sufficient personnel.

         Swissray has limited experience with the manufacture and assembly of the ddRMulti-System in the volumes that will be necessary for Swissray to generate significant revenues from the sale of the ddRMulti-System. Swissray may encounter difficulties in scaling up its production or in hiring and training additional personnel to manufacture the ddRMulti-System. Future interruptions in supply or other production problems could have a material adverse effect on Swissray's business, financial condition and results of operations.

We may experience potential recalls and product liability. Our operations could be negatively affected by increased costs relating to recalls or product liability.

         Any of Swissray's products may be subject to recall for unforeseen reasons. The medical device industry has been characterized by significant malpractice litigation. As a result, Swissray faces a risk of exposure to product liability, errors and omissions or other claims in the event that the use of its X-ray equipment, components, accessories or related services or other future potential products is alleged to have resulted in a false diagnosis and there can be no assurance that Swissray will avoid significant liability.

         We cannot assure you that Swissray will be able to retain its current insurance coverage or that such coverage will continue to be available at an acceptable cost, if at all. Consequently, these claims could have a material adverse effect on the business or financial condition of Swissray.

Our common stock has only a limited public market. Our stock price is very volatile. You may not be able to easily sell your securities.

         The common stock was quoted on the Nasdaq SmallCap Market System under the symbol "SRMI" until its delisting on October 26, 1998 and is currently quoted on the Electronic Over-the-Counter Bulletin Board under the same symbol. There can be no assurance that an established public market for the common stock can be established and/or sustained. The market price of the common stock has been volatile and has fluctuated significantly and may continue to fluctuate significantly as a result of Swissray's

        |X|      financial results,
        |X|      regulatory approval filings,
        |X|      clinical studies,
        |X|      technological innovations or
        |X|      new   commercial   products   introduced   by  Swissray  or its
                 competitors,
        |X|      developments  concerning patents or proprietary rights,
        |X|      trends in the health care industry or in health care generally,
        |X|      litigation,
        |X|      the adoption of new laws or regulations or new  interpretations of existing laws or regulations and
        |X|      other factors.

In fact since October 26, 1998 Nasdaq delisting when Swissray's common stock traded at $.188, the bid price for Swissray's common stock has fluctuated from a low of $.125 to a high of $10.00 on January 14, 2000.

We are subject to various environmental laws and regulations. Costs of compliance could have a negative effect on our financial condition or results of operations.

         Swissray is subject to various environmental laws and regulations in the jurisdiction in which it operates. Although Swissray believes that it is in substantial compliance with applicable environmental requirements and Swissray to date has not incurred material expenditures in connection with environmental matters, it is possible that Swissray could become subject to additional or changing environmental laws or liabilities in the future that could result in an adverse effect on Swissray's financial condition or results of operations.

                                    SWISSRAY

         Swissray was  incorporated  under the laws of the State of New York on January 2, 1968 under the name CGS Units Incorporated. On June 15, 1994, Swissray merged with Direct Marketing Services, Inc. and changed our name to DMS Industries, Inc. In May of 1995 we discontinued the operations then being conducted by DMS Industries, Inc. and acquired all of the outstanding securities of SR Medical AG, a Swiss corporation engaged in the business of manufacturing and selling X-ray equipment, components and accessories. On June 5, 1995, Swissray changed our name to Swissray International, Inc. Swissray's operations are being conducted principally through our wholly owned subsidiaries, Swissray Medical AG, formerly known as SR Medical Holding AG and SR Medical AG until renamed in June 1999 and February 1998, a Swiss corporation and its wholly owned subsidiary Swissray GmbH, formerly known as Swissray (Deutschland) Rontgentechnik GmbH and SR Medical GmbH), a German limited liability company and Swissray Romania SRL, a Romanian corporation as well as through Swissray's other wholly owned subsidiaries, Swissray America, Inc., a Delaware corporation, Swissray Healthcare, Inc., a Delaware corporation, Swissray Information Solutions, Inc. a Delaware corporation and Swissray Venezuela C.A., a Venezuelan corporation.

         Swissray Medical AG acquired all assets and liabilities, effective July 1998, of its wholly owned subsidiaries, SR Medical AG (known as Telray AG until renamed in February 1998, a Swiss corporation and Telray Research and
Development AG, a Swiss corporation. Swissray Medical AG also absorbed all assets and liabilities of Swissray's other wholly owned subsidiary SR Management AG (formerly SR Finance AG), a Swiss corporation.

         Effective as of July 1, 1999 Swissray Medical Systems, Inc., a Delaware corporation, formerly Swissray America Corporation and Empower Inc., a New York corporation, have been merged into Swissray America Inc.

         Swissray and our predecessors have been in the business of manufacturing and selling X-ray equipment in Switzerland and Germany since 1988. Beginning in 1991, Swissray's predecessors began to expand into other markets in Europe, the Middle East and Asia. In 1992, SR Medical AG entered into a first Original Equipment Manufacturing Agreement with Philips Medical Systems GmbH providing for the manufacturing of a multi-radiography system. In 1996, this agreement was replaced with a new OEM Agreement which provides for the manufacturing of the Bucky Diagnost TS bucky table in addition to the MRS System. Simultaneously, Swissray developed the first SwissVision(TM) post-processing system which was able to convert analog images obtained in fluoroscopy into digital information. Beginning in 1993, Swissray began the development of direct digital X-ray technology for medical diagnostic purposes. This is currently Swissray's primary focus, as opposed to the further development of conventional x-ray equipment.

         On April 1, 1997, Swissray acquired Empower, Inc., a New York corporation which since incorporation in 1985, had been engaged in distributing and servicing diagnostic X-ray equipment and accessories in the New York/New Jersey/Connecticut area. Certain details with respect to such acquisition were reported in a Form 8-K and Form 8-K/A1 with date of report of April 1, 1997. In February 1998 Swissray entered into a letter of intent with E.M. Parker Co., Inc., a Massachusetts corporation with respect to the sale of Empower's film and x-ray accessories business. Thereafter, Swissray and our wholly owned subsidiary, Empower, Inc., entered into an Asset Purchase Agreement with Parker where Swissray and Empower sold and Parker purchased substantially all of the assets of Empower. excluding certain excluded assets as defined in the Agreement in consideration of:

        o        the assumption by Parker of certain liabilities of Empower;
        o        the cash purchase price of $250,000; and
        o the payment by Parker of approximately $376,000 to a banking institution in satisfaction of certain outstanding indebtedness of Empower.

Empower remains a wholly owned but currently inactive subsidiary of Swissray. Empower has been merged into Swissray America, Inc. effective July 1, 1999. Swissray is currently engaged in litigation with the former CEO of Empower, to wit: J. Douglas Maxwell.

         Both the original purchase and subsequent sale referred to in the preceding paragraph were contracted on an arms-length basis. The sale of
Empower's assets less than one year after acquisition of Empower related primarily to the sale of film, chemical and certain servicing of conventional x-ray equipment since these areas no longer constituted Swissray's "core" business which revolves around its ddRMulti-System and filmless digital technology. The original purchase of Empower was for $120,000 in stock and the subsequent sale referred to resulted in a gain of $55,000. Counsel then representing Swissray with respect to this transaction determined that such transaction was not material, did not require stockholder approval and advised management which acted upon reliance of such legal advice.

         During the fiscal year ended June 30, 1997, Swissray created a new Information Solution Division known as Swissray Information Solutions, Inc. which is engaged in services related to Picture Archiving and Communications Systems as well as consulting activities.

         On October 17, 1997, Swissray acquired substantially all of the assets of Service Support Group LLC formerly located in Gig Harbor, Washington and now relocated in Elmsford, New York in an arms-length transaction, principally in exchange for the payment of approximately $622,000 in cash and issuance of 33,333 shares of its Common Stock in equal thirds to each of SSG's then owners based on warranties and representations made by them. Counsel then representing Swissray with respect to this transaction determined that the transaction was not material, did not require stockholder approval and advised management which acted upon reliance of such legal advice. Pursuant to the terms of the Asset Purchase Agreement and related registration rights agreement both dated October 17, 1997, the holders of Swissray shares were then given the right, commencing June 30, 1998 and terminating April 16, 1999, to require Swissray to purchase any or all of such shares at $45.00 per share. Since its formation on October 16, 1996, SSG has been in the business of selling diagnostic imaging equipment and providing services related thereto in the markets on the West Coast of the United States. Issues involving the Swissray shares and a number of other related matters became the subject of dispute and litigation which was settled on August 31, 1999. The three former SSG owners relationship with Swissray(and some of Swissray's subsidiaries with whom these persons held positions as officers - Swissray Medical Systems, Inc. and Swissray Healthcare, Inc. was terminated on July 20, 1998. As a result of this termination Ueli Laupper has been appointed chief executive officer of both Swissray Medical Systems, Inc. and Swissray Healthcare, Inc.

         Swissray's primary focus is currently on direct digital radiography as opposed to conventional x-ray equipment. In that regard Swissray's German subsidiary, Swissray GmbH, Wiesbaden, Germany, sold its conventional x-ray business division in March 2000 to an unaffiliated third party in order to more extensively focus upon sales and marketing of ddR equipment. The dollar amount of sales from conventional x-ray systems for the fiscal years ended June 30, 2000 and June 30, 1999 were $1,803,716 and $2,664,722 respectively. The dollar amount of sales from conventional OEM business for the fiscal years ended June 30, 2000 and June 30, 1999 were $3,883,257 and $9,806,402 respectively.

         The following organizational chart graphically indicates Swissray, its wholly owned subsidiaries and certain additional information regarding each of such firms including principal locations.

                               Organization Chart

                          SWISSRAY International, Inc.
                                    New York
                                       USA


                                                               Swissray Information
Swissray Medical AG                Swissray America, Inc.        Solutions, Inc.    Swissray Healthcare, Inc.
     Hochdorf                             Delaware                    Delaware             Delaware
    Switzerland                             USA                         USA                USA
         |                                   |
         |                                   |
-----------------------              -------------------------
     |                |                      |
Swissray GmbH    Swissray Romania SRL  Swissray Venezuela C.A.
  Wiesbaden            Romania               Venezuela
   Germany




Inaccurate statements made during conference call.

         On February 15, 2000 Swissray conducted a conference call with stockholders. The conference call information was made available on Swissray's web site until its removal on August 11, 2000. Swissray was represented by our vice president, Ueli Laupper, with two other non-stockholder participants, John Liviakis of Liviakis Financial Communications Inc. and Dr. Leonard Berliner, our full time medical director. Liviakis is one of the companies we entered into a consulting agreement with. Dr. Leonard Berliner, then Assistant Director of Radiology at Staten Island Medical Center, a medical institution which currently utilizes Swissray's ddRMulti-System.

         During the course of this conference call, many statements, forward looking and otherwise, expressions of hopes and desires and disclosure of substantiative information were made. To the extent that any statements concerning past and current business operations, future prospects, industry overview, merits of, cost for or comparisons between digital x-ray equipment and conventional x-ray equipment and/or any other statements, expressions of envisioned future prospects, forward looking statements or otherwise as are contained in such conference call may differ in any way with statements contained in this registration statement no credence whatsoever should be given to such February 15, 2000 statements.

         To the extent that such statements and expressions made in the February 15, 2000 conference call are inconsistent with disclosure herein and historical financial statements and reported results for the quarter ended June 30, 2000, the following disclosure is being made so as to be corrective and, where applicable, explanatory. Absent satisfactory explanation the statements should be considered erroneous and should not be relied upon by investors or any other persons or firms. Some of the statements include:

     o The statement that SRMI is currently "installing a system (referring to ddRMulti-System) every week" is inaccurate. Some weeks are better than others, some weeks do not have any such sales and overall sales for the fiscal year ended June 30, 2000 amounted to 54.

     o The statement that "We (SRMI) have some other big projects like we did with Romania, working on .. they are government projects and the timelines are not easy to clearly define in which month they will fall in, but all I can say is fiscal year 2000 is going to look very exciting." should not have been made, as any initial discussions had not reached a level requiring disclosure and in fact have not occurred from the date of the statement to date despite premature expectations regarding same.

     o The statement that "We are seeing from our forecasting, we are seeing from our backlog that the year 2000 and also the second half of our business year now is going to give us the payback we're hoping for and it's even going to be bigger than we actually thought" does not provide sufficient information as to what was "actually thought" and thereby does not permit any realistic analysis as to what is meant by Swissray receiving the "payback we are hoping for". Accordingly, such statement should be disregarded.

     o The statement made with respect to sales of ddRMulti-Systems to the effect that "And when you look at our performance in ddR in our first year, in `97 when we started to sell we sold only four systems. In the second year `98 we sold eight systems. And now in only seven months of the new budget year of `99 we have sold already 53 systems." is not entirely accurate nor is statement that " So when you look at this very exponential growth rate, you can see the market becomes mature ..
          and Swissray is going to be a big company ....." Swissray did sell the number of systems indicated in fiscal years ended `97 and '98 but at the time the statement was made 53 systems may have been contracted for sale during fiscal year ended June 30, 2000 but in fact were not all sold (for revenue recognition purposes) until the conclusion of "1999" (i.e. fiscal year ended June 30, 2000) when Swissray reported sale of 54 systems. Terms such as "exponential growth" and "Swissray is going to be a big company" should not have been utilized since exponential growth at this stage of Swissray's operations would appear to presume an ongoing growth rate of a nature which may not occur, especially in view of the fact that a significant portion of such increase in the number of systems sold was directly attributable to Swissray's October 1999 contract for the sale of 32 of its ddRMulti-Systems to the Government of Romania. See also risk factor "Reliance on Large Customers" and "Recent Developments".

     o The expression and statement of confidence indicating that "We had about 1300 visitors at our booth (referring to the Radiological Society of North America ("RSNA") held in late 1999 in Chicago), which was an overwhelming success. Out of these 1300 , there are about 700 people who were very seriously interested in the technology, ... And actual sales prospects .. out of this RSNA three to four hundred real prospects .. we are now busy every day to turn those three to four hundred prospects into orders" and ".. I'm very confident that together with Hitachi we will be able to do that" should not be relied upon since there was no current way to ascertain to what extent and even over what period of time any of such prospects will result in orders.

     o Statements appearing to extrapolate assumptions based upon past sales such as "when you look at tendency how our sales picked up from four to eight to fifty-three in seven months you can assume the projections for next year will be very exciting" should not have been made. As indicated above, 54 systems were sold for the entire year and a significant portion of same were purchased by one entity (the Government of Romania). No assumption should be made regarding the extent of future sales based upon past performance.

     o The statement that "in the year (fiscal) 2000 we are definitely going to see the earnings we expect" is, on its face, meaningless absent any indication of what earnings are expected and, accordingly, should be disregarded.

     o The statement that a "break even analysis as we have it now with the current infrastructure is around 40-45 systems" was intended to and should have stated 40-45 systems per quarter.

     o The statement that "when we are conservative, looking at ten systems a month (referring to the sale of ten ddR Systems per month) ... potential is around four to four and a half-million dollar monthly revenue" would be accurate only if ten or more systems were sold each month but should be disregarded since such expectation may be unfounded and is not based upon any objective standard of past performance.

     o The statement that "the growth is tremendous. It was more than 600% in the past. So the growth will continue." again presumes too much. It was accurate to say that sales of ddRMulti-Systems for fiscal year ended June 30, 2000 (54 systems sold) compared favorably (on a percentage basis) with the eight systems sold in the preceding fiscal year. Extrapolations or projections based upon past sales should be disregarded without taking any inferences therefrom.

     o The statement that "... fiscal year 2000 is going to look very exciting" lacks sufficient factual information upon which to ascertain what is considered to be "very exciting" and should be disregarded.

     o The statements that "Our technology costs (referring to ddR Systems) about three times more than a conventional and the payback because we can operate the technology at a much lower cost, so that payback is (for customers purchasing ddR Systems) two to three years" and that "Although we can prove and all our customers have appreciated yearly cost savings of 200 to 250 thousand dollars, which gives them a return of investment on the technology of two to three years." standing alone does not provide sufficient information. "Payback" within any specific period of time and "cost savings" is dependent upon certain factors outside of Swissray's control such as the degree to which purchaser utilizes the equipment, i.e., the number of patients per day and number of x-rays taken. Assuming total utilization of ddR system purchased, payback and savings indicated may occur but such assumption should not be made as it is not a matter within Swissray's control.

     o While profit margins for sale of direct digital equipment compared quite favorably to those of conventional equipment, percentage comparisons should not be made due to variables in costs of sales relating to the specific nature of individual systems ordered and negotiated pricing based primarily upon nature of system and quantity as well as Swissray decisions regarding placement of system in any new territories where it may attempt to get an initial foothold.
          Similarly, statements such as "Each digital unit of sale generates nearly two cents a share in earnings" does not provide sufficient information and was not accurate since amount of sales varies and earnings per share is based upon number of shares outstanding, which has increased substantially over the years and was then the subject of further potential significant increases due to potential or eventual conversion of outstanding convertible debentures. In fact, at the time such statement was made the number of shares then outstanding approximated 20,984,669 shares while the number of shares outstanding as of November 30, 2000 was 31,324,782 and, accordingly, reference to "$0.02" per share earnings was meaningless since Swissray has still not had any earnings. See "Prospectus Summary - The Offering".

     o The statement made by the President of Liviakis Financial Communications, Inc. that "Swissray actually was on NASDAQ at one time and on a split adjusted basis had a high of over $80 at one time" was wrong. Such quoted statement number assumed that had the 1 for 10 split occurred at a time when the common stock of Swissray was $8.00 per share that the post 1 for 10 reverse split price accurately would have been $80. However, when the common stock was trading at such a high level no reverse stock split occurred nor was any consideration even given to effectuating a reverse stock split. The reverse stock split occurred on October 1, 1998 at a time when Swissray's common stock was approximately $0.12 per share.

                                 USE OF PROCEEDS

         Swissray will not receive any of the proceeds from the sale of the securities. All of the proceeds will be received by the selling shareholders.

                        MARKET PRICES AND DIVIDEND POLICY

         Swissray's common stock, $.01 par value was listed on the Nasdaq SmallCap Market and traded under the symbol SRMI until October 26, 1998 delisting. Since January 1999 Swissray's common stock has been trading on the Electronic Over-the-Counter Bulletin Board under the same symbol. The following table sets forth, for the periods indicated, the range of high and low bid prices on the dates indicated for Swissray's securities indicated below for each full quarterly period within the two most recent fiscal year, if applicable and any subsequent interim period for which financial statements are included and/or required to be included.

Fiscal Year Ended June 30, 1999                  Quarterly Common Stock Price
              By Quarter                                Ranges (1)(2)
-------------------------------------------      -------------------------------
Quarter              Date                         High               Low

1st              September 30, 1998 (3)          $.5625            $0.188
2nd              December 31, 1998               $1.375            $0.875
3rd              March 31, 1999                  $1.25             $0.375
4th              June 30, 1999                   $2.812            $2.437

Fiscal Year Ended June 30, 2000                  Quarterly Common Stock Price
              By Quarter                                Ranges (1)(2)
-------------------------------------------      -------------------------------
Quarter              Date                         High               Low

1st              September 30, 1999              $4.062            $1.875
2nd              December 31, 1999               $7.40625          $2.71875
3rd              March 31, 2000                  $9.937            $3.375
4th              June 30, 2000                   $4.05             $2.187

Fiscal Year Ended June 30, 2001                  Quarterly Common Stock Price
              By Quarter                                Ranges (1)(2)
-------------------------------------------      -------------------------------
Quarter              Date                         High               Low

1st              September 30, 2000              $2.812            $1.468
2nd              December 31, 2000               $1.750            $ .30


(1)      Swissray's common stock began trading on the Nasdaq SmallCap market on March 20, 1996 with an opening bid of $4.75. The following statement specifically refers to the Common Stock activity, if any, prior to March 20, 1996 and subsequent to October 26, 1998 NASDAQ delisting. The existence of limited or sporadic quotations should not of itself be deemed to constitute an "established public trading market." To the extent that limited trading in Swissrays's Common Stock took place, such transactions have been limited to the over-the-counter market. Until March 20, 1996 and since October 26, 1998, all prices indicated are as reported to Swissray by broker-dealer(s) making a market in its common stock in the National Quotation Data Service ("pink sheets") and in the Electronic Over-the-Counter Bulletin Board. During these dates Swissray's Common Stock was not traded or quoted on any automated quotation system other than as indicated herein. The over-the-counter market and other quotes indicated reflect inter-dealer prices without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

(2) All prices indicated hereinabove for quarters up to but excluding quarter ending December 31, 1998 reflect price ranges as they existed during the quarters indicated but do not retroactively reflect a 1 for 10 reverse stock split effective October 1, 1998.

(3) On the date of NASDAQ's delisting (October 26, 1998) the common stock price was $.97 per share while on the date immediately prior to effectiveness of the reverse stock split (October 1, 1998) the stock price was $.118 per share.

         As of the close of business on December 31, 2000 there were 408 of record stockholders of Swissray's Common Stock and 84,097,256 shares issued and outstanding.

         The payment by Swissray of dividends, if any, in the future rests within the discretion of its board of directors and will depend, among other things, upon Swissray's earnings, its capital requirements and its financial condition, as well as other relevant factors. Swissray has not paid or declared any dividends upon our common stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

Continued NASDAQ Delisting

                  Initial Delisting

         On October 26, 1998 NASDAQ determined to delist Swissray's securities from The NASDAQ Stock Market effective with the close of business October 26, 1998. The advise accompanying the delisting letter indicated in pertinent part that

     |X| the bid price of Swissray's common stock had fallen below $1.00 per share on October 26, 1998 despite Swissray having demonstrated ".. a closing bid price in excess of $1.00 for a period of 17 consecutive trading days" and

     |X| Swissray's 15 day extension within which to timely file its Form 10-K for fiscal year ended June 30, 1998 had expired October 15, 1998 and, accordingly, Swissray is now deficient in filing its 10-K for the fiscal year ended June 30, 1998. Swissray filed such Form 10-K on December 3, 1998 and attributed its entire delay to the fact that its former auditors failed and refused to complete the necessary audit in a timely or otherwise manner necessitating Swissray's engagement of new auditors.

The October 26, 1998 delisting letter further indicated that the Panel lacked confidence in Swissray's ability to sustain compliance with the per share bid price requirement and further raised concerns, based upon Swissray's history of losses, as to its ability to satisfy net tangible asset requirements.

         The Council, by letter dated December 9, 1998, and on its own initiative, called for review of the above referenced Panel's decision and Swissray also timely requested the Council to review its decision.

         Prior to the above referenced delisting and on May 6, 1998 Nasdaq advised Swissray that its common stock had failed to maintain a closing bid price of at least $1 for the previous 30 consecutive trading days and that Swissray had 90 days, until August 6, 1998, to comply with the bid price requirement. On October 1, 1998 Swissray effected a one for ten reverse stock split which resulted in a bid price of at least $1 for a period of 17 consecutive trading days. The bid price for Swissray's common stock on the date before the reverse stock split was $.118.

                     Swissray Appeal From Delisting Decision

         Swissray formally requested a review of NASDAQ's decision in a timely manner and such request was confirmed by NASDAQ on November 16, 1998 wherein NASDAQ indicated that Swissray had until January 15, 1999 for our submission of any additional information we may deem pertinent for purposes of Council's consideration. Accordingly, Swissray provided certain new and significant information, in a timely manner for NASDAQ's consideration.

         On April 1, 1999 the Council issued a Decision whereby it reversed and remanded the decision of the NASDAQ Panel with instructions, having found that Swissray was not provided with adequate notice and opportunity to respond to all of the basis upon which the Panel apparently determined to delist Swissray's securities.

         The Council's instructions directed NASDAQ staff and Panel to determine whether Swissray complied with all continued listing requirements for the Nasdaq SmallCap Market and demonstrated the ability to maintain compliance with these requirements in the long term. Such Council's decision directed the staff to conclude its review and provide its findings to the Panel within 45 days from April 1, 1999. The decision further stated that "If, at the time of the staff's review, the staff finds that Swissray meets all of the requirements for continued listing on The Nasdaq SmallCap Market, demonstrates the ability to maintain compliance with these requirements in the long term, and there are no new adverse developments, the Panel should relist Swissray on the SmallCap Market. If, however, the staff finds that Swissray does not meet all of the continued listing requirements or does not demonstrate the ability to maintain compliance with these requirements for the long term, the Panel must notify Swissray of which requirement(s) it fails to satisfy." (providing Swissray with 15 days to respond).

         By letter dated July 7, 1999 Swissray requested that the Panel delay in making any determination on the issues involved until July 30, 1999 so that Swissray would have ample time within which to conduct its July 23, 1999 Annual Meeting of Stockholders, at which time it anticipated that it would receive stockholder approval (which it subsequently did receive) for the purpose of creating a class of preferred stock. Swissray further anticipated that it would utilize such new class of preferred stock so as to convert outstanding debentures into non-redeemable convertible preferred stock. Plans to convert debentures into preferred stock did not go forward as the primary purpose therefore (at that time) was to increase market capitalization (i.e., total outstanding shares multiplied by bid price) so as to comply with the $35,000,000 minimum market capitalization required by NASDAQ. As of August 8 , 2000 Swissray market capitalization amounted to $38,078,970 inclusive of $10,279,750 as a result of the issuance of 6,326,000 shares as follows: (a) 2,000,000 shares issued to Ruedi G. Laupper, Swissray's President, as per agreement of March 29, 1999 and subsequent Board meeting of June 30, 1999, (b) 3,000,000 shares issued to Liviakis Financial Communications, Inc. ("LFC") as per consulting agreement effective March 29, 1999, (c) an additional 526,000 shares issued to LFC as per new consulting agreement dated March 29, 2000 and (d) 800,000 shares issued to Rolcan Finance Ltd. As per consulting agreement effective March 29, 1999.

                            Second Decision to Delist

         The Panel, in its November 5, 1999 decision, opined that Swissray failed to evidence compliance with all requirements for continued listing on the NASDAQ SmallCap Market notwithstanding its acknowledgment that Swissray met all quantitative requirements for continued listing. This opinion was based upon the Panel's subjective determination that shareholder approval should have been obtained prior to Swissray's issuance on July 6, 1999 of 2,000,000 restrictive shares of its common stock to its President for and in consideration of his waiving certain rights to performance based bonuses as contained in his employment agreement with Swissray. The Panel cited as a basis for such determination the NASDAQ Marketplace rules which require shareholder approval when shares issued exceed the lesser of 1% of the total shares outstanding at the time of issuance or 25,000 shares.

         The Panel decision also indicated that as a separate matter it believed that Swissray's issuance of 3,000,000 shares to LFC which exceeded 20% of total shares outstanding and which was priced below market violated NASDAQ Marketplace Rules based upon Swissray's failure to obtain prior shareholder approval. Notwithstanding the fact that Swissray was not on NASDAQ at the time of security issuance, the Panel indicated that NASDAQ corporate governance rules make specific provision permitting review of Swissray activities on a case by case basis even while its securities are not listed on NASDAQ. The Panel, in its subjective determination, also stated that it believed that Swissray

     |X|  has,  since  October  1998,  demonstrated  a continued  disregard  for
          existing   shareholders'  rights,  raising  public  interest  concerns pursuant to Nasdaq Marketplace Rules 4300 and 4330(a)(3) and

     |X| had exhibited preferential treatment to Swissray insiders creating an overall dilutive effect on outstanding shareholders' interests without their prior approval and that such actions demonstrated (in the Panel's belief) Swissray's disregard for shareholders rights.

         Swissray, as indicated in its appeal, wholly disagreed with the Panel's subjective determination as well as the Council's adverse June 1, 2000 decision as referred to directly below.

                     Council's Decision to Affirm Delisting

                  In its June 1, 2000 decision the Council affirmed the decision of the Panel indicating that it agreed with the Panel's conclusions that the issuance of shares of Swissray common stock to both Swissray's President and LFC required stockholder approval. The Panel further indicated that the shareholder approval rules exist to provide shareholders with a voice in significant transactions and that through Swissray's actions our shareholders were denied that voice. The Council further indicated that Swissray's proposal that shareholders ratify these issuances was not, in its opinion, an adequate remedy to the shareholder approval violations. In making such determination the Council further indicated that Proxy solicitation to all shareholders provides shareholders with certain required disclosure and permits shareholders to object to a transaction or to sell their shares in advance thereof based upon such disclosure and that this is fundamental to protection of existing shareholders. The Panel deemed that ratification, on the other hand, deprived shareholders of a meaningful opportunity to offer input prior to consummation of a transaction and, therefore, is not an adequate remedy. The Panel further indicated (as a separate ground) that the issuance of shares to Swissray's President and LFC was a "new adverse development" contrary to Nasdaq's shareholder approval rules.

         The Council indicated that whether such issuances ultimately benefited Swissray, as claimed by Swissray, is irrelevant. The Council also found that the consolidation of 41% of voting power with Swissray's President through transactions that could not have been made without shareholder approval while Swissray was traded on Nasdaq was a further adverse development (even though Swissray's securities were not traded on Nasdaq at the time of issuance). Notwithstanding the above Swissray presented for stockholder ratification on July 12, 2000 the issue regarding Swissray issuance of 2,000,000 shares of its common stock to our President in exchange for cancellation of bonus rights referred to in preceding subsection and in excess of 96% of all votes cast, excluding abstentions which included Swissray's President voted in favor of ratifying the issuance of such shares to Swissray's President.

         The Council further noted that Swissray did not demonstrate compliance with maintenance criteria on a fixed date of June 21, 1999 notwithstanding its acknowledgment that in the Panel's November 8, 1999 decision the Panel acknowledged that at this later date Swissray appeared to be in compliance with all continued listing requirements.

         Pursuant to NASD Rule 4850(a), the NASD Board of Governors had the discretion to call this Decision for review in connection with its upcoming meeting. On July 28, 2000 Swissray was provided with written notice that the NASD Board has declined to call for review the June 1, 2000 decision of the Council and that accordingly the decision of the Council represents the final action of Nasdaq.

         Quantitative requirements refer to maintenance standards for continued listing and primarily required (at that time) at least

     |X|  net  tangible  assets  of  $2,000,000  or  market   capitalization  of
          $35,000,000 or net income in two of the last three years of $500,000 ,

     |X|  a public shares float of 500,000,
     |X| a market value of public float of $1,000,000, |X| a minimum bid price of $1.00, |X| shareholders of 300,
     |X|  two market makers,
     |X|  two independent directors and
     |X|  an independent audit committee.

                                 CAPITALIZATION


         The following table sets forth (i) the current liabilities and capitalization of Swissray as of December 31, 2000.


                                                                        Actual

Current liabilities                                                  12,094,582
Long-term liabilities, net of current portion                            60 696
Total liabilities                                                    12,155,278
Common stock subject to put                                             319,985
Stockholders' equity:
      Common stock, $.01 par value,100,000,000
         shares authorized; 83,983,841 issued and
         outstanding;                                                   839,838
      Additional paid-incapital                                     112,138,906
      Treasury stock                                                 (2,040,000)
      Accumulated deficit                                          (100,248,029)
      Accumulated other comprehensive loss                           (1,566,841)
      Common stock subject to put                                      (319,985)
      Deferred compensation                                            (332,800)
                                                               -----------------
Total stockholders' equity                                            8,471,089
                                                               -----------------
Total liabilities and stockholders' equity                           20,946,352
                                                               =================

                             Swissray International
                      SELECTED CONSOLIDATED FINANCIAL DATA


The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus. The selected consolidated financial data as of and for the fiscal years ended June 30, 1996, June 30, 1997, June 30, 1998, June 30, 1999, June 30, 2000 and the three months ended September 30, 2000 and September 30, 1999 are derived from the consolidated financial statements of the Company.


                                      Six Months Ended                            Year Ended
                                        December 31,                                June 30,
                                      -------------------     -------------------------------------------------------
                                        2000        1999        2000        1999        1998       1997         1996
                                      -------     -------     -------     -------     -------     -------     -------
                                                     (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales .........................    9,641       6,957       22,030      17,296      22,893      13,151       10,899
Cost of sales .....................    7,276       5,333       16,500      13,529      18,082       8,445        5,793
                                      -------     -------     -------     -------     -------     -------     --------

Gross profit ......................    2,365       1,624       5,530       3,767       4,811       4,706       5,106
Gross profit margin (%) ...........       25%         23%         25%         22%         21%         36%         47%

Selling, general and administrative    7,127      10,304      17,011      19,346      18,748      17,450      14,966
                                      -------     -------     -------     -------     -------     -------     -------
Operating loss ....................   (4,762)     (8,680)    (11,481)    (15,579)    (13,937)    (12,744)     (9,860)
Other expense (income) ............     (326)        (20)       (190)        (40)        281        (319)     (1,004)
Interest expense ..................    1,574       5,368      10,347       5,639       8,590         762         194
                                      -------     -------     -------     -------     -------     -------     -------

Loss from continuing operations
before income taxes ...............   (6,010)    (14,027)    (21,638)    (21,178)    (22,808)    (13,187)     (9,050)

Income tax provision (benefit) ....      --          --          --          --          --           110        (363)
                                      -------     -------     -------     -------     -------     -------     -------

Loss from continuing operations ...   (6,010)    (14,027)    (21,638)    (21,178)    (22,808)    (13,297)     (8,685)

Loss from continuing operations
     per common share .............    (0.21)      (0.87)      (1.14)      (3.24)      (8.48)      (8.41)      (6.69)
                                      =======     =======     =======     =======     =======     =======     =======

BALANCE SHEET DATA:
Total assets ......................    20,946      24,048      25,383      23,511      22,915      24,788      18,793
Long-term liabilities .............        61      16,098      14,150      15,501       7,771       5,635        --
Common stock subject to put .......       320         320         320       1,820       1,820         320        --


(1) On October 1, 1998 the Company declared a 1 for 10 reverse stock split. The financial statements for all periods presented have been retroactively adjusted for the split.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        All references herein to the "Swissray" refer to Swissray International, Inc. and its subsidiaries.

GENERAL

         The focus of Swissray is mainly on the industrialization and commercialization of the newly developed ddR System products and the building and strengthening of its organization and distribution channels in the principal markets USA and Europe.

         During the start-up of the production of Swissray's newly developed products, the gross margins were affected negatively because of the need of extra time for training the newly hired production staff and implementation of the production run as well as efforts made to improve and maintain the highest product quality. The sales of ddRMulti-System were slowed down by certain governmental requirements for the sale of Healthcare products, which differ from one country to the other. On July 26, 1998 SR Medical AG, Swissray's Swiss marketing subsidiary, was ISO 9002 and EN46002 certified. On March 8, 1999, Swissray Medical AG, Swissray's Swiss research and development, production and marketing subsidiary became ISO 9001 and EN 46001 certified. Appendix II for CE-Certification was received November 1999, which allows Swissray to use the CE-Label, including the medical device numbers for all products manufactured and/or sold through Swissray.

         Swissray started a restructuring process in the fourth quarter of its fiscal year ended June 30, 1998. With the sale of Empower's Film, Processor and Chemistry Business to E.M. Parker, Swissray continued its focus on digital Radiography. The process of restructuring is ongoing and relates primarily to Swissray's shifting of emphasis away from sale of conventional x-ray equipment so as to strengthen its focus upon direct digital radiography and the sale of ddRMulti-Systems.

         The process of  restructuring  also  included  the fact that during the last quarter of fiscal year 1998, Swissray decided to reorganize its U.S. operations and other branch offices and also decided to close down its office in Lusanne, Switzerland. The restructuring reserve for dissolving the office consisted of remaining lease payments through the year 2001 totaling approximately $90,000. Further, Swissray decided to merge two of its branch offices in Europe. A restructuring reserve of $10,000 was necessary for picking up various commitments.

         Additionally, Swissray's U.S.operations consist of three legal entities doing business in the State of New York having been relocated from the State of Washington. The plan for reorganization consisted of the following:

        o    merge existing entities  into one legal entity,
        o    reorganize the selling force and management teams,
        o analyze all customers and lines of business for profitability and long term strategies and
        o relocate the operations, including personnel, to the East Coast which required Swissray to vacate its facility in Washington.

YEAR 2000 POLICY STATEMENT AND COSTS

         Total year 2000 costs approximated $100,000 with approximately 50% thereof being allocated towards testing and surveying of Swissray own products.

         Neither Swissray nor any third party with whom it has material relationships, suffered any significant adverse consequences resulting from the transition to Year 2000 or thereafter.

   (a)THREE-MONTH PERIOD ENDED DECEMBER 31, 2000 COMPARED TO THREE-MONTH PERIOD ENDED DECEMBER 31, 1999

RESULTS OF  OPERATIONS

     Net sales amounted to $4,711,929 for the three-month period ended December 31, 2000, compared to $3,077,861 for the three-month period ended December 31, 1999, an increase of $1,634,068, or 53.09% form the three-month period ended December 31, 1999.The 53.09% increase in net sales was mainly due to the sale of ddR-Systems increasing by 233.79% or $2,099,787 and Information Solutions increasing 1,124.07% or $863,283. This significant increase was slightly offset by a decrease in conventional x-ray of 92.83% ($331,837) and conventional OEM-Business of 73.56% ($1,000,146). The decrease in conventional x-ray and conventional OEM-Business is due to Swissray's conscious effort of promoting sales of ddR-Systems with a corresponding decline of interest in sales of conventional x-ray and conventional OEM-Business.

     Gross profit amounted to $1,174,838 or 24.93% of net sales for the three-month period ended December 31, 2000, compared to $723,034 or 23.49% of net sales for the three-month period ended December 31, 1999. The increase in gross profit as a percentage of net revenues is attributable to the fact that the percentage of sales of ddRMulti-Systems to total sales increased to 63.62% of total sales for the three-month period ended December 31, 2000 from 29.18% for the three-month period ended December 31, 1999.

     Operating expenses were $3,944,794, or 83.72% of net revenues, for the three-month period ended December 31, 2000, compared to $7,254,885,or 235.71% of net revenues for the three-month period ended December 31, 1999. The principle items were salaries (net of officers and directors compensation) of $1,114,379 or 23.65% of net sales for the three-month period ended December 31, 2000 compared to $1,400,690 or 45.51% of net sales for the three-month period ended December 31, 1999 and selling expenses of $1,265,161 or 26.85% of net sales for the three-month period ended December 31, 2000 compared to $1,618,956 or 52.6% of net sales for the three-month period ended December 31, 1999. Research and development expenses were $726,842 or 15.43% of net sales for the three-month period ended December 31, 2000 compared to $429,839 or 13.97% of net sales for the three-month period ended December 31, 1999. Officers and directors compensation was $ 183,916 or 3.9% of net sales for the three-month period ended December 31, 2000 compare to $2,287,577 or 74.32% of net sales for the three-month period ended December 31, 1999, general and administrative expenses were $166,263 or 3.53% of net sales for the three-month period ended December 31, 2000 compared to $659,136 or 21.42% of net sales for the three-month period ended December 31, 1999 and other operating expenses were $157,353 or 3.34% of net sales for the three-month ended December 31, 2000 compared to $486,171 or 15.8% of net sales for the three-month ended December 31, 1999. The decrease in officers and directors compensation and general and administrative expenses is manly due to the issuance of shares in the three-month period ended December 31, 1999.

     Interest expense decreased to $428,180 for the three-months ended December 31, 2000 compared to $2,949,697 for the three-months ended December 31, 1999. This decrease is primarily due the lack of interest expense for amortization of Debenture issuance cost and Conversion Benefit in the three-month period ended December 31, 2000.

   (b)SIX-MONTH PERIOD ENDED DECEMBER 31, 2000 COMPARED TO SIX-MONTH PERIOD ENDED DECEMBER 31, 1999

  RESULTS OF  OPERATIONS

     Net sales amounted to $9,640,754 for the six-month period ended December 31, 2000, compared to $6,957,028 for the six-month period ended December 31, 1999, an increase of $2,683,726, or 38.58% form the six-month period ended December 31, 1999. The 38.58% increase in net sales was mainly due to the sale of ddR-Systems increasing by 184.98% or $4,036,321 and Information Solutions increasing 1,134,08% or $1,487,350. This significant increase was offset by a decrease in conventional x-ray of 87.35% ($751,942) and conventional OEM-Business of 65.41% ($1,887,782). The decrease in conventional x-ray and conventional OEM-Business is due to Swissray's conscious effort of promoting sales of ddR-Systems with a corresponding decline of interest in sales of conventional x-ray and conventional OEM-Business.

     Gross profit amounted to $2,365,149 or 24.53% of net sales for the six-month period ended December 31, 2000, compared to $1,624,466 or 23.35% of net sales for the six-month period ended December 31, 1999. The increase in gross profit as a percentage of net revenues is attributable to the fact that the percentage of sales of ddRMulti-Systems to total sales increased to 64.5% of total sales for the six-month period ended December 31, 2000 from 31.36% for the six-month period ended December 31, 1999.

     Operating expenses were $7,127,497, or 73.93% of net revenues, for the six-month period ended December 31, 2000, compared to $10,304,079, or 148.1% of net revenues for the six-month period ended December 31, 1999. The principle items were salaries (net of officers and directors compensation) of $2,105,732 or 21.84% of net sales for the six-month period ended December 31, 2000 compared to $2,423,131 or 34.83% of net sales for the six-month period ended December 31, 1999 and selling expenses of $2,106,124 or 21.85% of net sales for the six-month period ended December 31, 2000 compared to $2,372,488 or 34.1% of net sales for the six-month period ended December 31, 1999. Research and development expenses were $1,338,489 or 13.88% of net sales for the six-month period ended December 31, 2000 compared to $895,072 or 12.87% of net sales for the six-month period ended December 31, 1999. Officers and directors compensation was $ 328,908 or 3.41% of net sales for the six-month period ended December 31, 2000 compare to $2,425,390 or 34.86% of net sales for the six-month period ended December 31, 1999, general and administrative expenses were $351,880 or 3.65% of net sales for the six-month period ended December 31, 2000 compared to $921,881 or 13.25% of net sales for the six-month period ended December 31, 1999 and other operating expenses were $236,217 or 2.45% of net sales for the six-month ended December 31, 2000 compared to $571,720 or 8.22% of net sales for the six-month ended December 31, 1999. The decrease in officers and directors compensation and general and administrative expenses is manly due to the issuance of shares in the six-month period ended December 31, 1999.

     Interest expenses decreased to $1,573,769 for the six-months ended December 31, 2000 compared to $5,368,310 for the six-months ended December 31, 1999. This decrease is primarily due the lack of interest expense for amortization of Debenture issuance cost and Conversion Benefit in the six-month period ended December 31, 2000.

FINANCIAL CONDITION

December 31, 2000 compared to June 30, 2000

     Total assets of Swissray on December 31, 2000 decreased by $4,436,662 to $20,946,352 from $25,383,014 on June 30, 2000, primarily due to the decrease of current assets. Current assets decreased $4,522,278 to$9,309,223 on December 31, 2000 from $13,831,501 on June 30, 2000. The decrease in current assets is attributable to the decrease of cash and cash equivalents of $1,390,151, restricted cash of $1,385,600, accounts receivable of $1,175,356 and the decrease in prepaid expenses and sundry receivables of $397,838 and inventory of $173,333. Other assets decreased $12,569 to $5,238,328 on December 31, 2000 from $5,250,897 on June 30, 2000. The decrease is attributable to the amortization of the licensing agreement, patents & trademark,software development cost and the goodwill being offset by an increase in loan receivable affiliates.

     On December 31, 2000, Swissray had total liabilities of $12,475,263 compared to $35,704,030 on June 30, 2000. On December 31, 2000, current liabilities were $12,094,582 compared to $21,233,649 on June 30, 2000. Working capital at December 31, 2000 was $(2,785,359) compared to $(7,402,148) at June30, 2000.

CASH FLOW AND CAPITAL EXPENDITURES SIX MONTH PERIOD ENDED DECEMBER 31, 2000 COMPARED TO SIX MONTH PERIOD ENDED DECEMBER 31, 1999.

     Cash used for operating activities for the six months ended December 31, 2000 was $2,308,589 compared to $5,451,822 for the six months ended December 31, 1999. Cash used for investing activities was $388,064 for the six months ended December 31,2000 compared to $524,012 for the six months ended December 31,1999. Cash flow from financing activities for the six months ended December 31, 2000 was $1,599,723 compared to cash flow of $8,327,906 for six months ended December 31, 1999.

Liquidity

         Swissray anticipates that its use of cash will be substantial for the foreseeable future. In particular, management of Swissray expects substantial expenditures in connection with the production of the planned increase of sales, the continuation of the strengthening and expansion of Swissray's marketing organization and, to a lesser degree, ongoing research and development projects. Swissray expects that funding for these expenditures will be available out of Swissray's, future cash flow.

         The availability of a sufficient future cash flow will depend to a significant extent on the marketability of Swissray's ddRMulti-System. Absent sufficient cash flow to satisfy Swissray's requirements, it may be necessary for Swissray to attempt to secure some form of financing and there can be no assurance whether or not such financing will be available on terms satisfactory to management.

         Management of Swissray has no current intention to engage in any further convertible debenture financing in the manner heretofore engaged in (or otherwise) and as summarized hereinafter. To the extent that any of the debentures referred to hereinafter under "Liquidity" had not been fully converted or subject to mandatory conversion, which date has since passed, same have been canceled, extinguished and replaced in consideration for the issuance of a portion of those shares of restrictive common stock being registered hereunder.

         On March 16, 1998, Swissray issued $5,500,000 aggregate principal amount of 6% convertible debentures (the "Convertible Debentures"), convertible into Common Stock of Swissray to the following financing participants - Atlantis Capital Fund, Ltd., Canadian Advantage Limited Partnership, Dominion Capital Fund, Ltd. and Sovereign Partners LP. After deducting legal fees of $35,000, and placement agent fees of $550,000 directly attributable to such offering, Swissray received a net amount of $4,915,000. All Convertible Debentures were issued to accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Act ("Regulation D") and Swissray has received written representations from each investor to that effect. One Hundred percent of the face amount of the Convertible Debentures were convertible into shares of Common Stock of Swissray at the earlier of May 15, 1998 or the effective date of a registration statement at a conversion price equal to 80% of the average closing bid price for the ten trading days preceding the date of conversion. Any Convertible Debentures not so converted are subject to mandatory conversion by Swissray on the 24th monthly anniversary of the date of issuance of the Convertible Debentures. All of these debentures have been converted.

         In June of 1998, Swissray issued $2,000,000 aggregate principal amount of 6% convertible debentures (the "Convertible Debentures"), convertible into Common Stock of Swissray to the following financing participants - Canadian Advantage Limited Partnership, Dominion Capital Fund, Ltd. and Sovereign Partners LP. After deducting fees directly attributable to such offering Swissray received a net amount of $1,760,000. All Convertible Debentures were issued to accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Act ("Regulation D") and Swissray has received written representation from each investor to that effect. One Hundred percent of the face amount of the Convertible Debentures were convertible into shares of Common Stock of Swissray at the earlier of August 14, 1998 or the effective date of a registration statement at a conversion price equal to 80% of the average closing bid price for the ten trading days preceding the date of conversion. Any Convertible Debentures not so converted are subject to mandatory conversion by Swissray on the 24th monthly anniversary of the date of issuance of the Convertible Debentures. All of these debentures have been converted.

         On August 31, 1998 Swissray issued $3,832,849 aggregate principal amount of 5% convertible debentures (the "Convertible Debentures") including a 25% premium and accrued interest, convertible into Common Stock of Swissray to the following financing participants - Atlantis Capital Fund, Ltd., Canadian Advantage Limited Partnership, Dominion Capital Fund, Ltd. and Sovereign Partners LP. Swissray did not receive any cash proceeds from the offering of the Convertible Debentures. The full amount was paid by investors to holders of Swissray's Convertible Debentures issued on March 16, 1998 holding $3,000,000 of such Convertible Debentures as repayment in full of Swissray's obligations under such Convertible Debentures. During the same period Swissray issued $2,311,000 aggregate principal amount of 5% Convertible Debentures, convertible into Common Stock of Swissray. After deducting fees, commissions and escrow fees in the aggregate amount of $311,000 Swissray received a net amount of $2,000,000. The face amount of both Convertible Debentures were convertible into shares of Common Stock of Swissray commencing March 1, 1999 at a conversion price equal to 82% of the average closing bid price for the ten trading days preceding the date of the conversion or $1.00 whichever is less. Any convertible Debentures not so converted are subject to mandatory conversion by Swissray on the 24th monthly anniversary of the date of issuance of the Convertible Debentures. All of these debentures have been converted in accordance with 2 year mandatory conversion provisions.

         On October 6, 1998 Swissray issued $2,940,000 aggregate principal amount of 5% convertible debentures (the "Convertible Debentures") including, as part of the terms of this financing, $540,000 repurchase of stock (717,850 and 747,150 shares from Dominion Capital Fund, Ltd. and Sovereign Partners LP respectively), convertible into Common Stock of the Swissray to the following financing participants - Dominion Capital Fund, Ltd. and Sovereign Partners LP. After deducting fees, commissions and escrow fees in the aggregate amount of $300,000 Swissray received a net amount of $2,100,000. The face amount of the Convertible Debentures were convertible into shares of Common Stock of Swissray any time after the closing date at a conversion price equal to 82% of the average closing bid price for the ten trading days preceding the date of the conversion or $1.00 whichever is less. Any Convertible Debentures not so converted are subject to mandatory conversion by Swissray on the 24th monthly anniversary of the date of issuance of the Convertible Debentures. All of these debentures have been converted in accordance with 2 year mandatory conversion provisions.

         Each of the following convertible debenture transactions hereinafter referred to through that which occurred as a result of default of August 11, 1999 promissory note have since been canceled in exchange for the issuance of a portion of those restrictive shares of Swissray common stock being registered hereunder.

         Swissray received gross proceeds of $1,080,000 in December, 1998, pursuant to promissory notes bearing interest at the rate of 5% per annum for the first 90 calendar days (through March 13, 1999) with Swissray having the option to extend the notes for an additional 60 days with interest increasing 2% per annum during the 60 day period. Swissray exercised its extension option. As further consideration for the loan, Swissray issued Lenders Warrants to purchase up to 50,000 shares of Swissray's common stock exercisable, in whole or in part, for a period of up to 5 years at $.375 (the bid price for Swissray shares on the date of closing). The promissory notes (held by Dominion Capital Fund, Ltd. and Sovereign Partners) were not paid by their due date and the terms of a Contingent Subscription Agreement, Debenture and registration rights agreement automatically went into effect with debentures bearing interest at the rate of 5% per annum (payable in stock or cash at Swissray's option) and being convertible, at any time at 82% of the 10 day average bid price for the 10 consecutive trading days immediately preceding the conversion date or $1.00 whichever is less. The documents also provide for certain Swissray redemption rights at percentages ranging from 115% of the face amount of the Debenture to 125% of the face amount of the debenture dependent upon redemption date, if any as more specifically set forth in the last paragraph to this subsection.

         Swissray was also required to register those shares of common stock underlying the convertible debentures.

         On January 29, 1999 Swissray issued a principal aggregate amount of $1,170,000 of convertible debentures ("Convertible Debenture"), convertible into Common Stock of Swissray to the following financing participants - Dominion Capital Fund, Ltd., Dominion Investment Fund LLC and Sovereign Partners LP at a conversion price of 82% of the average closing bid price for the ten trading days preceding the date of conversion together with accrued interest of 3% for the first 90 days, 3.5% for 91-120 days and 4% for 120 days and thereafter. As further consideration for the loan, Swissray issued Lenders Warrants to purchase up to 58,500 shares of Swissray's common stock exercisable, in whole or in part, for a period of up to 5 years at $1.00 per share. After deducting fees directly attributable to such offering Swissray received a net amount of $1,020,000. All Convertible Debentures were issued to accredited investors as defined in Rule 501(a) of regulation D promulgated under the Act ("Regulation D") and Swissray received written representations from each investor to that effect. Any Convertible Debenture not so converted are subject to mandatory conversion by Swissray on the 24th anniversary date of issuance of the Convertible Debentures.

         On March 2, 1999 Swissray entered into a second promissory note (contingent convertible debenture financing) with the same lenders as the December 1998 transaction described directly above (i.e., Dominion Investment Fund LLC and Sovereign Partners LP) with terms and conditions identical to those set forth above excepting

         o      gross proceeds amounted to $1,110,000,
         o      the initial due date of such notes was May 31, 1999,
         o the potential 60 day extension date on such promissory notes was July 30, 1999, but such extension right was never utilized,
         o the conversion price is 80% of the 10 day average closing bid price for the 10 consecutive trading days immediately preceding conversion date and
         o Warrants were issued (similarly exercisable over 5 years) to purchase up to 50,000 shares of common stock at 125% of the average 5 day closing bid price of Swissray's common stock immediately preceding the date of closing but in no event at less than $1.00 per share.

In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical in all material respects to those described above regarding December 1998 transaction. The promissory notes were not paid by their due date and the terms of a Contingent Subscription Agreement and registration rights agreement automatically went into effect.

         On March 26, 1999 Swissray entered into a third promissory note (contingent convertible debenture financing) with terms and conditions identical to those set forth in the March 2, 1999 promissory note financing referred to directly above excepting

          |X| the lender is different, to wit: Aberdeen Avenue, LLC, |X| gross proceeds amounted to $550,000, |X| the initial due date of such note was June 25, 1999, |X| the potential 60 day extension date on such promissory note was
              August 24, 1999 but such extension right was never utilized  and

          |X| Warrants  were  issued  (similarly  exercisable  over  5 years) to purchase up to 27,500 shares of common stock at 125% of the average 5 day closing bid price of Swissray's common stock immediately preceding the date of closing but in no event at less than $1.00 per share.

 In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical to those described in the above referenced March 2, 1999 transaction. The promissory notes were not paid by their due date and the terms of a Contingent Subscription Agreement and registration rights agreement automatically went into effect.

         From May 14, 1999 to June 9, 1999, in a single financing Swissray issued a principal aggregate amount of $850,000 of convertible debentures, convertible into common stock of Swissray to the financing participants, Endeavor Capital Fund SA, Excaliber Limited Partnership and Carbon Mesa Partners LLC at a conversion price of 80% of the average closing bid price for the ten trading days preceding the date of conversion together with accrued interest of 5%. After deducting fees directly attributable to this offering Swissray received a net amount of $772,727. All Convertible Debentures were issued to accredited investors as defined in Rule 501(a) of regulation D promulgated under the Act and Swissray received written representations from each investor to that effect. Any convertible debenture not so converted are subject to mandatory conversion by Swissray on the 24th anniversary date of issuance of the convertible debentures.

         On July 9, 1999 Swissray entered into a fourth promissory note (contingent convertible debenture financing) with terms and conditions identical to those set forth in the March 2, 1999 promissory note financing referred to above excepting

        o the lender is different, to wit: Southshore Capital, Ltd. now assigned to Parkdale LLC
        o        gross proceeds amounted to $1,100,000,
        o the due date of the note is August 23, 1999 with no right to extend and
        o        the debenture holder did not receive any warrants.

In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical to those described in the above referenced March 2, 1999 transaction. The promissory notes were not paid by their due date and the terms of a contingent subscription agreement, convertible debenture and registration rights agreement automatically went into effect.

         On August 11, 1999 Swissray entered into a fifth promissory note (contingent convertible debenture financing) with terms and conditions identical to those set forth in the March 2, 1999 promissory note financing referred to above excepting

        o        the lender is different, to wit: Aberdeen Avenue, LLC,
        o        gross proceeds amounted to $1,400,000,
        o the due date of such note is November 11, 1999 with no right to extend and
        o        the debenture holder did not receive any warrants.

In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical to those described in the above referenced March 2, 1999 transaction. The promissory note was not paid on its due date and the terms of the contingent subscription agreement, convertible debenture and registration rights agreement automatically went into effect.

         Pursuant to an agreement entered into on September 2, 1999, Swissray authorized a purchaser to purchase 1,000,000 shares at $1.00 per share (which occurred on September 7, 1999) and up to an additional 2,000,000 shares at $1.50 per share so long as the first 1,000,000 shares were purchased on or before September 30, 1999 and as long as the purchaser purchased at least an additional 1,000,000 shares within 60 days of its first purchase. The first purchase, as aforesaid, was made on September 7, 1999 (at $1.00 per share) while the next 1,000,000 shares were purchased on October 19, 1999 (500,000 shares at $1.50 per share) and November 1, 1999 (500,000 shares at $1.50 per share). Having met the purchase requirements, the purchaser was entitled (through March 1, 2000) to purchase the balance of the shares referred to at $1.50 but only purchased 666,667 shares at such price in December 1999.

         In accordance with the terms of these subscription agreements and registration rights agreements all 2,666,667 shares sold were registered. The investment participants involved in the above transactions and the number of shares and purchase price per share paid by each of such participants is as follows:

        o Parkdale LLC - 1,000,000 shares at $1.00,
        o Southridge  Capital Management LLC - 333,334 shares at $1.50,
        o Striker Capital - 833,334 shares at $1.50,
        o Alfred Hahnfeldt - 333,332 shares at $1.50 and
        o Greenfield Investments Consultants LLC - 166,667 shares at $1.50.

         In February 2000 Swissray entered into an additional separate transaction whereby it sold 333,333 restrictive shares of its common stock at $3.00 per share to Dundurn Street LLC. In accordance with the terms of the Subscription Agreement and registration rights agreement all 333,333 shares sold were registered.

YEAR ENDED JUNE 30, 2000 COMPARED TO YEAR ENDED JUNE 30, 1999

RESULTS OF OPERATIONS

         Net sales amounted to $22,030,124 for the year ended June 30, 2000, compared to $17,295,882 for the year ended June 30, 1999 an increase of $4,734,242 or 27.4% from the year ended June 30, 1999. The 27.4% increase in net sales was mainly due to the sales of ddRMulti-Systems increasing by 486.5% or $11,728,441. This significant increase was slightly offset by a decrease in conventional x-ray of 32.3% ($861,006) and conventional OEM-Business of 60.4% ($5,923,145). The decrease in conventional x-ray and conventional OEM-Business is due to Swissray's conscious effort of promoting sales of ddRMulti-Systems with a corresponding decline of interest in sales of conventional x-ray and conventional OEM-Business.

         In the past Swissray has been substantially reliant upon Philips Medical Systems ("Philips") but at this stage of Swissray's maturation process and as same continues to develop, reliance upon Philips has correspondingly decreased. Additionally, Swissray's agreement with Philips relates to conventional x-ray equipment which has been a low profit margin item. More and more this type of sale is being replaced by Swissray sale of conventional x-ray equipment directly to purchasing country and/or hospital and/or to the ultimate user thereof and more significantly and importantly by Swissray's sales of its ddRMulti-System - our flagship product.

         Gross profit increased by $1,763,547 or 46.8% to $5,530,128 for the year ended June 30, 2000, from $3,766,581 for the year ended June 30, 1999. Gross profit as a percentage of net revenues increased to 25.1% for the year ended June 30, 2000 from 21.8% for the year ended June 30, 1999. The increase in gross profit as a percentage of net revenues is attributable to the fact that the percentage of sales of ddRMulti-Systems to total sales increased to 64.2% of total sales for the year ended June 30, 2000 from 13.9% for the year ended June 30, 1999.

         Operating expenses decreased by $2,334,842 or 12.1% to $17,011,097, or 77.2% of net revenues, for the year ended June 30, 2000, from $19,345,939 or 111.9% of net revenues for the year ended June 30, 1999. The principal items were officers and directors compensation of $2,831,662 or 12.9% of net sales for the year ended June 30, 2000 compared to $5,014,293 or 29% of net sales for the year ended June 30, 1999, salaries (net of officers and directors compensation) of $3,762,009 or 17.1% of net sales for the year ended June 30,2000 compared to $3,784,305 or 21.9% of net sales for the year ended June 30, 1999 and selling expenses of $4,352,016 or 19.8% of net sales for the year ended June 30, 2000 compared to $3,207,646 or 18.5% of net sales for the year ended June 30, 1999. Research and development expenses were $1,914,065 or 8.7% of net sales for the year ended June 30, 2000 compared to $1,808,107 or 10.5% of net sales for the year ended June 30, 1999. The increase is primarily due to the development of the ddR Combi and the ddR Chest unit.

         General and administrative expenses decreased by $667,928 or 26.9% to $1,816,828 or 8.2% of net sales for the year ended June 30, 2000 from $2,484,756 or 14.4% of net sales for the year ended June 30, 1999. The decrease in officers and directors compensation of $2,182,631 or 43.5% is due to the fact that within fiscal 1999 common stock issued to the President in exchange for extinguishment of certain bonus rights contained in his employment agreement amounted to $4,320,000 whereas common stock issued within fiscal year 2000 to directors and officers for services amounted to $2,165,625. The decrease in selling and general administrative expenses is due to overall savings, primarily on professional fees and services. Other operating expenses decreased by $182,204 or 17.1% to $883 ,835 or 4% of net sales for the year ended June 30, 2000 from $1,066,039 or 6.2% of net sales for the year ended June 30, 1999. This decrease is primarily due to the decrease in rent and insurance costs.

         Interest expenses increased to $10,347,427 for the year ended June 30, 2000 compared to $5,638,928 for the year ended June 30, 1999. This increase is primarily due to the increase of interest expense for accrual of penalty interest on periodic payments required by terms of financing agreements and an increase in amortization of Debenture issuance cost and Conversion Benefit.
         Loss on extinguishment of debt was $0 for the year ended June 30, 2000 compared to a loss of $832,849 for the year ended June 30, 1999. The extinguishment gain or loss resulted from refinancing of Convertible debentures.

FINANCIAL CONDITION

June 30, 2000 compared to June 30, 1999

         Total assets of Swissray on June 30, 2000 increased by $1,871,825 to $25,383,014 from $23,511,189 on June 30, 1999, primarily due to the increase of current assets. Current assets increased $1,902,120 to $13,831,501 on June 30, 2000 from $11,929,381 on June 30, 1999. The increase in current assets is attributable to the increase of cash and cash equivalents of $1,729,886, restricted cash of $1,385,600 and the increase of accounts receivable of
$736,520 of which approximately $1,840,250 arises from the sale of ddRMulti-Systems to Romania which was partially offset by the decrease in inventory of $2,695,249 caused by the sales of these units to Romania and the increase in prepaid expenses and sundry receivables of $445,363. Other assets decreased $47,871 to $5,250,897 on June 30, 2000 from $5,298,768 on June 30,
1999. The decrease is primarily attributable to the amortization of the licensing agreement, patents & trademark, software development cost and the goodwill.

         On June 30, 2000, Swissray had total liabilities of $35,384,045 compared to $30,445,812 on June 30, 1999. On June 30, 2000, current liabilities were $21,233,649 compared to $14,944,865 on June 30, 1999. Working capital at June 30, 2000 was $(7,402,148) compared to $(3,015,484) at June 30, 1999.

CASH FLOW AND CAPITAL EXPENDITURES YEAR ENDED JUNE 30, 2000 COMPARED TO YEAR ENDED JUNE 30, 1999.

         Cash used for operating activities for the year ended June 30, 2000 was $4,360,009 compared to $9,788,606 for the year ended June 30, 1999. Cash used for investing activities was $639,778 for the year ended June 30, 2000 compared to $879,303 for the year ended June 30, 1999. Cash flow from financing activities for the year ended June 30, 2000 was $6,215,558 compared to $11,068,406 for year ended June 30, 1999.

EFFECT OF CURRENCY ON RESULTS OF OPERATIONS

         The results of operations and the financial position of Swissray's subsidiaries outside of the United States are reported in the relevant foreign currency (primarily in Swiss Francs) and then translated into US dollars at the applicable foreign exchange rate for inclusion in Swissray's consolidated financial statements. Accordingly, the results of operations of such subsidiaries as reported in US dollars can vary significantly as a result of changes in currency exchange rates (in particular the exchange rate between the Swiss Franc and the US dollar).

YEAR ENDED JUNE 30, 1999 COMPARED YEAR ENDED JUNE 30, 1998

Results of operations

         Net sales amounted to $17,295,882 for the year ended June 30, 1999, compared to $22,892,978, a decrease of $5,597,096, or 24.4% from the year ended June 30, 1998.Sales for the year ended June 30, 1998 include sales of the film and processor business of Empower which was sold on June 30, 1998, of $7,134,938. Net sales without the film and processor business of Empower increased for the year ended June 30, 1999 by $1,537,842 or 9.8%. This increase is due to the additional sales of ddRMulti-Systems.

         Gross profit decreased by $1,044,611 or 21.7% to $3,766,581 for the year ended June 30, 1999, from $4,811,192 for the year ended June 30, 1998. Gross profit as a percentage of net revenues increased to 21.8% for the year ended June 30, 1999 from 21% for the year ended June 30, 1998. The increase in gross profit percentage is due to production efficiencies.

         Operating expenses increased by $598,210 or 3.2% to $19,345,939 or 111.9% of net revenues, for the year ended June 30, 1999, from $18,747,729, or 81.9% of net revenues for the year ended June 30, 1998. The principal items were salaries (net of officers and directors compensation) of $3,784,305 or 21.9% of net sales for the year ended June 30, 1999 compared to $4,168,540 or 18.2% of net sales for year ended June 30, 1998 and officers compensation increasing approximately $4,444,477, primarily from the issuance of common stock to its President in exchange for extinguishment of certain bonus rights contained in his employment agreement, selling expenses of $3,207,646 or 18.5% of net sales for the year ended June 30, 1999 compared to $3,740,391 or 16.3% of net sales for the year ended June 30, 1998.

         The decrease of depreciation and amortization of $471,582 primarily due to the fact that the depreciable fixed assets were less for 1999 since many of these assets were fully depreciated at June 30, 1998. The decrease in selling expenses was a result of the closing of Empower which totaled approximately $476,000. Research and development expenses were $1,808,107 or 10.5% of net sales for the year ended June 30, 1999 compared to $3,542,149 or 15.5% of net sales for the year ended June 30, 1998. This decrease is primarily due to the decrease in research and development related to AddOn-Bucky.

         Other operating expenses decreased by approximately $670,000 from the comparable period in 1998 primarily from the decrease due to the Empower closing of $100,000 and the decrease in occupancy and insurance costs of approximately $200,000. Principal costs associated with development of the ddRMulti-System have now been accomplished and research and development costs are expected to continue regarding upgrades and new product development with respect to associated and related products relating to the ddRMulti-System.

         Interest expense decreased to $5,638,928 for the year ended June 30, 1999 compared to $8,590,268 for the year ended June 30, 1998. This decrease is primarily due to the increase of interest expense for accrual of penalty interest on periodic payments required by term of financing agreements and decrease in amortization of Debenture issuance cost and Conversion Benefit.

         Loss on extinguishment of debt was $832,849 for the year ended June 30, 1999 compared to again of $304,923 for the year ended June 30, 1998. The extinguishment gain or loss resulted from refinancing of Convertible debentures.

Financial Condition

June 30, 1999 compared to June 30, 1998

         Total assets of Swissray on June 30, 1999 decreased by $2,403,408 to $23,511,149 from $25,914,597 on June 30, 1998, primarily due to the decrease in current assets. Current assets decreased $1,139,876 to $11,929,381 on June 30, 1999 from $13,069,257 on June 30, 1998. The decrease in current assets is primarily attributable to the decrease in inventories of $368,744 and the decrease in prepaid expenses and sundry receivables of $635,105 primarily from the collection of VAT receivable. Other assets decreased $1,536,194 to $5,298,768 on June 30, 1999 from $6,834,962 on June 30, 1998. The decrease is primarily attributable to the amortization of the licensing agreement, patents & trademark, software development cost and the goodwill.

         On June 30, 1999, Swissray had total liabilities of $30,445,812 compared to $19,755,870 on June 30, 1998. On June 30, 1999, current liabilities were $14,944,865 compared to $11,984,554 on June 30, 1998. Working capital at June 30, 1999 was ($3,015,484) compared to ($1,084,703) at June 30, 1998.

CASH FLOW AND CAPITAL EXPENDITURES YEAR ENDED JUNE 30, 1999 COMPARED TO YEAR ENDED JUNE 30, 1998.

         Cash used for operating activities for the year ended June 30, 1999 was $9,788,606 compared to $11,759,371 for the year ended June 30, 1998 primarily as a result of losses sustained from operations, exclusive of non-cash compensation. Cash used for investing activities was $879,303 for the year ended June 30, 1999 compared to $4,517,140 for the year ended June 30, 1998 primarily from the acquisitions of property and equipment. Cash flow from financing activities for the year ended June 30, 1999 was $11,068,406 compared to $14,799,200 for year ended June 30, 1998 as a result of the sale of common stock and proceeds from the sale of debentures.

         Swissray   does  not  have  any   material   commitments   for  capital
expenditures as of June 30, 1999.

INFLATION

         Inflation can affect the costs of goods and services used by Swissray. The competitive environment in which Swissray operates limits somewhat Swissray's ability to recover higher costs through increasing selling prices. Moreover, there may be differences in inflation rates between countries in which Swissray incurs the major portion of its costs and other countries in which Swissray sells its products, which may limit Swissray's ability to recover increased costs, if not offset by future increase of selling prices. To date, Swissray's sales to high-inflation countries have either been made in Swiss Francs or US dollars. Accordingly, inflationary conditions have not had a material effect on Swissray's operating results.

SEASONALITY

         Swissray's business has historically experienced a slight amount of seasonal variation with sales in the first fiscal quarter slightly lower than sales in the other fiscal quarters due to the fact that Swissray's first quarter coincides with the summer vacations in certain of Swissray's markets.

BACKLOG

         As of fiscal year ended June 30, 2000 Swissray had an order backlog of $8,800,000 which consisted of $2,080,000 in conventional x-ray equipment and $6,720,000 in digital (i.e. ddRMulti-Systems and information solutions).

         As  of  December  31,  2000  total  backlog  amounts  to  approximately
$13,750,000 of which approximately $12,720,000 represents digital with the balance representing conventional X-ray equipment.

NEW ACCOUNTING PRONOUNCEMENTS

         Swissray has adopted Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" for the year ended June 2000. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement does not have a material impact on Swissray's financial statements.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure.

         On November 7, 1997 the board of directors selected STG-Coopers & Lybrand AG as Swissray's auditors for the fiscal year ending June 30, 1998 and this action was ratified by the stockholders at the Annual Meeting held on December 23, 1997.

         On November 2, 1998, after having failed to complete the audit for fiscal year ended June 30, 1998 in a timely manner or otherwise and alleging that its inability to complete such audit was based upon Swissray's failure to fully cooperate with them, STG advised Swissray that it had determined to cease to represent Swissray. On November 6, 1998 Swissray engaged Feldman Sherb Ehrlich & Co., P.C. ("FSE") as its new independent accountants and such firm commenced and concluded its audit so that Swissray was able to file its Form
10-K on December 3, 1998. STG acknowledged in its required letter to the SEC that there were no disagreements, as defined by Rule 304 of Regulation S-K during the period that STG served as Swissray's auditors through the date of STG's resignation.

                                    BUSINESS

Overview

         Swissray is active in the markets for diagnostic imaging devices for the health care industry. Diagnostic imaging devices include X-ray equipment, computer tomography systems and magnetic resonance imaging systems for three dimensional projections, nuclear medicine ("NM") imaging devices and ultrasound devices. Swissray is primarily engaged in the business of manufacturing and selling diagnostic X-ray equipment for all radiological applications other than mammography and dentistry. In addition, Swissray is in the business of selling imaging systems and components and accessories for X-ray equipment manufactured by third parties and providing services related to diagnostic imaging.

         X-rays were discovered in 1895 by Wilhelm Konrad Rontgen. Shortly thereafter, X-ray imaging found numerous applications for medical diagnostic and non-medical purposes. Today, medical X-ray imaging is a fundamental tool in bone and soft tissue diagnosis. X-ray diagnosis is primarily used in orthopedics, traumatology, gastro-enterology, angiography, urology, pulmology, mammography and dentistry. The principal elements of a diagnostic X-ray system are the X-ray generator, the X-ray tube and the bucky device. The generator generates high tension, which is converted into X-rays in the X-ray tube. The X-rays so created then penetrate a patient's body and subsequently expose a film contained in the bucky device. Following exposure, the film is chemically processed and dried in a dark room. A typical room used for general X-ray examinations (bucky room) contains an X-ray system which includes a table with a bucky device for examinations of recumbent patients (bucky table) and a wall stand with a second bucky device for examinations of sitting and standing patients (bucky wall stand).

         The film used in conventional X-ray systems has certain inherent disadvantages, including the significant amount of time and operating expenses associated with the handling, processing and storage thereof, the need for chemicals to develop films and the environmental concerns related to their disposal. Additional expenses and inconveniences arise in connection with the storage, duplication and transportation of conventional films. The following X-ray systems have been developed to overcome these disadvantages: scanning devices, phosphor plate or Computed Radiography(TM) systems and direct digital radiography systems. Scanning devices are used to convert existing X-ray images into a digital form. While the use of scanning devices permits the electronic storage, retrieval and transmission of X-ray images, they do not eliminate the other inconveniences of conventional films and add time and expenses associated with the scanning process. In a CR system the film cassette is replaced with a phosophor plate which is electrically charged by X-rays. The electrical charges on this phosphor plate are then converted into digital information by a laser scanner. Although this system has the advantage that the phosphor plates are reusable and the inconveniences related to the development of X-ray films are eliminated, it does not achieve instant images and a significant amount of time and operating expenses are required in connection with the handling and scanning of the phosphor plates. Additional expenses arise due to the fact that phosphor plates have a limited lifespan.

         ddR technology is designed to eliminate the disadvantages and significant operating costs associated with conventional X-ray systems and CR systems. With ddR technology digital information can be made available for diagnostic purposes within a few seconds after an X-ray image is taken without any additional steps, thereby reducing processing time and related operating expenses. Direct digital X-ray technology uses either charge coupled devices arrays, amorphous silicon/selenium panels or selenium drums to convert X-rays into digital information. To Swissray's knowledge, no silicon or selenium-based technology is currently available for purposes of general X-ray diagnosis. To Swissray's knowledge, the only CCD based direct digital technology available for general diagnostic purposes is Swissray's Add-on Bucky(R). While other CCD based direct digital X-ray systems are used for dental X- ray imaging and chest examinations, Swissray believes that neither such technologies nor the Psilotum based technology used in a chest examination system offered by one of Swissray's competitors can easily be adapted for general diagnostic purposes because none is capable of providing the resolution necessary to obtain digital information with sufficient diagnostic value on a standard 14" by 17" X-ray image.

Products

         Swissray's marketing strategy is to offer its customers a complete package of products and services in the field of radiology, including equipment, accessories and related services such as consulting and after-sales services. Swissray's products include a full range of conventional X-ray equipment for all diagnostic purposes other than mammography and dentistry, the direct digital ddRMulti-System and the SwissVision(TM) line of DICOM 3.0 compatible postprocessing work stations operating on a Windows NT platform. Currently, most of Swissray's X-ray equipment is manufactured and developed in Switzerland. On March 8, 1999 Swissray Medical AG, Swissray's Swiss research and development, production and marketing subsidiary became ISO 9001 and EN 46001 certified. Appendix II for CE - Certification was completed in December 1999 thus allowing Swissray to use the CE-Label, including the medical device numbers for all products manufactured and/or sold through Swissray. See also "Products - Distribution of Agfa Products" and "Government Regulation".

         Digital ddRMulti-System/SwissVision

         The ddRMulti-System, which includes a SwissVision(TM) workstation for the postprocessing of digital image data and the transfer of such data through central networks or via telecommunications systems, is a complete multi-functional direct digital X-ray system which combines the functions of a conventional bucky table and a bucky wall stand. Swissray's own estimates and research into this area indicate that the ddRMulti-System is the first direct digital radiography system available which allows for substantially all plane X-ray examinations on the recumbent, upright and sitting patient necessary in orthopedics, emergency rooms and chest examination rooms. The ddRMulti-System uses Swissray's Add-on Bucky(R) as the digital detector. The Add-on Bucky(R) is able to make available an X-ray image in a direct digital way for diagnostic study within 16 to 20 seconds. As a consequence, the efficiency and the throughput of the bucky room can be increased. Swissray believes that a significant advantage of Swissray's ddRMulti-System is the fact that a variety of X-ray examinations can be made with the use of only one digital detector, the most expensive part of an X-ray system using direct digital technology.

         During the 100 years in which X-ray imaging has been used for medical purposes, there has been a continuous trend to improve image quality, to reduce the radiation dose and to improve the ergonomic features of X-ray equipment. Management believes that the ddR technology developed by Swissray will take this development to the next level because the ergonomically advanced ddRMulti-System provides excellent image quality with minimal radiation doses and at the same time reduces operating expenses through the elimination of films, phosphor plates or cassettes and the handling, development and storage thereof.

         Swissray's line of SwissVision(TM) postprocessing workstations permit the postprocessing of digital X-ray images, including section, zooming, enlargement, soft tissue and bone structure imaging, accentuation of the limitation of the joints, noise suppression, presentation of different fields of interest within an area and archiving and transferring the data through central networks and telecommunication systems. In addition, the SwissVision(TM) post-processing workstations are able to analyze data stored with respect to a particular patient. As a result, consistent image quality of different images of the same patient can be achieved. The workstations operate on a Windows NT

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platform and are DICOM 3.0  compatible.  Swissray is also offering  products and services related to networking, archiving and electronic distribution of digital X-ray images, including PACS.

       Conventional X-Ray Equipment, Imaging Systems, Components and Accessories

         Swissray manufactures and sells conventional diagnostic X-ray equipment for all radiological applications other than mammography and dentistry. The conventional X-ray equipment manufactured by Swissray includes X- ray generators, basic X-ray equipment, bucky table systems, mobile X-ray systems, mobile C-arm systems, fluoroscopy systems, urology systems and remote controlled examination systems. In addition, Swissray sells components and accessories for X-ray systems. In general, the components and accessories for X-ray equipment sold by Swissray are manufactured by third parties.

         Original Equipment Manufacturing (OEM)

         On June 11, 1996, Swissray entered into a new OEM Agreement with Philips Medical Systems which replaced the previous OEM Agreement with Philips Medical Systems, dated July 29, 1992. The Philips OEM Agreement provides for the production of two conventional X-ray systems, the Bucky Diagnost TS bucky table and a Multi Radiography System, which is approved by the World Health Organization as a World Health Imaging System for Radiology. As a result, Swissray's MRS system may be tendered in projects financed by the World Bank. Under the Philips OEM Agreement these two products are marketed worldwide by Philips Medical Systems through its existing distribution network. The initial term of the Philips OEM Agreement expires on December 31, 2000 and is presently being renegotiated. Since entry into initial OEM Agreement in July of 1992 the parties have maintained a mutually satisfactory relationship. See also risk factor entitled "Reliance on Large Customers".

         Services

         The services offered by Swissray include the installation and after-sales servicing of imaging equipment sold by Swissray, consulting services and application training of radiographers. In the United States, Swissray offers consulting services to hospital imaging departments and imaging centers, including maintenance management, and after-sales services of products manufactured by Swissray and third parties. Maintenance management services for imaging equipment include the management of after-sales services with respect to different kinds and brands of imaging equipment (multi-vendor and multi-modality services).

         Distribution of Agfa Products

         In April of 1998 Swissray entered into an OEM Agreement with Agfa for the distribution of the latter's laser imagers, dry printers and computed radiography systems. By virtue of having entered into such distribution agreement, Swissray is able to offer a complete solution for a total digital radiology department. Both Swissray products and Agfa products are DICOM 3.0 compatible and can be used on a network or for point-to-point connections. Agfa, a leading worldwide manufacturer of imaging products and systems, is part of the Agfa-Gevaert Group, with Agfa-Gevaert being a wholly owned subsidiary of Bayer AG.

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

         New Products

                  1999 Introduction of ddRChest-System and ddRCombi-System

         To compliment its ddRMulti-System, Swissray developed two new ddR Systems, each of which were initially introduced at the Radiological Society of North America annual assembly held in Chicago in November 1999 and subsequently exhibited at the European Congress of Radiology in March 2000 in Vienna, Austria. The Systems are known as the ddRChest-System and ddRCombi-System. Both Systems are based upon the patented technology of the ddRMulti-System. The ddRChest-System is a dedicated chest unit capable of taking all chest examinations in a direct digital format. The ddRCombi-System is a multi-functional system able to perform examinations on the seated, upright and recumbent patient, can be coupled with an automated or manual ceiling suspension or may be combined with an existing ceiling suspension unit. It is designed and suited for trauma and emergency room applications. Retail pricing on each of these two units approximates 80% of retail pricing for Swissray's ddRMulti-System.

         The initial installation of a ddRCombi occurred in June 2000. Six additional ddRCombi-Systems are currently considered backlog with installation scheduled for the first quarter of 2001.

         In October 2000 the Romanian Ministry of Health ordered 30 ddRChest-Systems valued at more than $7,000,000. See "Recent Developments".

                  2000 Introduction of Five Additional New Products

         To further complement its ddRMulti-System and add to the two new ddR Systems referred to in the previous subsection, Swissray announced the introduction of five new products that were just exhibited at RSNA 2000 held in Chicago during the last week of November 2000. These new products may be briefly summarized as follows:

o ddRModulaire - a new system intended to lower the ddR price barrier which incorporates Swissray's patented, overlapping Quad-CCD detector into a new stand and with a price comparable with detector-only retrofits offered by competitors while providing a complete entry level, multifunctional system for those within the medical/healthcare community with limited space and investment capital,

o                 ddRFluoroscopy  - designed to extend the clinical  utility ddR
                  by  adding  full  motion   imaging  to  complement   the  high
                  resolution radiographic images already provided,

o in order to meet special patient positioning needs of efficient, single detector ddR systems, Swissray introduced two new tables. The IGS2000 - a pedestal based table designed to provide positioning flexibility allows for head-to-toe horizontal coverage, tilts 90 degrees for upright imaging, pivots 90 degrees for decubitus exams and swings out of the way for chest radiography and the IGS1000 - a table that combines the convenience of a 4-way floating top with the flexibility of a portable table and

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

o the OrthoVision - a package of clinical software tools optimized to meet special requirements of orthopedic radiology including image stitching to enable full length spine imaging for scoliosis studies.

Markets

         Product Markets

         Swissray estimates that the global market for X-ray equipment and accessories is approximately $10 billion, 45% of which is in the United States, 26% in Western Europe, 19% in Japan and 10% in the rest of the world (Sources:
National Electrical Manufacturers Association; Market Line). Swissray's principal markets for its X-ray equipment, components and accessories by country are Switzerland, the United States and Germany constituting 68.8%, 29.8% and 1.4% respectively of Swissray total sales during the fiscal year ended June 30, 2000 as compared to 73%, 23% and 4% respectively for the preceding fiscal year. Included in the 68.8% indicated in business conducted in Switzerland during fiscal year ended June 30, 2000 is 71.4% of total sales, which represent sales as a result of contract entered into with the Romanian Ministry of Finance due to the fact that the down payment received of $2,078,400 was guaranteed by the Swiss Export Risk Guaranty ("ERG") with funding coming from ABN AMRO Bank, which financed the agreement. Swissray believes that because of the need to bring medical services to Western standards, Eastern Europe continues to offer interesting opportunities as a market for Swissray's conventional X-ray equipment and accessories. Swissray has also been able to gain access to markets in Asia, the Middle East and Africa.

         Swissray believes that the principal markets for our direct digital X-ray equipment are located in North America and Western Europe, where the first sales of the ddRMulti-System were made. Swissray submitted both its Add-on Bucky(R) and the ddRMulti-System to the FDA for Section 510(k) clearance. On November 21, 1997, Swissray's Add-on Bucky(R), the direct digital detector of the ddRMulti-System, received FDA approval and on December 18, 1997 Swissray's ddRMulti-System received FDA approval; Swissray thus receiving authorization to market the ddRMulti-System in the United States. Having obtained the required approval from the FDA, Swissray currently sells its ddRMulti-System in the United States through its subsidiaries and other channels including its principal U.S. distributor, Hitachi Medical Systems America Inc.

         The percentage of revenues for fiscal year ended June 30, 1999 attributed to product markets amounted to 81.84% while the percentage of revenues for the fiscal year ended June 30, 2000 attributed to product markets amounted to 91.97%.

         Service Markets

         Swissray estimates that the worldwide market for services related to X-ray equipment, including maintenance management is approximately $44 billion, of which approximately $40.5 billion (or 92%) relate to after-sales services. The markets for maintenance management and capital planning amount to $3.4 billion or 8% of the total market for services related to X-ray equipment. The principal markets for after-sales services are the United States (45%), Western Europe (26%) and Japan (19%). Swissray expects that as the installed base of X-ray equipment grows, the market for after-sales services will also expand. Additional growth may result from a general increase in the demand for such

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

services. To date, a significant market for maintenance management and capital planning has only developed in the United States as a result of the impact of managed care plans and health maintenance organizations ("HMOs") on the health care industry. Swissray expects that in the future there will be a similar trend in Europe, which may lead to the development of a market for such services in Europe.

         Swissray currently intends to continue to concentrate its marketing efforts within Switzerland and U.S. as well as with the Government of Romania wherein approximately 98.6% of all Swissray sales were concluded during fiscal year ended June 30, 2000, with Switzerland accounting for 68.8% of all sales and the U.S. accounting for 29.8% of such sales and with the balance of 1.4% of sales being conducted in Germany.

         The percentage of revenues for fiscal year ended June 30, 1999 attributed to services amounted to 18.16% while the percentage of revenues for the fiscal year ended June 30, 2000 attributed to service markets amounted to 8.03%.

Sales and Marketing

         Swissray's customers are universities, hospitals, clinics, imaging centers and physicians. Swissray markets its products and services primarily through its own sales force in the United States, Switzerland, Germany and Eastern Europe and through resellers in these and other markets in Europe, Middle East, Africa, Asia, and Latin America. Swissray also offers products and services related to networking, electronic archiving and distribution, including PACS, through the Swissray Information Solution division.

         Two of Swissray's products, the MRS system and the Bucky Diagnost TS system, are distributed worldwide through Philips Medical Systems.

         Swissray believes that in the foreseeable future there will be a continuous world-wide growth in the markets for complete X-ray systems, components, accessories and related services because of the improvement of health care services in developing countries and Eastern Europe and the necessity to meet increasingly stricter regulations with respect to radiation dosage and other safety features and environmental hazards in many jurisdictions. With the transition from conventional to digital X-ray systems, the demand for products and services related to networking, archiving and electronic distribution of digital X-ray images will grow in industrialized countries. In these markets the demand for conventional X-ray equipment, accessories and related services will decrease over time.

         Contract with Department of Veteran Affairs

         In May 1998 Swissray Medical Systems, Inc., a wholly owned subsidiary of Swissray, was awarded a contract from the Department of Veterans Affairs ("VA") for its Diagnostic X-ray systems, the ddRMulti-System, with the VA reserving its option to extend the term of the contract up to March 31, 2001; the ddRMulti-System being the first ever FDA approved multifunctional direct digital radiography system to be offered worldwide. With the official contract award in hand, management commenced pursuit of and intends to actively continue to pursue sales to various VA hospitals, medical centers and outpatient, community and outreach clinics throughout the United States. Since receipt of

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

such award Swissray has sold 5 ddRMulti-Systems (through January 31, 2001) to different VA institutions.

         Distribution Agreements

         In November 1998 Swissray reached an agreement with Data General Corporation of Westborough, MA, effective January 20, 1999 which grants authority to Data General to act as a reseller for Swissray's family of products. Data General will sell Swissray's ddRMulti-System and Information Solutions as a package with their PACS system. This agreement remains in effect but may be terminated by either party (with or without cause) upon 30 day notice. Management has no current intentions to terminate such agreement nor does it anticipate that Data General will exercise such right as the parties continue to maintain a good working relationship with each other.

         In February 1999 Swissray entered into a distribution agreement with a medical equipment supplier. This firm - Medika Equipos Medicos, Inc., of San Juan, Puerto Rico agreed to distribute Swissray's direct digital radiography system, the ddRMulti-System in Puerto Rico, the Caribbean, Mexico and selected South American markets. The original contract with Medika expired October 1999, was automatically renewed through October 2000 and continues in effect subject to its original terms and conditions except that either party thereto currently has the right to terminate the agreement with or without cause upon 30 days notice to the other party.

         In April of 1999 Swissray entered into a distribution agreement with Capital X-Ray, Inc. for the territories of Alabama and Mississippi. The Capital agreement was to have expired December 31, 1999, was initially renewed through July 31, 2000 and has been further renewed through July 31, 2001.

         Representative sales of ddRMulti-System

         In July of 1998 Swissray sold its multifunctional ddR system, the ddRMulti-System, to the largest Diagnostic Out Patient Center in Warsaw, Poland, the Diagnostic Center Luxmed. This order represents Swissray's first sale within the Eastern European Market, complementing sales previously made in both Western Europe and the United States.

         In February of 1999 Swissray announced the sale of three of its ddRMulti-System, to Houston, Texas - based Kelsey-Seybold Clinic and to the Federal Maximum Security Facility in Florence, Colorado. The two Kelsey-Seybold systems were viewed in clinical use by attendees of the annual Society for Computer Applications (SCAR) meeting in Houston in May 1999 while the Colorado sale was made through the above indicated contract with the Department of Veterans Affairs.

         The Hitachi Agreement

         In August of 1999 Swissray signed a one year exclusive sales, marketing and service agreement with Hitachi Medical Systems America, Inc. (HMSA), a subsidiary of Hitachi Medical Corporation. Under the terms of the agreement HMSA provides sales, marketing, and service for the distribution of Swissray's ddRMulti-System to end users within certain defined territories within the United States.

         The defined territories referred to consist of the entire U.S. excepting for

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

o the states of Alabama, Arizona, Connecticut, Mississippi, Maine, Massachusetts, New York, Rhode Island, Vermont and New Hampshire,
o a portion of New Jersey that includes the Atlantic City  Expressway and north,
o certain designated  counties within the state of Pennsylvania,
o the counties Orange and San Diego  within the state of  California,  and
o the  Panhandle  of Florida - Tallahassee west.

         Additionally, the Agreement contains provisions whereby additional exclusions exist with respect to various identified customers reserved to Swissray principally due to Swissray's prior contact with and/or dealings with such clientele.

         In  addition  HMA  utilizes  and  promotes  the  Swissray   Information
Solutions services and products consisting of consulting and product solutions for medical imaging informatics.

         In accordance with such agreement, Swissray is required to provide and provides HMA with service training, installation, technical support and spare parts. Swissray also warrants to the End-User that our product, exclusive of product software will be free from defects in material and workmanship at time of delivery to End-User and for a period of 12 months from date of completion of product installation.

         The initial term of the agreement having expired without either party seeking cancellation thereof; the agreement remains in effect subject to all of its terms and conditions as set forth therein while the parties actively negotiate extending same over such extended period of time as may be mutually agreed to.

         Percentage of ddRMulti-Systems Sold Directly by Swissray as Compared To Its Distributors

         With respect to a total of 64 ddRMulti-Systems contracted for sale during fiscal year ended June 30, 2000, 47 (73%) of same were made directly through the efforts of Swissray's internal staff and sales team while the balance of 17 (27%) were made through the efforts of Swissray distributors. Hitachi Medical Systems America, Inc. was responsible for 10 of such 17 contracted for distributor sales with no other Swissray distributor being responsible for more than two of such contracts.

         Since June 30, 2000 and up to January 31, 2001, Swissray has contracted for the sale of 57 additional ddR-Systems (inclusive of its recent October 2000 contract for the sale of 30 ddRChest-Systems to the Government of Romania which remains its single largest customer).

         Additional Sales Information

         In the past, Swissray has made a significant amount of sales of its X-ray equipment to a few large customers. For the fiscal year ended June 30, 2000 sales to Swissray's single largest customer accounted for approximately 49.14% of all revenues.

         Swissray considers the relationship with its largest customers to be satisfactory. Historically, the identity of Swissray's largest customers and the volumes purchased by them has varied. The loss of Swissray's current single largest customer or a reduction of the volume purchased by it would have an

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

adverse effect upon Swissray's sales until such time, if ever, as significant sales to other customers can be made. Swissray expects that as sales of its ddRMulti-System increase, Swissray's revenue will be less dependent on a few large customers. See "Risk Factors -- Reliance on Large Customers" and Notes to Swissray's Consolidated Financial Statements.

Research and Development

         During the fiscal year ended June 30, 2000 Swissray incurred expenses regarding research and development of $1,914,065 (accounting for 11% of Swissray's operating expenses) as compared to $1,808,107 (accounting for 12% of Swissray's operating expenses during fiscal year ended June 30, 1999 and as compared to $3,542,149 (accounting for 19% of Swissray's operating expenses) for fiscal year ended June 30, 1998. The decrease of Swissray's research and development expenses by 49% from the fiscal year ended June 30, 1998 to the fiscal year ended June 30, 2000 resulted primarily from the fact that principal costs associated with development of the direct digital detector, the unique Add-on-Bucky have been completed

         Swissray will continue to have significant research and development expenses associated with the development of new products, including diagnostic hardware and software products and new digital X-ray products and improvements to existing products manufactured by Swissray.

         New products recently being developed (during 1999) by or on behalf of Swissray include a new direct digital chest examination system, a direct digital universal radiography system and a multi-functional floating table. Both the ddRChest-System and ddRCombi were unveiled domestically in the U.S. at the scientific assembly of the Radiological Society of North America (RSNA) held in Chicago from November 28 - December 2, 1999 and internationally at the European Congress of Radiology (ECR 2000) held in Vienna, Austria in early March 2000. The ddRChest-System is a dedicated chest unit capable of taking all chest examinations in a direct digital format, while the ddRCombi is a multi-functional system in combination with a ceiling suspend unit able to perform examinations on the seated, upright and recumbent patient.

         As of December 31, 2000, Swissray employed 14 people in research and development. The number of people employed in research and development has increased by 40% since June 30, 1998. Swissray is outsourcing certain research and development activities and intends to continue this policy in the future.

         Swissray has established a scientific advisory board to support its research and development projects and to enable Swissray to develop technologically advanced products. Swissray believes that the integration of academic institutions and hospitals will allow Swissray to save research and development expenses and will provide it with access to clinical and scientific experience and know-how.

Raw Materials and Suppliers

         Swissray has a policy of outsourcing the manufacturing of components for its X-ray equipment whenever such outsourcing is more efficient and cost effective than in-house production. In particular, components for which serial production is available are produced by third-party manufacturers according to

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

Swissray specifications. Generally, the X-ray accessories sold by Swissray are manufactured by third parties.

         There is virtually no stock of finished X-ray equipment on Swissray's premises for any extended period of time since X-ray equipment is generally manufactured at a customer's request. At June 30, 2000 finished products accounted for approximately 14.2% of inventory while raw material, parts and supplies accounted for approximately 57.8% of inventory and work in process for approximately 28%.

         The percentage of Swissray revenues derived from products which included components then only currently available from a single source supplier amounted to 64.2% as of June 30, 2000 all of which related to the single source supplier of certain optics and camera electronics.

         (A)      Information With Respect to In-house Production of Camera
Electronics

         The agreement with the single source supplier of certain camera electronics terminated December 31, 1999 due to the fact that its manufacturing plant where the camera electronics had been manufactured permanently closed on such date and Swissray management was not satisfied with proposals submitted to it by such supplier regarding the latters intentions of establishing a new manufacturing plant. Swissray's agreement with its then new supplier of camera electronics provided for availability of such camera electronics to Swissray commencing January 1, 2000. In January of 2000 Swissray entered into a new arms-length agreement with our CCD camera supplier, Laboratories d'Electronique Philips S.A.S., whereby Swissray has purchased, from available working capital, the production facility including necessary tools equipment, diagrams and related know-how for approximately 250,000 Swiss Francs (US$161,290) and it is management's intention through such purchase to have a sufficient number of CCD cameras on hand, four per system, to cover in excess of those immediately required to cover orders. Through in-house production of key camera components Swissray has eliminated its reliance upon its former supplier, looks forward to reduction in camera costs because at a minimum Swissray will no longer have to fund its former suppliers profit margin and does not expect any material business interruptions to occur regarding CCD camera availability in a timely manner nor does it anticipate that such in-house production will have any affect upon quality of its ddR-Systems.

         (B)      Agreement With Single Source Supplier of Optics

         The agreement with the single source supplier of optics expires in July 2002, may not be terminated by either party without cause and is subject to renegotiations which are expected to occur assuming contract fulfillment continues to be concluded in a timely and satisfactory manner with price and payment terms being comparable to those currently being utilized and meeting Swissray capacity requirements. The percentage of revenues from this single source supplier of optics amounted to approximately 13.6% at fiscal year ended June 30, 1999 as compared to 64.2% at fiscal year ended June 30, 2000. While management has no current expectation or need to replace this supplier it does not envision encountering any material difficulties in replacing such supplier with a different optics manufacturer having the ability to timely deliver comparable optic quality if necessary in the event of any unforeseen circumstances which may require replacement.

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

Backlog

         As of fiscal year ended June 30, 2000 Swissray had an order backlog of $8,800,000 which consisted of $2,080,000 in conventional x-ray equipment and $6,720,000 in digital (i.e. ddRMulti-Systems and information solutions) as compared to an order backlog of $12,000,000 which consisted of $8,000,000 in conventional x-ray equipment and $4,000,000 in digital as of fiscal year ended June 30, 1999 and as compared to an order backlog of $13,000,000 which consisted of $11,500,000 in conventional x-ray equipment and $1,500,000 in ddRMulti-Systems as of the fiscal year ended June 30, 1998. Swissray believes that substantially the entire order backlog for conventional x-ray equipment (which consisted primarily of orders under the Philips OEM Agreement) will be filled during the current fiscal year. While Swissray expects to continue to have a certain order backlog for conventional x-ray equipment (exclusive of that indicated above) in the future because of the Philips OEM Agreement, the order backlog for digital x-ray equipment is likely to be substantially reduced in the future as Swissray estimates that orders for such equipment will typically be filled within three months.

         As  of  December  31,  2000  total  backlog  amounts  to  approximately
$13,750,000 of which approximately $12,720,000 represents digital with the balance representing conventional X-ray equipment.

Competition

         X-Ray Equipment Market

         The markets in which Swissray operates are highly competitive and are characterized by rapid and significant technological change. Most of Swissray's competitors are significantly larger than Swissray and have access to greater financial and other resources than Swissray. The principal competitors for Swissray's conventional X-ray equipment are General Electric, Siemens, Toshiba, Trex Medical, Shimatsu, Picker and Philips. In general, it is Swissray's strategy to compete primarily based on the quality of its products. In the market for conventional X-ray equipment, Swissray's strategy is to focus on niche products and niche markets.

         To Swissray's knowledge the only direct digital X-ray systems for medical diagnostic purposes other than the ddRMulti-System currently available are chest examination systems offered by Philips, IMIX and Odelft. In addition, there are several direct digital X-ray systems available for dental purposes. None of these systems is able to perform bone examinations on extremities. To the best of management's knowledge Swissray's ddRMulti-System is the only multi-functional direct digital X-ray system currently available which allows all plane X-ray examinations on the recumbent, upright and sitting patient without the use of cassettes, films, chemicals or phosphor plates. With respect to such ddRMulti-System, management does not believe that it has any current competition and is of the belief that Swissray enjoys a material (estimated at 12 - 18 months) lead for serial production units. Notwithstanding such beliefs Swissray is aware of the fact that a number of companies, including certain of Swissray's competitors in the markets for conventional X-ray equipment, are currently developing direct digital X-ray detectors or direct digital X-ray systems for specific applications including mammography. While, as aforesaid, management of Swissray believes that Swissray enjoys a significant product lead over its competitors as a result of its ddRMulti-System's industry acceptance, its competitors may, at any time, have significant breakthrough(s) thereby reducing and/or eliminating Swissray's lead. Accordingly, no assurance can be given that any established product leads will not be reduced or significantly eliminated within the near future and if such were to occur Swissray's ability to position itself to capture the majority of what is estimated to be a $10,000,000,000 total worldwide market would be materially reduced.

Service Market

         In the markets for services related to imaging equipment,Swissray's competitors are equipment manufacturers (including certain of Swissray's competitors in the X-ray equipment market) and independent service organizations. In the service markets, it is Swissray's strategy to build a market position based on the confidence of our customers in the quality of our products and service personnel.

Intellectual Property

         Swissray has obtained patent protection for certain aspects of its conventional X-ray technology. Swissray has filed patent applications covering certain aspects of its direct digital technology in key markets in Europe, North America and Asia, including the United States, Canada, Switzerland and Germany. Swissray has obtained for one of our two patents the European patent as well as the U.S. patent. Although Swissray believes that its products do not infringe patents or violate proprietary rights of others, it is possible that infringement of proprietary rights of others has occurred or may occur. In the event Swissray's products infringe patents or proprietary rights of others, Swissray may be required to modify the design of its products or obtain a license. There can be no assurance that Swissray will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect upon Swissray. In addition, there can be no assurance that Swissray will have the financial or other resources necessary to enforce or defend a patent infringement action and Swissray could, under certain circumstances, become liable for damages, which also could have a material adverse effect on Swissray.

         Swissray also relies on proprietary know-how and employs various methods to protect its concepts, ideas and technology. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such technology or obtain access to Swissray's proprietary know-how or ideas. Furthermore, although Swissray has generally entered into confidentiality agreements with its employees, consultants and other parties, there can be no assurance that such arrangements will adequately protect Swissray. Swissray has obtained licenses to use certain technology which is essential for certain of Swissray's products, including certain software used for its line of SwissVision(TM) postprocessing systems. The software license is a worldwide, non-exclusive, non-transferable license (was initially extended to July 31, 2000 and subsequently further extended to November 29, 2002) to use and distribute the Agfa software in combination with the Add-On Bucky.

         Swissray considers the Swissray name as material to its business and has obtained, or is in the process of obtaining, trademark protection in key markets. Swissray is not aware of any claims or infringement or other challenges to Swissray's rights to use this or any other trademarks used by Swissray. See "Risk Factors -- Dependence on Patents and Proprietary Technology."

         Swissray has patented certain aspects of its proprietary technology in certain markets and has filed patent applications for its direct digital technology in key markets, including the United States. The European patent as well as the U.S. patent for the Add-On Bucky have been granted and expire January 2015. The duration of other patents range from 2000 to 2017. In many instances where patents are filed the "applicant" is listed as a specific individual (such as Swissray's President) while the patent ownership is listed in Swissray's name thereby assuring that the exclusive patent holder is Swissray.

         In May of 1999 the European Patent Office issued patent No. EP 0 804 853 and in July of 1999 the U.S. Patent Office issued patent No. 5,920,604 - both for Swissray's Radiography (ddR) detector, the Add-on-Bucky (R) (which patent relates to the optical arrangement and process for transmitting and converting primary x-ray images, which is the first of two inventions for the Add-on-Bucky(R)) A second patent application for optical arrangement and method for electronically detecting an x-ray image was granted in September 1999 as hereinafter indicated. The Add-on-Bucky(R) is incorporated in Swissray's unique multifunctional ddRMulti-System.

         On September 30, 1999 Swissray announced that the U.S. Patent Office issued patent No. US 005920604A for its direct digital Radiography (ddR) detector, the Add-on Bucky(R). The U.S. patent was awarded to Swissray pursuant to application submitted by inventors R. G. Laupper, Chairman and President, CEO of Swissray International, Inc. and Peter Waegli (Bremgarten, Switzerland), for the optical arrangement and process for transmitting and converting primary x-ray images generated on a two dimensional primary image array. Swissray had previously been awarded, in May 1999, the European patent for the technology indicated herein.

         A separate patent application for the mirror optics has been submitted and is pending approval in Europe while the U.S. patent therefore was granted to Swissray (Patent No. 6,038,286) in March 2000 for the optical arrangement and method for electronically detecting an x-ray image.

Regulatory Matters

         Swissray's X-ray equipment, components and related accessories are subject to regulation by national or regional authorities in the markets in which Swissray operates. Pursuant to the Federal Food, Drug and Cosmetic Act, X-ray equipment is a class II medical device which may not be marketed in the United States without prior approval from the FDA.

         The FDA review process typically requires extended proceedings pertaining to the safety and efficacy of new products. A 510(k) application is required in order to market a new or modified medical device. If specifically required by the FDA, a pre-market approval ("PMA") may be necessary. Such proceedings, which must be completed prior to marketing a new medical device, are potentially expensive and time consuming. They may delay or hinder a product's timely entry into the marketplace. Moreover, there can be no assurance that the review or approval process for these products by the FDA or any other applicable governmental authorities will occur in a timely fashion, if at all, or that additional regulations will not be adopted or current regulations amended in such a manner as may adversely affect Swissray. Moreover, such pre-marketing clearance, if obtained, may be subject to conditions on the marketing or manufacturing of the ddRMulti-System which could impede Swissray's ability to manufacture and/or market the product. Swissray submitted both its Add-on-Bucky(R) and the ddRMulti-System for Section 510(k) clearance with the

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

FDA. On November 21, 1997, Swissray's AddOn Bucky(R), the direct digital detector of the ddRMulti-System, received FDA approval and on December 18, 1997 Swissray's ddRMulti-System received FDA approval; Swissray thus receiving authorization to market the ddRMulti-System in the U.S. The FDA also regulates the content of advertising and marketing materials relating to medical devices. There can be no assurance that Swissray's advertising and marketing materials regarding its products are and will be in compliance with such regulations although management has not been informed to the contrary and believes Swissray to be in compliance in all material respects with applicable regulations.

         Swissray is also subject to other federal, state, local and foreign laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The electrical components of Swissray's products are subject to electrical safety standards in many jurisdictions, including Switzerland, EU, Germany and the United States. Swissray believes that it is in compliance in all material respects with applicable regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. The effect of government regulation may be to delay for a considerable period of time or to prevent the marketing and full commercialization of future products or services that Swissray may develop and/or to impose costly requirements on Swissray. There can also be no assurance that additional regulations will not be adopted or current regulations amended in such a manner as will materially adversely affect Swissray.

         Swissray product  certifications  may be briefly summarized as follows:
On March 8, 1999 Swissray Medical AG, Swissray's Swiss research and development, production and marketing subsidiary became ISO 9001 and EN 46001 certified. Appendix II for CE - Certification was completed in December 1999 thus allowing Swissray to use the CE-Label, including the medical device numbers for all products manufactured and/or sold through Swissray.

Environmental Matters

         Swissray is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions,  wastewater  discharges,  the  handling  and  disposal  of solid  and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. Swissray owns or leases properties and manufacturing facilities in Switzerland, the United States and Germany. Swissray, like its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad as may specifically apply to it. Swissray does not believe that it has been involved in utilization of any types of substances and/or wastes which it considers to be hazardous and the operation of its business (or former business), accordingly, is not believed to have created any potential liability involving environmental matters. Although Swissray believes that it is in substantial compliance with applicable environmental requirements and Swissray to date has not incurred material expenditures in connection with environmental matters, it is possible that Swissray could become subject to additional or changing environmental laws or liabilities in the future that could result in an adverse effect on Swissray's financial condition or results of operations.

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

Employees

         After giving effect to the Empower, Inc. transaction heretofore initially referred to on page 5 of this registration statement, Swissray has 131 employees worldwide, of which 27 were employed by subsidiaries in the United States, 81 in Switzerland, 16 in European countries other than Switzerland and 7 in South America. Swissray believes that its relationship with employees is satisfactory. Swissray has not suffered any significant labor problems during the last five years.

Description of Property

         On April 12, 1997, the production facility rented by Swissray in Hochdorf, Switzerland was affected by a fire in an adjacent facility. On May 15, 1997, Swissray purchased a new office and production facility of approximately 43,000 square feet and moved its entire production to this facility and has since moved the offices and other facilities formerly located in its Hitzkirch facility to the new Hochdorf facility. Swissray believes that its new Hochdorf facility provides it with sufficient production and office space to meet its current demand in Switzerland and, if and when necessary, has the ability to expand such production facility on immediately adjacent property.

         Swissray also leases office space in Elmsford,  New York,   Brno, Czech
Republic, Bucharest, Romania, Caracus, Venezula and Wiesbaden, Germany.

Legal Proceedings

A.       Dispute with Gary J. Durday Kenneth R. Montler ("Montler") and Michael
E. Harle ("Harle"). On July 17, 1998, two legal proceedings were commenced by Swissray, and two of its subsidiaries against Durday, Montler and Harle. Harle and Montler are former Chief Executive Officers of Swissray Medical Systems Inc. and Swissray Healthcare Inc., respectively, and Durday is the former Chief Financial Officer of both of those companies. Each of them was employed pursuant to an Employment Agreement dated October 17, 1997. In addition, these three individuals were owners of a Swissray by the name of Service Support Group LLC, the assets of which were sold to Swissray Medical Systems Inc. pursuant to an Asset Purchase Agreement dated as of October 17, 1997. whereby Messrs. Durday, Montler and Harle received, among other consideration, 33,333 shares of Swissray's common stock, together with a put option entitling these individuals to require Swissray to purchase any or all of such shares at a purchase price equal to $45.00 per share (on or after June 30, 1998 and until April 16, 1999).

         On July 17, 1998, Swissray and its subsidiaries, Swissray Medical Systems Inc. and Swissray Healthcare Inc. commenced an arbitration proceeding before the American Arbitration Association in Seattle, Washington (Case No. 75 489 00196 98) alleging that Messrs. Durday, Montler and Harle fraudulently induced Swissray and its subsidiaries to enter into the above referenced Asset Purchase Agreement and otherwise breached that Agreement. The relief sought in the arbitration proceeding was the recovery of damages suffered as a result of this alleged wrongful conduct and a rescission of the put option provided for in the Asset Purchase Agreement. Messrs. Durday, Montler and Harle responded to the allegations made in the arbitration proceeding and asserted counterclaims against Swissray and its subsidiaries claiming a breach by them of their obligations under the Asset Purchase Agreement and other relief. The arbitration took place in Seattle on January 8-10, 1999; the proceeding concluded on January

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

27, 1999 after the submission of post-hearing briefs. On February 23, 1999, the Arbitrator issued his ruling, awarding Messrs. Durday, Montler and Harle
$1,500,000 and ordering them to surrender all rights to 33,333 shares of Swissray common stock. On February 26, 1999, Swissray and Swissray Medical Systems Inc. filed a petition in Supreme Court, New York County (Index No. 99/104017) to vacate the above referenced arbitration award. By order dated July 8, 1999 such motion was denied and the court confirmed the aforesaid arbitration award.

         In addition to the above referenced arbitration proceeding, Swissray and its subsidiaries commenced an action against Messrs. Durday, Montler and Harle in the Supreme Court of the State of New York, County of New York, alleging that these individuals breached the obligations undertaken by them in their respective Employment Agreements. Further, Messrs. Durday, Montler and Harle commenced an action in Superior Court in Pierce County, Washington
(September 1998 under Cause No. 98-2-10701-0), and asked that Court to adjudicate the issues raised in the above referenced New York State Court action. Swissray filed applications in both the Washington and New York litigations urging that, because the action was first filed in New York, the New York court, rather than the Washington court, should decide where the litigation should proceed. Messrs. Durday, Montler and Harle initially opposed that position and urged the Washington State court to adjudicate all issues, but subsequently withdrew their opposition to Swissray's application and consented to a stay of all further proceedings in the Washington State court action until after the New York court had reached a decision as to whether it or the Washington court is the proper forum for litigation of the parties' dispute. By order dated June 1, 1999 filed in the Supreme Court of the State of New York, County of New York (Index No. 603512/98) Messrs. Durday, Montler and Harle's motion for an order dismissing Swissray's complaint (on the ground of forum non conveniens) was granted. The aforesaid action commenced by Messrs. Durday, Montler and Harle in Pierce County, Washington, remained pending.

         Parties to each of the aforesaid proceedings thereafter entered into settlement negotiations resulting in Swissray agreeing to pay $1,500,000 as and for full settlement of all outstanding claims; such settlement agreement having been executed on August 31, 1999. In accordance with such settlement agreement Swissray was required and has since paid the sum of $1,000,000 and is further obligated to pay (in accordance with the terms of an August 31, 1999 promissory note and over a period of 24 consecutive months) an aggregate of $500,000 with interest at the rate of 9% per annum. Payments with respect to such promissory note have been and remain current.

B. Dispute with J. Douglas Maxwell. On or about July 1, 1999 an action was commenced in the Supreme Court, State of New York, County of New York (Index No. 113099/99) entitled J. Douglas Maxwell against Swissray International, Inc., whereby Maxwell is seeking judgment in the sum of $380,000 based upon his interpretation of various terms and conditions contained in an Exchange Agreement between the parties dated July 22, 1996 and a subsequent Mutual Release and Settlement Agreement between the parties dated June 1, 1998. Swissray has denied the material allegations of Maxwell's complaint and has asserted three affirmative defenses and two separate counterclaims seeking
(amongst other matters) dismissal of the complaint and recission of the settlement agreement. An order was made on July 24, 2000 granting to Maxwell partial summary judgment on portion of his claim for approximately $320,000 plus interest. The court is presently considering Maxwell's application for judgment on the balance of his claim and Swissray's application for dismissal of that portion of plaintiff's claim.

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Restrictive Shares Issued In Accordance With Consulting Agreements

         Consulting Agreement with Liviakis Financial Communications, Inc.

         On March 29, 1999 Swissray entered into a one year consulting agreement with Liviakis Financial Communications, Inc. In accordance with the terms and conditions of the consulting agreement, the consultant agreed to provide certain specified consulting services in a diligent and thorough manner in return for which and as full and complete compensation thereunder, Swissray is required to compensate the consultant through its issuance and delivery of 3,000,000 fully vested, and non-forfeitable shares of Swissray's restrictive common stock. As regards such shares of common stock, consultant has agreed that throughout the period of time that it retains beneficial ownership of all or any portion of such shares that it shall vote such shares in favor of Ruedi G. Laupper continuing to maintain his current position(s) with Swissray and give Ruedi G. Laupper and/or his designee the right to vote consultant's shares at all Swissray shareholder meetings. Notwithstanding the fact that the March 29, 1999 agreement permitted Swissray to extend same (for an additional year) under the same terms and conditions excepting for annual remuneration, Swissray and LFC agreed to renegotiate remuneration. As a result thereof the parties (on March 29, 2000) entered into a new one year consulting agreement, which agreement is virtually identical to the initial agreement (including but not limited to voting rights on shares issued as referred to directly above) excepting that the remuneration section provides for the issuance of 490,000 fully vested non-forfeitable shares of Swissray's common stock and further provides for the issuance of 36,000 restrictive shares of Swissray common stock (based on 3,000 shares per month) throughout the period of consultant's performance and LFC has agreed to lock up the original 3,000,000 shares issued to it and not attempt to sell same through Rule 144 or otherwise despite being eligible to do so with such "lock up" to continue to March 28, 2001 unless the current consulting agreement is terminated or Swissray is acquired by another entity prior to March 28, 2001.

         Since both the initial agreement referred to above and the new agreement entered into on March 29, 2000 are identical in all material respects excepting as indicated above, the consulting agreements are hereinafter referred to collectively as consulting agreement. The foregoing does not purport to set forth each of the terms and conditions of the consulting agreement but rather is designed to summarize what management considers to be pertinent portions thereof.

         Notwithstanding Swissray's President's sole voting rights over those 3,526,000 shares issued to LFC in accordance with aforementioned consulting agreements of March 1999 and March 2000, LFC, through its president, and without any notice to, authorization by or waiver of Swissray's president's voting rights, nevertheless voted such 3,526,000 Swissray shares against each of Swissray's proposed nominees to our board of directors at Swissray's November 30, 2000 Annual Meeting of Stockholders for fiscal year ended June 30, 2000. The improperly cast proxy, which wholly ignored Swissray's president's voting rights was forwarded by LFC directly to Swissray's transfer agent and included in the latter's tabulation of votes as if properly voted.

         In  accordance  with  the  terms  of  the   aforementioned   consulting
agreement, LFC has agreed that it will generally provide the following consulting services:

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

o advise and assist Swissray in developing and implementing appropriate plans and materials for presenting Swissray and its business plans, strategy and personnel to the financial community, establishing an image for Swissray in the financial
                  community,   and  creating  the   foundation   for  subsequent
                  financial public relations efforts,
o advise and assist Swissray in communicating appropriate information regarding its plans, strategy and personnel to the financial community;
o                 assist and advise Swissray with respect to its
o                       stockholder and investor relations,
o relations with brokers, dealers, analysts and other investment professionals, and
o                       financial public relations  generally,
o perform the functions generally assigned to investor/ stockholder relations and public relations departments in major corporations,
o                 upon Swissray's approval,
o disseminate information regarding Swissray to shareholders, brokers, dealers, other investment community professionals and the general investing public and
o conduct meetings with brokers, dealers, analysts and other investment professionals to advise them of Swissray's plans, goals and activities and
o otherwise perform as Swissray's financial relations and public relations consultant.

         The agreement further provides that in the event LFC introduces SRMI to a lender or equity purchaser, not already having a preexisting relationship with SRMI, with whom SRMI ultimately finances or causes the completion of such financing, SRMI shall compensate LFC for such services with a "finder's fee" in the amount of 2.5% of total gross funding provided by such lender or equity purchaser or to an acquisition candidate, either directly or indirectly through another intermediary, not already having a preexisting relationship with SRMI, with whom SRMI ultimately acquires or causes the completion of such acquisition, SRMI shall compensate LFC for such services with a "finder's fee" in the amount of 2% of total gross consideration provided by such acquisition. The compensation to LFC is to be payable in cash and is to be paid in full at the time the financing or acquisition is closed. It is specifically understood that LFC is not nor does it hold itself out to be a Broker/Dealer, but is rather merely a "Finder" in reference to Swissray procuring financing sources and acquisition candidates.

         LFC has represented to Swissray that it was founded in 1985 by John Liviakis, its President, is a full service investor relations firm, providing services principally to micro through mid-cap public companies listed on the Nasdaq, American, New York Stock and OTCBB Exchanges. Such services include financial community and media relations, editorial services and interactive communications, as well as administrative, consulting and advisory services. The overall purpose of LFC is to enhance its corporate clients' recognition in the financial community, the media and among shareholders. In furtherance of its agreement with Swissray and in addition to and/or in conjunction with those consulting services referred to above and in the consulting agreement between the parties, LFC has performed the following services on behalf of Swissray in its efforts to assist and advise Swissray with respect to its stockholder and investor relations as well as its relations with brokers, dealers, analysts and other investment professionals. Specifically LFC has performed the following services:

|X| pro-actively soliciting sponsorship for Swissray's common stock from stockholders, institutions, and analysts;
o accepting incoming investor calls from brokers, shareholders and financial institutions;
|X|      assisting  Swissray  in  packaging  its  investor  relations materials;
o        assisting  Swissray in the writing and  dissemination of its press releases;
|X|      assisting  Swissray in media relations;  and
o generally advising Swissray, upon request, on matters of a corporate financial nature.

         Additionally, LFC has introduced Swissray and subsequently entered into an investment banking relationship with Raymond James & Associates in order to assist Swissray in evaluating strategic alternatives including, but not limited to, identifying proposals from potential suitors or strategic partners as well as supporting Swissray's financing requirements. This agreement has since terminated without any material results. See "Recent Developments".

Consulting Agreement with Rolcan Finance Ltd.

         Additionally, on March 29, 1999 Swissray entered into a eighteen month Consulting Agreement with Rolcan Finance Ltd. ("Rolcan"), pursuant to which Rolcan agreed to provide certain business and consulting services outside the United States and in return for which Swissray became obligated to issue as full and complete compensation thereunder, 800,000 fully vested, and non-forfeitable restrictive shares of its common stock.

         In accordance with terms of aforementioned consulting agreement, Rolcan has agreed to facilitate the endeavors of Swissray's medium and long term business plans through services, including but not limited to, introducing Swissray management to potential financial partners, financial brokers, and assist in developing market awareness within the financial community with an emphasis upon introductions to offshore investors in Europe, the Middle East and the Far East and to the extent practicable assisting Swissray in having its stock listed on various European exchanges and continuing to discuss Swissray financial requirements and types of financing which may be available and/or appropriate under then existing circumstances.

         Rolcan has advised that it is currently continuing to conduct due diligence activities with respect to locating international banking enterprises on behalf of Swissray with a view towards obtaining financial backing in areas of lines of credit, equipment leasing, receivable and inventory financing and areas of a similar nature. Such efforts if successful, are intended to alleviate cash flow difficulties that may arise as a result of substantial and significant increase in Swissray's business activities (and most specifically in its recent major increase in contracting for the sale of 32 of its ddRMulti-Systems to Romania in October 1999 and subsequently contracting (in October 2000) for the sale of 30 of its ddRChest-Systems to Romania. Rolcan, established in 1993 by its Managing Director and control stockholder, Roland Kaufmann, is a business consulting firm primarily engaged in the types of activities enumerated above with its principal activities being conducted outside the U.S.

         The issuance of the above referenced restrictive shares to LFC and Rolcan was based upon the then bid price of $0.50 per share as quoted on the date (March 29, 1999) that the parties each entered into and executed their respective Consulting Agreements. The factors considered by Swissray's Board in determining the 10% discount from the bid price of $0.50 per share when issuing the above referenced shares to LFC and Rolcan was based upon the Board's determination that there is a difference between the valuation of free trading securities and restricted shares. The principal differences considered relate to the facts that restricted shares may not be sold in the open market and restrictive legend appearing on such restricted shares may not be removed for a period of at least one year absent registration and then only in accordance with Rule 144 (assuming Swissray continues to meet necessary reporting requirements for utilization of Rule 144). The Board further considered the fact that even if the above referenced Rule 144 requirements were met the holder of restricted shares remained subject to specific volume limitations (usually 1% of outstanding common stock) with respect to sales made within a 3 month period subsequent to 1 year holding period. In addition to all of the above, the Board also considered the fact that Swissray's shares have had a history of substantial and significant volatility.

         The foregoing summarizes certain pertinent terms and conditions contained in the Agreements entered into by Swissray with LFC and Rolcan but does not purport to be a complete summary of such Agreements. Copies of such Agreements are filed with the SEC in Swissray's Form S-1 registration statement under SEC file number 333-59829. Accordingly, further information may be obtained through the Commission's World Wide Web site utilized for Issuers (such as Swissray) that file electronically with the Commission. The address of such site is http:\\www.sec.gov.

Recent Developments

         In July of 1999 Swissray signed a one year investment banking agreement with Raymond James & Associates, Inc. (NYSE:RJE - news). Under the terms of the agreement, Raymond James was to assist Swissray in evaluating strategic alternatives including, but not limited to, identifying and evaluating proposals from potential suitors or strategic partners, as well as supporting Swissray's financing requirements. On August 2, 2000 Swissray advised Raymond James that it did not intend to renew the agreement and forwarded necessary notice of termination. As of date of termination no monies were due to Raymond James for service rendered.

         In August of 1999 Swissray signed a one year exclusive sales, marketing and service agreement with Hitachi Medical Systems America, Inc. (HMA), a subsidiary of Hitachi Medical Corporation. Under the terms of the agreement HMA provides sales, marketing, and service for the distribution of Swissray's ddRMulti-System to end users within certain defined territories within the United States. In addition HMSA utilizes and promotes the Swissray Information Solutions services and products consisting of consulting and product solutions for medical imaging informatics. For further and more specific information with respect to this agreement, see "Sales and Marketing - Distribution Agreements - The Hitachi Agreement".

         In October 1999 Swissray was awarded a purchase order for 32 of its unique direct digital Radiography System from the Romanian Ministry of Health for its multifunctional ddRMulti-System, valued at over US$13,800,000. Installation will be in various hospitals throughout Romania, The initial payment aggregating 15% of the aforesaid total proceeds (i.e., $2,070,000) was received by Swissray in early March 2000. Swissray completed installation and sale of 25 of the 32 ddRMulti-Systems through close of its fiscal year ended June 30, 2000 while an additional 7 Systems were installed and sold through August 2000 with Swissray receiving the full balance aggregating $11,730,000 by such date.

         In March 2000 Swissray's German subsidiary sold its conventional x-ray division to an unaffiliated third party in order to focus its attentions upon sales and marketing efforts in the field of direct digital radiography. The transaction principally consisted of the sale of inventory and equipment (at costs approximating $53,000) and the purchaser's agreement to assume certain fixed costs (approximating an additional $32,000). There was no gain or loss to Swissray as a result of this transaction.

         Notwithstanding   the  above   referenced   March   2000  sale  of  the
conventional x-ray division, management of Swissray does not have any current plans to sell our conventional OEM business.

         In October 2000 Swissray entered into a further agreement with the Romanian Ministry of Health for the latter's purchase of 30 ddRChest-Systems in an agreement valued at more than $7,000,000 and guaranteed by the Swiss Export Risk Guaranty. Financing of the agreement was provided by ABN AMRO Bank with deliveries currently scheduled for the second calendar quarter of 2001.

                                   MANAGEMENT

Directors and Executive Officers of Swissray

         Set forth below is certain information concerning each current director and executive officer of Swissray, including age, position(s) with Swissray, present principal occupation and business experience during the past five years.


         Name                       Age              Position(s) Held
---------------------------------------------------------------------
Ruedi G. Laupper           50             Chairman of the Board of Directors,
                                          President and Chief Executive Officer,
Josef Laupper              55             Secretary, Treasurer and Director
Ueli Laupper               30             Vice President and Director
Dr. Erwin Zimmerli         53             Director and Member of the Independent
                                          Audit Committee
Dr. Sc. Dov Maor           54             Director and Member of the Independent
                                          Audit Committee
Michael Laupper            28             Chief Financial Officer

         Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

         Ruedi G. Laupper has been President, Chief Executive Officer and a director of Swissray since May 1995 and Chairman of the Board of Directors since March 1997. In addition, he is Chairman of the Board of Directors and President of Swissray's principal operating subsidiaries. Ruedi G. Laupper is the founder of the predecessors of Swissray and was Chief Executive Officer of SR Medical AG from its inception in June 1988 until May 1995. He has approximately 23 years of experience in the field of radiology. Ruedi G. Laupper is the brother of Josef Laupper and the father of Ueli and Michael Laupper.

         Josef Laupper has been Secretary, Treasurer (until January 1998 and recommencing January 1999) and a director of Swissray since May 1995 (with the exception of not having served as Secretary from December 23, 1997 to February 23, 1998). He has held comparable positions with SR Medical Holding AG, SR-Medical AG, and their respective predecessors since 1990. He is principally in charge of Swissray's administration. Josef Laupper has approximately 19 years of experience within the medical device business.

         Ueli Laupper has overall Swissray responsibilities in the area of international marketing and sales with approximately eight years of experience within the international X-ray market. He has been a Vice President of Swissray since March 1997 and a director of Swissray since March 1997. He was Chief Executive Officer of SR Medical AG from July 1995 until June 30, 1997 having previously been employed by Swissray from January 1993 to July 1995 as Export Manager. Since the beginning of July 1998 he has been in charge of Swissray's U.S. operations and currently serves as CEO of both Swissray America Inc. since its formation in September 1998 and Swissray Healthcare, Inc.

         Dr. Erwin Zimmerli has been a director of Swissray since May 1995 and, since March 1998, a member of Swissray's Independent Audit Committee. Since receiving his Ph.D. degree in law and economics from the University of St. Gall, Switzerland in 1979, Dr. Zimmerli has served as head of the White Collar Crime Department of the Zurich State Police (1980-86), as an expert of a Swiss Parliamentary Commission for penal law and Lecturer at the Universities of St. Gall and Zurich (1980-87), Vice President of an accounting firm (1987-1990) and Executive Vice President of a multinational aviation company (1990-92). Since 1992 he has been actively engaged in various independent consulting capacities primarily within the Swiss legal community.

         Dr. Sc. Dov Maor, was appointed as a member of Swissray's Board of Directors and a member of its Independent Audit Committee effective March 26, 1998. Dr. Sc. Dov Maor currently holds the position of Vice President for
Technology with ELBIT Medical Imaging, Haifa. Dr. Sc. Dov Maor is well experienced in the field of Nuclear Medicine and medical imaging and has been employed for over 10 years in a leading position in Research & Development. Additionally, he was working in conjunction with the Max Planck Institute for Nuclear Physics in Heidelberg within his field of experience. In addition to his technical knowledge, Dr. Sc. Dov Maor is experienced in the commercial sector of the industry.

         Michael Laupper assumed the position of Interim Chief Financial Officer of Swissray effective January 1, 1999, having previously worked in conjunction with Swissray's former CFO and has been Swissray's CFO since August 1999. Michael Laupper completed his commercial education in the chemical industry in 1991 in Switzerland and has additionally completed studies in finance and accounting (in the United States during 1996-97). He has served Swissray in various management positions at SR Management AG and SR Medical AG, Swissray subsidiaries since 1999 and prior to assuming his current position.

The Board of Directors

         The Board of Directors has responsibility for establishing broad corporate policies and for overseeing the performance of Swissray. Members of the Board of Directors are kept informed of Swissray's business by various reports and documents sent to them in anticipation of Board meetings as well as by operating and financial reports presented at Board meetings. Swissray pays its directors fees or compensation for services rendered in their capacity as directors. The current Board of Directors was elected and assumed office as of December 23, 1997 with the exception that Dr. Sc. Dov Maor assumed his position on March 26, 1998.

         The Board does not currently have a standing audit, nominating or compensation committee or any committee or committees performing similar functions, but acts, as a whole, in performing the functions of such committees (except as may be indicated directly hereinafter). At a meeting of the Board of Directors held on March 26, 1998, an Independent Audit Committee was established.

Employment Agreements

         Ruedi G. Laupper entered into a five-year employment agreement with Swissray Management AG, a wholly owned subsidiary of Swissray, on December 18, 1997, which agreement provided for automatic renewal for another five years unless terminated by either party no later than December 31, 2001. Such agreement also provided for

o        an annual salary of 299,000 Swiss francs (or $194,121),
o        an  annual bonus of 12,000 Swiss francs (or $8,377), and
o a performance based bonus, based on the audited consolidated financial statements of Swissray as of the end of the fiscal year.

The bonus was calculated at 25% of EBIT (earnings before interest and taxes) payable in stock of Swissray International, Inc. valued at the average of the closing prices during the five business days following the filing of the 10-K. In addition, the agreement entitles Mr. Laupper to a car allowance, five weeks of vacation, $698 per month for expenses and a "Bel Etage" insurance which provides certain pension benefits not mandated by Swiss law. If such employment agreement is terminated for reasons beyond the employee's control, Ruedi Laupper will receive 2 million Swiss francs (or $1,396,258) including any bonus. Swissray guarantees the obligation of Swissray Management AG in the event of a default.

         Pursuant to June 30, 1999 Board meeting (attended by Swissray's President, Ruedi G. Laupper, who absented himself from the meeting prior to vote upon and adoption of resolutions) the EBIT bonus provisions referred to above were extinguished in exchange for extending the duration of the employment agreement to December 18, 2007 and issuance to Ruedi G. Laupper of 2,000,000 fully vested, and non-forfeitable shares of restrictive Swissray common stock in exchange for and in consideration of his agreeing to cancel the above referenced EBIT provisions in his employment contract which otherwise would have entitled him to receive 25% of all Swissray earnings before interest and taxes payable in shares of Swissray Common Stock during each year of such employment contract, which contract expires December, 2007. EBIT, in thousands, for the years ended June 30, 1997, 1998, 1999 and 2000 was $(12,425), $(14,218), $(15,539) and
$(11,291) respectively. Accordingly, no bonus was payable. Valuation assigned to the aforesaid 2,000,000 fully vested, and non-forfeitable shares was based upon Board members agreement that such price would be based upon 75% of bid price at the time proposal was initially made and agreed to on March 12, 1999, i.e. 75% of $0.50 bid price on March 12, 1999. The Board resolution approving the above referenced transaction (and utilizing the aforesaid agreed to valuation date) occurred on June 30, 1999, at which time the bid price of the common stock was $2.625 and at which time the above referenced shares were issued to Mr. Laupper. In accordance with SEC guidelines (and notwithstanding the percentage discount from bid price discussed above) Swissray's financial statements reflect a 10% (as opposed to 25%) discount from bid price with respect to this transaction at date of issuance.

         At such June 30, 1999 Board meeting members expressed their consensus that while Swissray had not, as yet, had any earnings, that its business (after significant and ongoing infusions of capital) had now reached the point where it was expected that "breakeven" (earnings before interest and taxes being $0) was reasonably foreseeable within the current fiscal year and that it was further expected that in both the near term (i.e., within the next two fiscal years) and long term (i.e., the period of time commencing subsequent to the close of fiscal year ended June 30, 2002) that substantial and significant earnings would be forthcoming as a result of its development of its ddRMulti-System (and related products) and the industry's acceptance of same as reflected by substantial sales increases and the then anticipated sale of a significant number of its ddRMulti-Systems to the Government of Romania. The contract for sale of ddRMulti-Systems was entered into in October 1999 as a result of the Romanian Bidding Commission having accepted Swissray's tender (in September 1999) as made to the Ministry of Health of the Government of Romania. As a result thereof Swissray entered into the aforesaid contract for the sale of 32 of its ddRMulti-Systems with a valuation of in excess of $13,800,000. An initial payment aggregating 15% of the aforesaid total gross proceeds (i.e. a sum approximating $2,070,000) due under such contract was made to Swissray in early March 2000. Swissray completed installation and sale of 25 of the 32 ddRMulti-Systems through close of its fiscal year ended June 30, 2000 while an additional 7 Systems were installed and sold through August 2000 with Swissray receiving the full balance aggregating $11,730,000 by such latter date.

         Based upon the above, Board members reaffirmed their aforesaid March 12, 1999 agreement that it would be in the best interests of all parties concerned (and especially Swissray stockholders) to eliminate the above referenced EBIT provisions so that what might otherwise amount to significant earnings being paid to Swissray's President in stock (pursuant to the 25% of EBIT bonus provisions) be replaced with a permanent one time solution. It was then resolved and subsequently accepted by Swissray's President that 2,000,000 restrictive shares of Swissray's Common Stock be issued to him in exchange for cancellation of the above referenced 25% of EBIT bonus provisions and in accordance with March 12, 1999 original agreement.

         The above referenced proposal was initially orally made to Swissray's President by its Board of Directors on March 12, 1999 and the key meeting with respect to discussion thereon occurred on such date, and such agreement was subsequently finalized (i.e. reduced to writing) at Swissray's June 30, 1999 Board meeting wherein discussions were basically limited to those set forth above and at which the only persons present were Board members and at which time Board members again agreed that valuation assigned to shares issued would reflect price at time of initial proposal as previously agreed to. There were no offers or counter-offers between Swissray and its President but rather directors agreed to and voted in favor of issuance of the above referenced 2,000,000 restrictive shares and Swissray's President (abstaining himself from such vote) agreed to such resolution. All material factors considered by the Board consisted of those referred to above and were what it considered to be "positive" factors without any negative factors or implications being discussed. Swissray has quantified all material factors to the extent practicable.

         Management obtained stockholder ratification regarding this matter on July 12, 2000 after advising stockholders that even absent ratification the Board, in all likelihood, would leave the agreement in effect, as is. Such ratification was sought and received in an effort to comply with NASDAQ
Marketplace Rule 4310(c)(25)(H)(i)(a). Notwithstanding ratification the NASD Board of Governors on July 28, 2000 advised Swissray that it had declined to review the June 1, 2000 decision of the Nasdaq Council.

         The above referenced Rule provides in part that "Each Issuer shall require shareholder approval." (A) when a stock option or purchase plan is to be established or other arrangements made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of Swissray or broadly based plans and arrangement including other employees (e.g. ESPOS). In a case where the shares are issued to a person not previously employed by Swissray, as an inducement essential to the individual's entering into an employment contract with Swissray shareholder approval will generally not be required. The establishment of a plan or arrangement under which the amount of securities which may be issued does not exceed the lesser of 1 percent of the number of shares of Common Stock, 1 percent of the voting power outstanding, or 25,000 shares, will not generally require shareholder approval".

         Swissray is not currently on NASDAQ but nevertheless wished to obtain stockholder ratification regarding our issuance of restrictive shares of our common stock in amounts greater than 25,000 shares per person since NASDAQ may consider this issue for companies who are reapplying for listing on a case by case basis and in the case of Swissray, has so considered such issuance to the detriment of Swissray's ability for NASDAQ relisting.

         Swissray has entered into four (4) year employment agreements with Michael Laupper its Chief Financial Officer and Ueli Laupper its Vice President. Each of such agreements will automatically renew for an additional 4 years unless notice is given six (6) months prior to the initial expiration date. Ueli Laupper's employment agreement commenced July 1, 2000 while the employment agreement of Michael Laupper commenced November 1, 2000. The employment agreements of Michael Laupper and Ueli Laupper provide for annual compensation of CHF14,000 and US$8,000 per month respectively (with each employment agreement further providing for an additional (13th) month salary of equal sum at the end of the year). In accordance with the terms of each of the two (2) agreements each employee

|X|      is entitled to 25 days of vacation,
|X|      the use of a Swissray automobile and
|X| compensation in the sum of $500,000 in the event that the employment agreement is dissolved prior to expiration date on grounds for which employee is not responsible.

The agreements further provide for non-accountable expense allowances to Michael Laupper - CHF1,000 and Ueli Laupper - $1,500.

         All of these employment agreements are covered by Swiss law.

Compensation of Directors and Executive Officers

         Summary Compensation Table

         (A) The following Summary Compensation Table sets forth certain information for the years ended June 30, 1998, 1999 and 2000 concerning the cash and non-cash compensation earned by or awarded to the Chief Executive Officer of Swissray and the three other most highly compensated executive officers of Swissray as of June 30, 2000 (the "Named Executive Officers").

                                            Annual Compensation                           Long-Term Compensation
                                            -------------------                           ----------------------
                                    Fiscal                                Other Annual      Stock       All Other
Name and Principal Position          Year       Salary        Bonus       Compensation     Options     Compensation
---------------------------         -----   --------------    -----       ------------     -------     ------------
Ruedi G. Laupper                    2000    $200,878            ---      $695,625(1)(6)     181,250(7)       ---
  President and Chief Executive     1999    $194,121          $8,377     $4,335,000(1)(5)       ---          ---
  Officer, Chairman of the          1998    $173,587          $16,057    $15,000 (1)            ---          ---
  Board of Directors

Josef Laupper                       2000    $109,468            ---      $383,250(1)(6)     200,000(7)       ---
  Secretary, Treasurer              1999    $ 83,566          $6,494     $12,000 (1)            ---          ---
                                    1998    $ 94,669            ---      $12,000 (1)            ---          ---

Ueli Laupper                        2000    $114,494            ---      $628,750(1)(6)     218,750(7)       ---
  Vice President International      1999    $ 94,924          $7,077        $10,000 (1)          ---         ---
  Sales (2)                         1998    $ 95,685            ---         $10,000 (1)          ---         ---

Michael Laupper                     2000    $ 80,600            ---         $371,250(6)     125,000(7)       ---
  Chief Financial Officer

Herbert Laubscher                   1998    $ 79,244            ---                ---           ---         ---
  Chief Financial Officer (2)(3)

Erich A. Kalbermatter               1999    $153,333            ---                ---           ---         ---
  Chief Operating Officer  (4)      1998    $ 33,652            ---                ---           ---         ---
-------------------

(1)      Fees for service on the Board of Directors of the Company.
(2)      Compensation did not exceed $100,000 in any fiscal year.
(3) Herbert Laubscher joined the Company in August of 1996 and served as Treasurer from January 1998 until his resignation effective December 31, 1998.
(4) Erich A. Kalbermatter joined the Company on April 14, 1998 and resigned in February 1999.
(5) Dollar value assigned to the 2,000,000 shares of Common Stock issued for relinquishment of EBIT bonus based upon Board members agreement that such price would be based upon 90% of bid price at the time proposal was initially made, i.e., 90% of the $2.40 average price on June 30, 1999 - the date of the Board of Directors meeting.
(6)      Includes 275,000,  150,000,  250,000 and 150,000 shares of common stock issued to Ruedi G. Laupper, Josef Laupper, Ueli Laupper and Michael Laupper respectively, all of which shares were valued at $2.475 per share.

(7)      See "Stock Option Grants in Fiscal Year Ended June 30, 2000".

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         The following tables set forth certain information concerning the grant of options to purchase shares of the Common Stock to each of the executive officers of Swissray, as well as certain information concerning the exercise and value of such stock options for each of such individuals. Options generally become exercisable upon issuance and expire no later than ten years from the date of grant.

             STOCK OPTION GRANTS IN FISCAL YEAR ENDED JUNE 30, 1998

         With respect to the Named Executive Officers there were no granting of stock options under either Swissray's 1996 or 1997 Stock Option Plans (the "Plans") during the fiscal year ended June 30, 1998.

             STOCK OPTION GRANTS IN FISCAL YEAR ENDED JUNE 30, 1999

         With respect to the Named Executive Officers there were no granting of stock options under either Swissray's 1996, 1997 or 1999 Stock Option Plans (the "Plans") during the fiscal year ended June 30, 1999.

             STOCK OPTION GRANTS IN FISCAL YEAR ENDED JUNE 30, 2000

         With respect to the named Executive Officers there were no granting of stock options under either Swissray's 1996, 1997. 1999 or 2000 Stock Option Plans (the "Plans") during fiscal year ended June 30, 2000 excepting for options granted (October 27, 1999 when the bid price was $2.625) from the 1999 Plan as follows: Ruedi G. Laupper, Josef Laupper, Ueli Laupper and Michael Laupper 181,250, 200,000, 218,750 and 125,000 options respectively. All of such options are exercisable at $2.625 per share for a period of three years.
         AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED JUNE 30, 1999
                          AND YEAR-END OPTION VALUES(1)

                                                    Number of
                                                   Securities                                       Value of
                                                   Underlying                                      Unexercised
                                                   Unexercised                                    In-The-Money
                                                     Options                                         Options
                                              At Fiscal Year-End(#)                           At Fiscal Year-End($)
         Name                               Exercisable/Unexercisable                       Exercisable/Unexercisable

Ruedi G. Laupper                                   12,000/0(3)                                       $1.79/0
Josef Laupper(4)                                       0/0                                             0/0

                                       74


Ueli Laupper(4)                                        0/0                                             0/0
Herbert Laubscher(4)                                   0/0                                             0/0
Ulrich R. Ernst(4)(5)                                  0/0                                             0/0

(1) No options were exercised by a Named Executive Officer during the fiscal year ended June 30, 1997, 1998 and 1999.
(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.
(3) Includes 12,000 options which are owned indirectly by Mr. Laupper through SR Medical Equipment Ltd., a corporation which is wholly owned by Mr. Laupper.
(4)      These individuals own no stock options of the Registrant.
(5) Mr. Ernst was Chairman of the Board of Directors from May 1995 until March 18, 1997.

Stock Option Plans

         On January 30, 1996, the Board of Directors adopted Swissray's 1996 Non-Statutory Stock Option Plan (the "1996 Plan"). All of the options under such 1996 Plan have been granted. Consequently, the Board of Directors and Swissray's stockholders approved the Swissray International, Inc. 1997 Stock Option Plan (the "Stock Option Plans").

         The purpose of the Stock Option Plans is to provide directors, officers and employees of, and consultants to Swissray and its subsidiaries with additional incentives by increasing their ownership interests in Swissray. Directors, officers and other employees of Swissray and its subsidiaries are eligible to participate in the Stock Option Plans. Options may also be granted to directors who are not employed by Swissray and consultants providing valuable services to Swissray and its subsidiaries. In addition, individuals who have agreed to become an employee of, director of or a consultant to Swissray and its subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or consultant status. Awards of options to purchase Common Stock may include incentive stock options under Section 422 of the Internal Revenue Code ("ISOs") and/or non-qualified stock options ("NQSOs"). Grantees who are not employees of Swissray or a subsidiary shall only receive NQSOs.

         The maximum number of options that may be granted under this Plan shall be options to purchase 200,000 shares of Common Stock. As of November 30, 2000, none of such options have been granted.

         The Compensation Committee will administer the Stock Option Plans. The Compensation Committee generally will have discretion to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any calendar year may not exceed 200,000; (ii) the term of any option may not exceed 10 years (unless granted as an ISO to an individual or entity who possesses more than 10% of the voting power of Swissray, which term may not exceed five years); (iii) an option will terminate as follows: (a) if such termination is on account of permanent and total disability (as determined by the Compensation Committee), such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate six months thereafter; (c) if such termination is for cause (as determined by the Compensation Committee), such options shall terminate immediately; (d) if such termination is for any other reason, such options shall terminate three months thereafter; and (iv) the exercise price of each share subject to an ISO shall be not less than 100%, or, in the case of an ISO granted to an individual described in Section 422(b)(6) of the Code, 110% of the fair market value (determined in accordance with Section 422 of the Code) of a share of the Stock on the date such option is granted. Unless otherwise determined by the Compensation Committee, (i) the exercise price per share of Common Stock subject to an option shall be equal to the fair market value of the Common Stock on the date such option is granted; (ii) all outstanding options become exercisable immediately prior to a "change in control" of Swissray (as defined in the Stock Option Plans) and (iii) each option shall become exercisable in three equal installments on each of the first, second and third anniversary of the date such option is granted.

         The Stock Option Plans may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the Common Stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Stock Option Plans or broaden eligibility. The Stock Option Plans will remain in effect until terminated by the Board of Directors. No ISO may be granted more than ten years after such date.

         Pursuant to February 1999 Board of Directors approval and subsequent July 23, 1999 stockholder approval, Swissray adopted its 1999 Non Statutory Stock Option Plan, whereby it reserved for issuance up to 3,000,000 shares of its common stock. Thereafter in August 1999 Swissray filed a registration statement on Form S-8 (File No. 0-26972) so as to register those shares of common stock underlying the aforesaid options. As of November 30, 2000, 2,909,000 of these options have been granted.

         Pursuant to October 1999 Board of Directors approval and subsequent July 12, 2000 stockholder approval, Swissray adopted its 2000 Non Statutory Stock Option Plan, whereby it reserved for issuance up to 4,000,000 shares of its common stock. Thereafter in August 2000 Swissray filed a registration statement on Form S-8 (File No. 0-26972) so as to register those shares of common stock underlying the aforesaid options. None of these options have been granted through November 30, 2000.

         Pursuant to September 2000 Board of Directors approval and subsequent November 30, 2000 stockholder approval, Swissray adopted its 2001 Non Statutory Stock Option Plan, whereby it reserved for issuance up to 2,000,000 shares of its common stock. None of these options have been granted through November 30, 2000.

               Swissray currently has outstanding non-statutory stock options to purchase an aggregate of 161,000 shares of Common Stock. See "Management -- Compensation of Directors and Executive Officers" and Notes to the Consolidated Financial Statements June 30, 2000, 1999 and 1998.

Retirement and Long-Term Incentive Plans

         The Swiss and German Subsidiaries, mandated by government regulations, are required to contribute approximately five (5%) percent of eligible, as defined, employees' salaries into a government pension plan. The subsidiaries also contribute approximately five (5%) percent of eligible employee salaries into a private pension plan. Total contributions charged to operations for the years ended June 30, 2000, 1999 and 1998, were $475,176, $509,959 and $347,854 respectively.

Director Compensation

         Directors of Swissray receive $10,000 annually for serving as directors except for Josef Laupper, who receives $12,000 and Ruedi Laupper, the Chairman of the Board of Directors, who receives $15,000.

Compensation Committee Interlocks and Insider Participation

         Swissray had no Compensation Committee during the last completed fiscal year. The Corporation's executive compensation was supervised by all members of Swissray's Board of Directors and the following directors were concurrently officers of Swissray in the following capacities: Ruedi G. Laupper (Chairman of the Board of Directors, President and Chief Executive Officer); Josef Laupper (Secretary, Treasurer and director) and Ueli Laupper (Vice President and director). No executive officer of Swissray served as a member of the Board of Directors or compensation committee of any entity which has one or more executive officers who serve on Swissray's Board of Directors.

         While Swissray did not issue any shares of its Common Stock to any of its officers during fiscal year ended June 30, 1998 it did issue 48,259 shares of Common Stock to a company controlled by Ruedi G. Laupper pursuant to an agreement between Ruedi G. Laupper and Swissray in consideration of Mr. Laupper's agreement to cancellation of 160,863 post split shares of Common Stock held by Ruedi G. Laupper or companies controlled by him.

         Swissray did not issue any shares of its Common Stock to any of its officers during fiscal year ended June 30, 1999 excepting for the issuance of 2,000,000 restrictive shares to Ruedi G. Laupper in exchange for and in consideration of cancellation of certain bonus provisions contained in employment contract. See "Management - Employment Agreements". With respect to shares of common stock issued to officers and directors during fiscal year ended June 30, 2000 see "Certain Transactions".

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of December 31, 2000 (except where otherwise noted) with respect to (a) each person known by Swissray to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (b) each director of Swissray, (c) Swissray's executive officers and (d) all officers and directors of Swissray as a group. Except as indicated in the footnotes to the table, all of such shares of Common Stock are owned with sole voting and investment power). The title of class of all securities indicated below is Common Stock with $.01 par value per share. The computations with respect to "Percentage of Shares Beneficially Owned" are based upon an aggregate of 84,097,256 shares which consists of 31,654,909 shares issued and outstanding as of December 31, 2000 and those 52,442,347 shares issued during December 2000 in accordance with Exchange Agreement.

                                       No. Of Shares             Percentage of
                                        Beneficially           Shs. Beneficially
Name and Address of Beneficial Owner      Owned (1)                 Owned (1)
------------------------------------    -----------              -------------
Ruedi G. Laupper (2)(10)                 2,941,074                   3.49%
c/o SWISSRAY International, Inc.
Turbistrasse 25-27
CH 6280 Hochdorf
Switzerland

Josef Laupper (3)                          325,000                    * %
c/o SWISSRAY International, Inc.
Turbistrasse 25-27
CH 6280 Hochdorf
Switzerland

Erwin Zimmerli (4)                         218,750                    * %
c/o SWISSRAY International, Inc.
Turbistrasse 25-27
CH 6280 Hochdorf
Switzerland

Ueli Laupper (5)                           443,750                    * %
320 West 77th Street
New York, New York 10024

Dov Maor (6)                                31,250                    * %
c/o SWISSRAY International, Inc.
Turbistrasse 25-27
CH 6280 Hochdorf
Switzerland

Michael Laupper (7)                        250,000                    * %
c/o SWISSRAY International, Inc.
Turbistrasse 25-27
CH 6280 Hochdorf
Switzerland

Liviakis Financial Communications,
Inc. (LFC)                               3,526,000 (8)               4.19%
495 Miller Avenue - 3rd Floor
Mill Valley, California   94914

Hillcrest Avenue LLC                    52,442,347 (11)             62.36%
c/o Citco Trustees (Cayman) Limited
Corporate Centre
Windward One
West Bay Road
P.O. Box 31106 SMB
Grand Cayman, Cayman Islands

Thomson Kernaghan & Co. Ltd.             8,390,614 (12)              9.98%
365 Bay Street
Toronto, Ontario M5H 2V2
Canada

All directors and officers as
 a group (six persons)                   4,209,824 (9)               4.96%

* Represents less than 1% of the aggregate of 84,097,256 shares outstanding as of December 31, 2000.

(1) Unless otherwise indicated, Swissray believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.
(2) Includes (i) 37,500 shares owned indirectly by Ruedi G. Laupper through SR Medical Equipment Ltd., a corporation which is wholly owned by him;
         (ii) 460,324 shares owned indirectly by Ruedi G. Laupper through Tomlinson Holding Inc., a corporation which is wholly owned by him,
         (iii) 12,000 shares which may be acquired upon exercise of immediately exercisable options, which options are owned indirectly by Ruedi G. Laupper through SR Medical Equipment Ltd., a corporation which is wholly owned by him and (iv) an additional 156,250 shares which may be acquired upon exercise of balance of immediately exercisable options issued in October 1999.

(3) Includes 175,000 shares which may be acquired upon exercise of balance of immediately exercisable options issued in October 1999.
(4) Includes 68,750 shares which may be acquired upon exercise of balance of immediately exercisable options.
(5) Includes 193,750 shares which may be acquired upon exercise of balance of immediately exercisable options issued in October 1999.
(6) Includes 31,250 shares which may be acquired upon exercise of immediately exercisable options issued in October 1999.
(7) Includes 100,000 shares which may be acquired upon exercise of balance of immediately exercisable options issued in October 1999.
(8) Pursuant to written Agreements, Swissray's President, Ruedi G. Laupper, has sole voting rights with respect to these shares without any limitation thereon so long as same are owned by LFC. LFC in turn (and pursuant to agreement with Swissray) may not sell any of such shares until March 28, 2001 and then only in accordance with and subject to such volume limitations as are imposed in accordance with the applicable provisions of Rule 144 under the Securities Act of 1933.
(9)      Includes 737,000 shares issuable upon option exercise.
(10) When taking into account the number of shares owned beneficially by Ruedi G. Laupper (2,772,824) as well as those shares over which he exercises voting control (as indicated in footnote 8 above) Ruedi G. Laupper exercises voting control over approximately 20% of all voting shares as of November 30, 2000. Additionally, when including the number of shares issued in accordance with Exchange Agreement entered into with Hillcrest Avenue LLC over which Swissray's President similarly has voting control, Ruedi G. Laupper's total voting control increases to approximately 70% of the then outstanding 84,097,256 Swissray shares. See footnote 11.
(11) In accordance with terms and conditions of Exchange Agreement entered into on December 29, 2000, Hillcrest Avenue LLC ("Hillcrest") is by and far the single largest stockholder of Swissray, Notwithstanding such statement and in accordance with terms and conditions of Shareholders Agreement (filed as an exhibit to this registration statement) Swissray's President, Ruedi G. Laupper, has sole voting rights with respect to those shares owned by Hillcrest without any limitation thereon (excepting as may be set forth in aforesaid Shareholders Agreement) so long as same are owned by Hillcrest. Hillcrest, in turn, and notwithstanding the fact that those shares owned by it are being registered hereunder, may not sell any of such shares until six months and one day from the December 29, 2000 date of the Exchange Agreement. See also footnote 10 hereto. Hillcrest is managed and directed by Navigator Management Ltd., its sole director. Voting control of Hillcrest's shares is exercised by Livingstone Asset Management Limited, a Bahamas company controlled by David Sims.
(12) Swissray's transfer agent's records indicate that this entity is the record owner of the number of shares indicated. However, such firm in its capacity as a broker-dealer, may not be the beneficial owner of all or any significant portion of those shares for which record ownership is indicated.

                              CERTAIN TRANSACTIONS

         Reference is herewith made to Compensation Committee Interlock, second paragraph regarding (a) 48,259 restrictive shares of Swissray common stock issued to its President during fiscal year ended June 30, 1998 and (b) 2,000,000 restrictive shares issued to its President during fiscal year ended June 30, 1999. For further information with respect to the latter transaction reference is herewith made to "Management - Employment Agreements", second paragraph. With respect to both transactions referred to herein Swissray's Board determined same to be as fair to Swissray as could have been made with unaffiliated parties and both of such transactions were unanimously approved by its Board with Swissray's President abstaining from voting.

         Subsequent to June 30, 1999 year end, 497,824 restrictive shares of Swissray common stock were issued to corporations controlled by Swissray's President in consideration of his pledging as collateral (and subsequently forfeiting) shares of Swissray common stock owned by corporations controlled by him in order to enable Swissray to obtain financing.

         During October of 1999 and in accordance with unanimous Board approval Swissray issued an aggregate of 875,000 shares to certain of its officers and/or directors as consideration for services rendered as per Board resolution. Such shares were issued as follows:
                                                                No. Of
         Name                       Position                     Shares
         ----                       --------                     ------
         Ruedi G. Laupper           Chairman, President &        275,000
                                    Chief Executive
                                    Officer
         Josef Laupper              Secretary, Treasurer         150,000
                                    & a Director
         Michael Laupper            Chief Financial Officer,     150,000
                                    Controller
         Ueli Laupper               Vice President & a           250,000
                                    Director
         Erwin Zimmerli             Director                      50,000

                           HISTORY OF PAST FINANCINGS

         From May 1995 through February 18, 2000 Swissray had engaged in a significant number of equity (Regulation S) financings and debt (Regulation D) financings. Appearing directly below is a chart indicating certain pertinent information regarding such financings inclusive of number of shares of common stock issued.

                                                                                                             Outstanding
Type of                    Date of        Closing       Discount      Number Of          Proceeds            Prior to Cancelation
Financing (4)(5)           Financing      Bid Price   From Market  Shares Issued         Received            and Exchange (1)
----------------           ------------  ------------ -----------  ----------------  --------------------   ---------------------
                                                                                     GROSS       NET
                                                                                     -----       ---
REG S- Off-Shore           May 20, 1995     (2)                        2,000,000  $4,250,000  $4,000,000        $ -0-
REG S- Off-Shore           Dec. 10, 1995    (2)                        1,000,000  $________   $4,500,000        $ -0-
Reg S- Convertible         Sept. 11, 1996   $4.125                     1,872,707  $3,800,000  $2,774,000        $ -0-
Reg S- Convertible         Jan. 10, 1997    $3.00                      2,395,709  $3,500,000  $3,085,000        $ -0-
Reg S- Off-Shore           Mar. 5, 1997     $2.6875                    1,000,000  $2,000,000  $1,925,000        $ -0-

                                       81


Reg S- Prom. Note          Apr. 28, 1997    $1.96875                     800,00   $2,000,000  $1,822,500        $ -0-
Reg S- Convertible         May 15, 1997     $2.40625                        --    $2,000,000} $3,458,890}       $ -0-
Reg S- Convertible         June 15, 1997    $3.0625                         --    $2,000,000}           }       $ -0-
Reg S- Convertible         July 31, 1997    $2.750                     4,077,878  $4,262,500  $4,262,500        $ -0- (includes May
                                                                                                                and June 1997)(3)
Reg D- Convertible         Aug. 19, 1997    $2.6875          20%       3,643,053  $5,000,000  $4,318,750        $1,850,000 rolled
                                                                                                                over
Reg D- Convertible         Nov. 26, 1997    $1.84375         25%       4,397,081  $2,158,285  $2,158,285        $ -0-
Reg D- Convertible         Dec. 11, 1997    $1.375           25%       7,735,099  $3,690,000  $3,000,000        $ -0-
Reg D- Convertible         Mar. 16, 1998    $1.00            20%       7,075,138  $5,500,000  $4,915,000        $ -0-
REG D- Convertible         June 15, 1998    $.578            20%         919,858  $2,000,000  $1,760,000        $ -0-
REG D- Convertible         Aug. 31, 1998    $.281            18%       6,940,926  $6,143,849  $5,832,849        $ -0-
REG D- Convertible         Oct. 6, 1998     $.188            18%       3,234,000  $2,940,000  $2,100,000        $ -0-
REG D- Convertible         May 13, 1999     $.500            18%           (1)    $1,080,000  $1,080,000        $1,119,600
REG D- Convertible         Jan. 29, 1999    $.375            18%           (1)    $1,170,000  $1,020,000        $1,170,000
REG D- Convertible         May 31, 1999     $.437            18%           (1)    $1,110,000  $1,110,000        $1,132,200
REG D- Convertible         May 14, 1999     $2.875           20%         333,983  $  500,000  $  500,000        $   9,700
                  }        May 21, 1999     $3.00            20%           (1)    $  200,000  $  200,000        $  200,000
                  }        June 9, 1999     $2.625           20%         117,802  $  150,000  $  150,000        $ -0-
REG D- Convertible         June 24, 1999    $.59375          18%           (1)    $  550,000  $  500,000        $  561,000
REG D- Convertible         Aug. 23, 1999    $3.750           20%           (1)    $1,100,000  $1,100,000        $1,148,400
Sale of Securities}(6)     Sept. 7, 1999    $2.50             --       1,000,000  $1,000,000  $1,000,000        $ -0-
Sale of Securities}(6)     Oct. 19, 1999    $2.75             --         500,000  $  750,000  $  750,000        $ -0-
                  }(6)     Nov. 1, 1999     $3.312            --         500,000  $  750,000  $  750,000        $ -0-
REG D-Convertible          Nov. 11, 1999    $5.00            20%           (1)    $1,400,000  $1,260,000        $1,526,000
Sale of Securities (6)     Dec. 13, 1999    $7.40625          --         666,667  $1,000,000  $1,000,000        $ -0-
Sale of Securities (6)     Feb. 18, 2000    $6.375            --         333,333  $  999,999  $  976,499        $ -0-
                                                                      ----------  ----------  ----------        ----------
                  Totals                                              50,542,702 $63,004,633 $61,309,273        $6,866,900

(1) All principal balances indicated as a result of non-conversion of outstanding convertible debentures have since been extinguished through cancellation of such outstanding convertible debentures pursuant to an arms-length agreement whereby Swissray issued restrictive shares of its common stock to debenture holders and/or their assignees or designees while simultaneously entering to registration rights agreements pursuant to which Swissray has filed this registration statement. This transaction was accomplished, in part, to provide some degree of certainty and stability to Swissray's common stock by eliminating uncertainty as to number of shares which might otherwise have had to be issued upon debenture conversion in the future based upon discount from market price of Swissray common stock with further inherent uncertainty as to the number of shares since debentures did not contain any "floor" provisions (thereby causing a situation whereby the number of shares as may have had to be issued in the future could conceivably and significantly increase without limitation upon any significant decline in the bid price of Swissray's common stock).
(2) Date precedes initial NASDAQ listing when securities traded in "pink sheets". Attempts to obtain closing bid prices on such dates from the National Quotation Bureau as well as from broker-dealers have been unsuccessful. While bid prices existed on the dates indicated such prices are not currently known nor available to Swissray. Transactions referred to were determined in arms-length negotiations at the time of such financings.
(3) The July 31, 1997 transaction represents a renegotiated replacement, inclusive of interest, of those prior two transactions which occurred on May 15, 1997 and June 15, 1997 ($2,000,000 each).
(4) In each instance where a Regulation D financing was concluded Swissray was required to file a Form D with the SEC indicating to what extent, if any, net proceeds were utilized as and for payments to" officers, directors and affiliates" of Swissray as opposed to "payment to others". Each of the Forms D indicate that net proceeds received were

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

         entirely allocated as "payments to others" with a substantial majority (approximately 95%) of such funds being allocated to working capital and with the balance being utilized to extinguish outstanding indebtedness and for repurchase of Swissray securities.
(5) Pursuant to terms of Convertible Debentures, the holders thereof were not permitted to beneficially own more than 4.9% of outstanding Swissray shares (other than as a result of mandatory conversion provisions). The 4.9% limitation was only contractual in nature and applied to holders, affiliates or non-affiliates, who may have acquired the debentures. The 4.9% limitation did not apply and, accordingly, did not limit beneficial ownership in any manner in the event that
|X|      50% or more of Swissray is acquired,
|X|      Swissray was merged into another company or
|X| a change of control occurred. None of these events (other than mandatory conversions) took place.
(6) The purchasers of these securities had been given certain "piggy-back" registration rights requiring Swissray to register such shares which registration was subsequently accomplished.

                                 SELLING HOLDERS

         The securities offered hereby may be sold from time to time to purchasers directly by the selling shareholders (which term includes their asisgnees, transferees, pledgees, donees or their successors). Any such assignee, transferee, pledgee, donee or their successors may not offer the securities pursuant to this Prospectus until such holder is included as a Selling Holder in a supplement to this Prospectus. The securities consist of shares of Common Stock issued to Selling Holders upon extinguishment and cancellation of outstanding convertible debentures, Series A Preferred shares and certain promissory notes.

         Swissray has agreed to register the public offering of the securities by the selling shareholders under the Securities Act. Swissray will not receive any of the proceeds from the sale of the shares by the selling shareholders.

         The following table sets forth as of December 31, 2000, certain information with respect to the selling shareholders, including the number of shares that may be offered by them. The number of shares which may actually be sold by the selling shareholders will be determined from time to time by them and will depend upon a number of factors. Because the selling shareholders may offer all or none of the Securities that they hold and because the offering contemplated by the Prospectus is not being underwritten, no estimate can be given as to the number of securities that will be held by the selling shareholders upon termination of such offering. None of the selling shareholders have any current material relationship with Swissray other than as stockholders.

         Name of Selling Holder                    Shares          % of Class(1)
         ----------------------                    ------          ----------
         Hillcrest Avenue LLC (2)               52,442,347            62.36%

(1) Each of those Selling Shareholders indicated have agreed that as long as they remain beneficial owners of these securities they shall (a) vote such shares in favor of Ruedi G. Laupper continuing to maintain his current position(s) with Swissray and (b) give Ruedi G. Laupper and/or his designee the right to vote such shares at all Swissray shareholder meetings. Additionally, such Selling Shareholders have agreed to (i) "lock up" the shares of common stock indicated for a period of no less than six months and one day subsequent to issuance and (ii) file, with the SEC, as and when necessary and update as to when necessary and in a timely manner Schedule 13D in accordance with Rule 13d-2(a) (or if applicable and available to them Schedule 13G in accordance with Rule 13d-(102).
(2) Hillcrest is managed and directed by Navigator Management Ltd., its sole director. Voting control of Hillcrest's shares is exercised by Livingstone Asset Management Limited, a Bahamas Swissray controlled by David Sims.

         Each of the selling shareholders referred to herein have indicated in writing to Swissray that they are neither broker-dealers nor affiliates of broker-dealers.

         The selling shareholders of the securities identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of the shares of common stock since the date on which the information in the preceding table is presented. Information concerning the selling shareholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary.

                             THE EXCHANGE AGREEMENT

                  Subsequent to mandatory conversion at $1.00 per share of debentures issued on August 31, 1998 and October 5, 1998 Swissray entered into agreement with those firms and/or their assignee holding the

|X|      (a) balance of convertible debentures indicated herein,
|X| (b) Series A Preferred Stock issued in consideration of liquidated damages based upon terms of convertible debentures and
|X|      (c) certain promissory notes.

Each of these financing instruments inclusive of interest, penalties, liquidated damages or any other obligations were extinguished pursuant to an Exchange Agreement in exchange for the issuance of an aggregate of 52,442,347 restrictive shares of Swissray common stock being registered hereunder.

         Upon consummation of the Exchange Agreement all outstanding convertible debentures except for $9,700 have been retired as has all Series A Preferred Stock issued and a series of three separate promissory notes then having an aggregate principal outstanding balance due of $1,050,000. The consideration for the retirement of these financings instruments, as aforesaid, was the issuance of the restrictive shares being registered hereunder.

         The Selling Holder/assignee of the above referenced financing instruments has agreed, in the Exchange Agreement that so long as it retains beneficial ownership of all or any portion of such shares that it shall vote such shares in favor of Ruedi G. Laupper continuing to maintain his current position(s) with Swissray and subject to certain limitations give Ruedi G.

Laupper and/or his designee the right to vote such shares at all Swissray shareholder meetings. The Selling Holder/assignee has also agreed to "lock up" the shares of common stock indicated for a period of no less than six months and one day subsequent to issuance.

         The Exchange Agreement also provides for the
|X| extinguishment of all liens on Swissray assets associated in any manner with the financing instruments being retired,
|X| the exchange of mutual general releases between Swissray and those firms holding such financing instruments prior to assignment for any and all claims to date and
|X| the requirement that Swissray register those shares of restrictive common stock being issued in accordance with the terms of the Exchange Agreement with liquidated damages in the amount of 1% of the valuation of the common stock issued for each 30 day period subsequent to 180 days until the 240th day from closing of the Exchange Agreement and 2% for each 30 day period thereafter during which the registration statement relating thereto is not declared effective by the SEC.

                              PLAN OF DISTRIBUTION

(1)      Consists of
o 25,957,155 shares of Swissray common stock issued in exchange for cancellation of issued and outstanding convertible debentures,
o 21,746,506 shares of Swissray common stock issued in exchange for cancellation of Series A Preferred Stock and
o an additional 4,738,686 shares of Swissray common stock issued in exchange for cancellation of certain promissory notes - all of which are being offered for resale by the selling shareholder.

         Also registered hereunder are such additional shares that may be issued under anti-dilution provisions contained in registration rights agreements entered into at time of cancellation of debentures, Series A Preferred shares and promissory notes. Such additional shares do not and will not include any shares as may otherwise be required to be issued as a result of adjustments to stock dividends, stock splits or similar transactions as Swissray is not relying upon Rule 416 with respect thereto.

(2)      Does not include

|X| 161,000 shares of Common Stock which may be issued upon the exercise of outstanding options under the Swissray's 1996 Non-Statutory Stock Option Plan (the "1996 Plan"),
|X| 200,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 1997 Non-Statutory Stock Option Plan (the "1997 Plan"), 4,000,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 2000 Non-Statutory Stock Option Plan (the "2000 Plan") and
|X| 2,000,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 2001 Non-Statutory Stock Option Plan (the "2001 Plan")

         The sale of the securities by the selling shareholders may be affected from time to time in transactions on the Electronic Over-the-Counter Bulletin Board, in negotiated transactions, or through a combination of such methods of sale

|X|      at fixed prices, which may be changed,
|X|      at market prices prevailing at the time of sale,
|X|      at prices related to such prevailing market prices or
|X|      at negotiated prices. T

         The selling shareholders may effect such transactions by selling the securities directly to purchasers or to or through broker-dealers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). the selling shareholders and any broker-dealers who act in connection with the sale of the securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offering of the securities is made, a Prospectus Supplement, if required, will be distributed, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

                  To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. Swissray has not taken any action to register or qualify the securities for offer and sale under the securities or "blue sky" laws of any state of the United States. However, pursuant to the registration rights agreements among Swissray and the selling shareholders (the "registration rights agreements"), Swissray will use reasonable efforts to

o register and qualify the securities covered by the registration statement under such other securities or blue sky laws of such jurisdictions as the selling shareholders who hold a majority in interest of the securities being offered reasonably request and in which significant volumes of shares of Common Stock are traded,
o prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times until the earliest of
    |X| the date that is two years after the Closing Date, |X| the date when the selling shareholders may sell all securities under
        Rule 144 or
    |X| the date the selling shareholders no longer own any of the securities,


 o take such other actions as may be necessary to maintain such registrations and qualification in effect at all times during the Registration Period and
o take all other actions reasonably necessary or advisable to qualify the securities for sale in such jurisdictions; provided, however, that Swissray shall not be required in connection therewith or as a condition thereto to
    |X| qualify to do  business  in any  jurisdiction  where it would not otherwise  be required  to  qualify,
    |X| subject itself to general taxation in any such jurisdiction, |X| file a general consent to service of process in any such
        jurisdiction,
    |X| provide any undertakings that cause more than nominal expense or  burden to  Swissray  or
    |X| make any change in its articles of incorporation or by-laws or any then existing contracts, which in each case the Board of Directors of Swissray determines to be contrary to the best interests of Swissray and its stockholders.

         Unless and until such times as offers and sales of the securities by Selling Holders are registered or qualified under applicable state securities or "blue sky" laws, or are otherwise entitled to an exemption therefrom, initial resales by Selling Holders will be materially restricted. Selling Holders are advised to consult with their respective legal counsel prior to offering or selling any of their securities. The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the securities by the selling shareholders. The foregoing may affect the marketability of the securities.

         Pursuant to the registration rights agreements between Swissray and each of the selling shareholders all expenses of the registration of the securities will be paid by Swissray, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. The selling shareholders will be indemnified by Swissray against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith.

                          DESCRIPTION OF CAPITAL STOCK

         The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of Swissray's Certificate of Incorporation, as amended and By-Laws, copies of which are incorporated by reference as exhibits to this registration statement.

Common Stock

         On December 26, 1997 an amendment to the Certificate of Incorporation with respect to an increase of the number of shares of Common Stock Swissray is authorized to issue from 30,000,000 to 50,000,000 was filed with the Department of State of the State of New York. Accordingly, Swissray was thereafter authorized to issue up to 50,000,000 shares of Common Stock, par value $.01 per share. The Certificate of Incorporation was thereafter subsequently further amended on July 20, 2000 so as to increase authorize shares of Common Stock to

100,000,000 shares of Common Stock in accordance with shareholder approval received on July 12, 2000. The amount of shares of Common Stock of Swissray issued and outstanding at the close of business on December 31, 2000 was 84,097,256. Swissray has reserved
(i) 161,000 shares of Common Stock which may be issued upon the exercise of outstanding options under Swissray's 1996 Non-Statutory Stock Option Plan
(ii) 200,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 1997 Non-Statutory Stock Option Plan,
(iii) 4,000,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 2000 Non-Statutory Stock Option Plan adopted by stockholders on July 12, 2000 and
(iv) 2,000,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 2001 Non-Statutory Stock Option Plan adopted by stockholders on November 30, 2000.

         All of the issued and outstanding shares of Common Stock are fully paid and non-assessable. The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors. There is no classification of the Board of Directors. The payment by Swissray of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon Swissray's earnings, its capital requirements and its financial condition, as well as other relevant factors. Swissray has not paid or declared any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. The holders of the Common Stock have no preemptive or conversion rights, and there are no redemption or sinking fund rights with respect to the Common Stock. See "Market Prices and Dividend Policy."

Preferred Stock

         At Swissray's Annual Meeting of Stockholders held on July 23, 1999, stockholders approved a proposal and adopted an amendment to Swissray's Certificate of Incorporation so as to authorize the creation of a class of Preferred Stock. The amendment to Swissray's Certificate of Incorporation reflecting such stockholder adoption was filed with the New York State Secretary of State on July 28, 1999. Approval of such proposal provided for the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share in one or more series with the designations, preferences, conversion rights, cumulative, relative, participating, or other rights, including voting rights, qualifications, limitations or restrictions thereof of the Preferred Stock to be determined by Swissray's Board of Directors in their sole discretion, with no further authorization by security holders being required for the creation and issuance thereof.

         The Board of Directors could, without stockholder approval, issue preferred stock with voting and conversion rights, which could dilute the voting power of the holders of the common stock. The issuance of shares of preferred stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of Swissray whether or not stockholders approve or disapprove of such takeover. As of the date hereof, the Board of Directors has not authorized any series of preferred stock (excepting as indicated directly below, which series of Preferred Stock was subsequently canceled) and there are no agreements or understandings for the issuance of any additional shares of preferred stock. See also risk factor entitled "Authority to Issue Preferred Stock With Terms That May Not Be Beneficial to Common Stock Holders".

         Subsequent to receipt of authorization and in accordance with the above, Swissray's Board created a class of Series A Preferred Stock authorizing the issuance of up to 7,000 shares of Series A Preferred Stock. The Series A Preferred Shares were authorized and created for purposes of issuance to certain financing participants and/or their assignees in accordance with terms and provisions of liquidated damage provisions contained in underlying financing documents; such financing documents being heretofore filed with the SEC as exhibits (principally debenture agreements) and may be obtained from the Commission's web site. The address of such site is http:\\www.sec.gov.

         With respect to the designations, preferences and other rights or limitations thereon as are contained in the Series A Preferred Stock, reference is herewith made to Swissray's Certificate of Amendment to its Certificate of Incorporation as filed with the New York State Secretary of State on October 24, 2000, a copy of which was attached to Swissray's Form 10-Q for quarter ended September 30, 2000 and marked as an exhibit thereto in accordance with Item 6(a) thereof entitled "Exhibits".

         All Series A Preferred Shares have, as aforesaid, since been canceled and exchanged for a portion of those shares of restrictive common stock being registered hereunder.

Promissory Notes Since Extinguished As Part of Exchange Agreement

         The promissory notes referred to in this section are wholly separate and apart from those indicated in the next section as having been subsequently converted into debentures.

         Swissray issued the following promissory notes on the dates indicated and for the dollar amounts indicated directly below.

         Name of Lender    Date Issued       Dollar Amount     Date Due

Dundurn Street LLC         May 10, 2000      $500,000          December 31, 2000
Dundurn Street LLC         June 22, 2000     $200,000          December 31, 2000
Southshore Capital, Ltd.   June 11, 1999     $350,000 *        September 9, 1999

*        Represents balance due on $600,000 promissory note.

         Each of the above referenced promissory notes were not paid were subsequently assigned to Hillcrest Avenue LLC and have since been extinguished and canceled in exchange for 4,738,686 shares of restrictive common stock being registered hereunder:

Promissory Notes - Subsequently Converted Into Debentures and Subsequently Extinguished and Canceled in Exchange For a Portion of Those Shares of Restrictive Common Stock Being Registered Hereunder As Per Exchange Agreement

         Each of the following convertible debenture transactions hereinafter referred to in (a) through (e) inclusive below, have since been canceled in exchange for the issuance of a portion of those restrictive shares of Swissray common stock being registered hereunder.

(a)      December 1998

         Swissray received gross proceeds of $1,080,000 in December 1998 pursuant to promissory notes bearing interest at the rate of 8% per annum for the first 90 calendar days (through March 13, 1999) with Swissray having the option to extend the notes for an additional 60 days with interest increasing 2% per annum during the 60 day period. Swissray exercised its extension option. As further consideration for the loan, Swissray issued Lenders Warrants to purchase up to 50,000 shares of Swissray's common stock exercisable, in whole or in part, for a period of up to 5 years at $.375 (the bid price for Swissray shares on the date of closing). The notes are secured by a second mortgage on land and building . The promissory notes (held by Dominion Capital Fund, Ltd. and Sovereign Partners) were not paid by their due date and the terms of a Contingent Subscription Agreement, Debenture and registration rights agreement automatically went into effect with debentures bearing interest at the rate of 5% per annum (payable in stock or cash at Swissray's option) and being convertible, at any time at 82% of the 10 day average bid price for the 10 consecutive trading days immediately preceding the conversion date or $1.00 whichever is less. The documents also provide for certain Swissray redemption rights at percentages ranging from 115% of the face amount of the Debenture to 125% of the face amount of the debenture dependent upon redemption date, if any, as more specifically set forth in the last paragraph to this subsection.

         Swissray was also required to register those shares of common stock underlying the convertible debentures.

(b)      March 2, 1999

         On March 2, 1999, Swissray entered into a second promissory note contingent convertible debenture financing with terms and conditions identical to those set forth in A above with (a) Dominion Investment Fund LLC and Sovereign Partners LP), (b) gross proceeds amounted to $1,110,000, (c) the initial due date of such notes were May 31, 1999, (d) the potential 60 day extension date on such promissory notes was July 30, 1999 but such extension right was never utilized, (e) the conversion price is 80% of the 10 day average closing bid price for the 10 consecutive trading days preceding conversion date and (f) Warrants were issued (similarly exercisable over 5 years) to purchase up to 50,000 shares of common stock at 125% of the average 5 day closing bid price of Swissray's common stock immediately preceding the date of closing but in no event at less than $1.00 per share. In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical in all material respects to those described above (in subparagraph
(a) regarding December 1998 transaction) . The promissory notes were not paid on their due date and the terms of the Contingent Subscription Agreement and registration rights agreement automatically went into effect.

(c)      March 26, 1999

         On March 26, 1999 Swissray entered into a third promissory note (contingent convertible debenture financing) with terms and conditions identical to those set forth in the March 2, 1999 promissory note financing referred to directly above excepting (a) the lender is different, to wit: Aberdeen Avenue, LLC, (b) gross proceeds amounted to $550,000, (c) the initial due date of such note is June 25, 1999, (d) the potential 60 day extension date on such promissory note was August 24, 1999 but such extension right was never utilized,
(e) Warrants were issued (similarly exercisable over 5 years) to purchase up to 27,500 shares of common stock at 125% of the average 5 day closing bid price of Swissray's common stock immediately preceding the date of closing but in no event at less than $1.00 per share. In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical to those described in the above referenced March 2, 1999 transaction. The promissory notes were not paid on their due date and the terms of the Contingent Subscription Agreement and registration rights agreement automatically went into effect.

(d)      July 9, 1999

         On July 9, 1999 Swissray entered into a fourth promissory note (contingent convertible debenture financing) with terms and conditions substantially identical to those set forth in the March 2, 1999 promissory note financing referred to above excepting (a) the lender is different, to wit:
Southshore Capital, Ltd. who has since assigned its rights to Parkdale LLC, (b) gross proceeds amounted to $1,100,000, (c) the due date of such note is August 23, 1999 with no right to extend and (d) the debenture holder did not receive any warrants. In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical to those described in the above referenced March 2, 1999 transaction. The promissory note was not paid on its due date and the terms of the Contingent Subscription Agreement, Convertible Debenture and registration rights agreement automatically went into effect.

(e)      August 11, 1999

         On August 11, 1999 Swissray entered into a fifth promissory note (contingent convertible debenture financing) with terms and conditions identical to those set forth in the March 2, 1999 promissory note financing referred to above excepting (a) the lender is different, to wit: Aberdeen Avenue, LLC, (b) gross proceeds amounted to $1,400,000, (c) the due date of such note is November 11, 1999 with no right to extend and (d) the debenture holder did not receive any warrants. In all other respects the terms and conditions of each of the documents executed with respect to this transaction are identical to those described in the above referenced March 2, 1999 transaction. The promissory note was not paid on its due date and the terms of the Contingent Subscription

Agreement, Convertible Debenture and registration rights agreement automatically went into effect.

         With respect to each debenture referred to in this subsection in paragraphs designated (a) through (e) inclusive hereof, Swissray had the right to redeem debentures during the first four months thereof at the rate of 115% of the face amount of the debenture to be redeemed (plus accrued interest) which percentage increase to 120% during the fifth and sixth months of the debenture and which percentage further increases to 125% at any time after the last day of the aforesaid sixth month. Additionally, with respect to each of these debentures, the debenture holder may not require Swissray to pay any balance due in cash and it has been Swissray's policy to pay such outstanding indebtedness through issuance of shares of its common stock.

Registration Rights

         The Restrictive Shares Issued

         Swissray issued 52,442,347 aggregate amount of restrictive Common Stock in cancellation of then outstanding (a) convertible debentures, (b) promissory notes (otherwise wholly unrelated to convertible debentures) and (c) Series A Preferred Stock (issued as liquidated damages involving prior financings). With respect to specific dates and dollar amounts of financing instruments since canceled, see risk factors entitled "Potential Adverse Effect Upon Stock Price ..". "Issuance of Significant Number of Restrictive Shares in November 2000 .." and "Past Requirements For The Issuance of Additional Shares in Accordance With Periodic Amount Provisions..", "The Exchange Agreement and "History of Past Financings".

         Reference is herewith made to chart appearing under "Selling Holders" regarding specific percentages as same relate to number of shares of common stock issued and percent of beneficial ownership that Selling Shareholders have as of date indicated.

         Pursuant to the registration rights agreement between Swissray and the selling shareholders, Swissray is required to file with the SEC, within a set time frame (60 days from closing date of Exchange Agreement) a registration statement(s) covering those restrictive shares of Common Stock issued in accordance with Exchange Agreement. Consequently, Swissray is filing with the Commission this registration statement on Form S-1 (the "registration statement"), of which this prospectus is a part, to cover the sale of the restrictive Common Stock issued to the selling shareholders. The registration rights agreement provides that Swissray shall keep the registration statement effective at all times until the earliest (the "Registration Period") of (i) the date that is two years after the Closing Date of The Exchange Agreement, (ii) the date when the Selling Holder or its assignee may sell all securities under Rule 144 or (iii) the date the Selling Holder no longer owns any of the securities.

         If the registration statement covering the securities required to be filed by Swissray pursuant to the registration rights agreements is not filed by the agreed to date (which agreed to date is 60 days from Exchange Agreement closing date) or if such registration statement is not declared effective within 180 days of the Exchange Agreement closing date Swissray shall make payments to the selling shareholders in such amounts and at such times as shall be determined pursuant to the registration rights agreements. In the event a timely filing is not made, Swissray shall pay the Selling Holder 1% of the valuation of the restrictive common stock for each 30 day period, or portion thereof after 60 days following the Closing Date that the registration statement is not filed. The amount to be paid by Swissray to the selling shareholders in the event the registration statement is not declared effective within 180 days subsequent to closing date shall be determined as of each Computation Date, and such amount shall be equal to one percent (1%) of the valuation of the common stock for each 30 day period subsequent to 180 days until the 240th day from closing of the Exchange Agreement and two percent (2%) for each 30 day period thereafter until the effective date. The full Periodic Amount shall be paid by Swissray in restrictive shares of its common stock with the Selling Holder being entitled to certain demand registration rights with respect thereto.

         Notwithstanding the foregoing, the amounts payable by Swissray pursuant to the registration rights agreement shall not be payable to the extent any delay in the effectiveness of the registration statement occurs because of an act of, or a failure to act or to act timely by the selling shareholders.

         The securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of the securities by the selling shareholders. The Common Stock of Swissray was quoted on the NASDAQ SmallCap Market ("NASDAQ") under the symbol "SRMI" until October 26, 1998 delisting. See also risk factor entitled "Delisting Due to Non-Compliance With Certain NASDAQ Standards". The securities offered hereby will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. This Prospectus may be used by the selling shareholders or any broker-dealer who may participate in sales of the securities covered hereby.

Common Stock Reserved

         Swissray is required to reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to meet share issuance commitments such as those contained in its Qualified Stock Option Plans. While Swissray currently has a sufficient number of authorized but unissued shares for such purposes, in the event that additional authorized shares are necessary but not readily available Swissray intends to take such steps as are necessary in order to hold a Special Meeting of Stockholders for the purpose of amending its Certificate of Incorporation so as to increase its authorized shares. Currently no such plan is contemplated.


Registrar and Transfer Agent

         The registrar and transfer agent for Swissray's Common Stock is Continental Stock Transfer & Trust Swissray, New York, New York.

                                  LEGAL MATTERS

         The validity of the securities will be passed upon for Swissray by Gary
B. Wolff, P.C., counsel to Swissray.


                              INDEPENDENT AUDITORS

         The consolidated financial statements of Swissray and its subsidiaries for the years ended June 30, 2000, 1999 and June 30,1998 included herein have been included in reliance upon the report of Feldman Sherb & Co., P.C., independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         Swissray is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information may be obtained on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, NW., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, such as Swissray. The address of such site is http:\\www.sec.gov.


                          INTERIM FINANCIAL STATEMENTS

                  The information for the interim period ended December 31, 2000 is unaudited but includes all adjustments considered necessary for a fair presentation of the results.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page

Audited Financial Statements for Fiscal Years Ended
         June 30, 2000, 1999 and 1998:

Independent Auditors' Report                                            F-1

Consolidated Balance Sheets at June 30, 2000 and 1999                   F-2-3

Consolidated Statements of Operations for the years ended
         June 30, 2000, 1999 and 1998                                   F-4

Consolidated Statements of Cash flows for the years ended
         June 30, 2000, 1999 and 1998                                   F-5-6

Consolidated Statements of Stockholders Equity for the years
         ended June 30, 2000, 1999 and 1998                             F-7-8

Notes to Consolidated Financial Statements                              F-9-23

Unaudited Financial Statements for Six Months Ended
          December 31, 2000 and 1999 ........................      F-24 - F-29

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors
Swissray International, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Swissray International, Inc. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Swissray International, Inc. and subsidiaries as of June 30, 2000 and 1999, and the results of its operations changes in stockholders' equity and cash flows for each of the three years then ended in conformity with generally accepted accounting principles.




                                      /s/ Feldman Sherb & Co., P.C.
                                      Feldman Sherb & Co., P.C.
                                      Certified Public Accountants

New York, New York
August 4, 2000

                          SWISSRAY INTERNATIONAL INC.
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                         ------------------------------
                                                                              2000              1999
                                                                                             (Restated)
                                                                         ------------------------------

CURRENT ASSETS
Cash and cash equivalents                                                 $ 3,011,183       $ 1,281,297
Restricted cash                                                             1,385,600              -
Notes receivable - short-term                                                 300,000              -
Accounts receivable, net of allowance for doubtful
accounts of $170,883 and $219,993                                           3,185,399         2,448,879
Inventories                                                                 4,637,152         7,332,401
Prepaid expenses and sundry receivables                                     1,312,167           866,804
                                                                         ------------------------------
TOTAL CURRENT ASSETS                                                       13,831,501        11,929,381
                                                                         ------------------------------

PROPERTY AND EQUIPMENT                                                      6,300,616         6,283,040
                                                                         ------------------------------

OTHER ASSETS
Loan receivable                                                                  -               15,948
Loan receivable affiliates                                                    768,647              -
Licensing agreement                                                         2,607,451         3,104,109
Patents and trademarks                                                        171,866           199,906
Software development costs                                                    256,380           347,763
Security deposits                                                              36,873            28,035
Goodwill                                                                    1,409,680         1,603,007
                                                                         ------------------------------
TOTAL OTHER ASSETS                                                          5,250,897         5,298,768
                                                                         ------------------------------
TOTAL ASSETS                                                              $25,383,014       $23,511,189
                                                                         ==============================

                                       F-2
    The accompanying notes are an integral part of these financial statements

                            SWISSRAY INTERNATIONAL
                    CONSOLIDATED BALANCE SHEET (Continued)


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                         ------------------------------
                                                                              2000              1999
                                                                                             (Restated)
                                                                         ------------------------------


CURRENT LIABILITIES
Current maturities of long-term debt                                      $   229,700       $   247,028
Notes payable - banks                                                       3,578,339         3,667,159
Notes payable - short-term                                                  1,352,502         1,700,000
Loan payable                                                                  119,885           126,006
Accounts payable                                                            4,340,033         5,422,321
Accrued expenses                                                           10,727,576         3,003,844
Restructuring                                                                 100,000           500,000
Customer deposits                                                             785,614           278,507
                                                                         ------------------------------
TOTAL CURRENT LIABILITIES                                                  21,233,649        14,944,865
                                                                         ------------------------------

CONVERTIBLE DEBENTURES, net of conversion benefit                          14,067,294        15,305,852
                                                                         ------------------------------

LONG-TERM DEBT, less current maturities                                        83,102           195,095

COMMON STOCK SUBJECT TO PUT                                                   319,985         1,819,985

STOCKHOLDERS' DEFICIT
Common stock                                                                  233,999           140,062
Additional paid-in capital                                                 88,207,532        69,028,013
Treasury stock                                                             (2,040,000)         (540,000)
Deferred compensation                                                        (998,399)       (1,282,500)
Accumulated deficit                                                       (94,130,543)      (72,492,463)
Accumulated other comprehensive loss                                       (1,273,620)       (1,787,735)
Common stock subject to put                                                  (319,985)       (1,819,985)
                                                                         ------------------------------
TOTAL STOCKHOLDERS' DEFICIT                                               (10,321,016)       (8,754,608)
                                                                         ------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                     $ 25,383,014      $ 23,511,189
                                                                         ==============================

                                       F-3
    The accompanying notes are an integral part of these financial statements

                           SWISSRAY INTERNATIONAL INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                          YEAR ENDED JUNE 30,
                                          ----------------------------------------------------
                                              2000                1999                1998
                                                               (Restated)          (Restated)
                                          ----------------------------------------------------
NET SALES                                 $ 22,030,124        $ 17,295,882        $ 22,892,978
COST OF SALES                               16,499,996          13,529,301          18,081,786
                                          ----------------------------------------------------
GROSS PROFIT                                 5,530,128           3,766,581           4,811,192
                                          ----------------------------------------------------

OPERATING EXPENSES
Officers and directors compensation          2,831,662           5,014,293             569,816
Salaries                                     3,762,009           3,784,305           4,168,540
Selling                                      4,352,016           3,207,646           3,740,391
Research and development                     1,914,065           1,808,107           3,542,149
General and administrative                   1,816,828           2,484,756           2,612,262
Restructuring cost                                 ---                 ---             500,000
Other operating expenses                       883,835           1,066,039           1,735,877
Bad debts                                       93,570             706,877             133,196
Depreciation and amortization                1,357,112           1,273,916           1,745,498
                                          ----------------------------------------------------
TOTAL OPERATING EXPENSES                    17,011,097          19,345,939          18,747,729
                                          ----------------------------------------------------

LOSS BEFORE OTHER INCOME (EXPENSES)        (11,480,969)        (15,579,358)        (13,936,537)

Other income (expenses)                        190,316              40,385            (281,227)
Interest expense                           (10,347,427)         (5,638,928)         (8,590,268)
                                          ----------------------------------------------------
OTHER EXPENSES                             (10,157,111)         (5,598,543)         (8,871,495)
                                          ----------------------------------------------------
LOSS FROM CONTINUING OPERATIONS
  BEFORE EXTRAORDINARY ITEMS               (21,638,080)        (21,177,901)        (22,808,032)

Extraordinary income (expenses)                    ---            (832,849)            304,923
                                          ----------------------------------------------------
NET LOSS                                  $(21,638,080)       $(22,010,750)       $(22,503,109)
                                          ====================================================

LOSS PER COMMON SHARE BASIC
Loss from continuing operations                  (1.14)              (3.24)              (8.48)
Extraordinary items                              (0.00)              (0.13)               0.11
                                          ----------------------------------------------------
NET LOSS                                         (1.14)              (3.37)              (8.37)
                                          ====================================================
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                          18,927,303           6,525,423           2,690,695
                                          ============           =========           =========


                                       F-4
    The accompanying notes are an integral part of these financial statements

                           SWISSRAY INTERNATIONAL INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    YEAR ENDED JUNE 30,
                                                                     ----------------------------------------------------
                                                                        2000                1999                1998
                                                                                          (Restated)          (Restated)
                                                                     ----------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITES
Net loss                                                            $(21,638,080)       $(22,010,750)       $(22,503,109)
Adjustment to reconcile net loss to net
        cash used by operating activities
        Depreciation and amortization                                  1,438,719           1,327,395           1,874,206
        Provision for bad debts                                          (49,110)            931,146             (38,803)
        Common stock and stock options issued for services             2,809,936           4,755,925                 ---
        Issuance of common stock in lieu of interest payments            279,600             128,107             449,376
        Interest expense on debt issuance cost and
          conversion benefit                                           1,131,061           3,070,784           7,905,225
        Interest expense on option value per Black Scholes             1,066,536              91,763                 ---
        Settlement expense paid through issuance of common stock         675,000                 ---                 ---
        Amortization of deferred compensation                          1,615,302                 ---                 ---
        Early extinguishment of debt (gain)                                  ---             832,849            (304,923)

        (Increase) decrease in operating assets:
        Accounts receivable                                             (687,410)            (51,866)          2,887,427
        Accounts receivable - long-term                                      ---                 ---             163,680
        Inventories                                                    2,695,249             368,744          (3,790,038)
        Prepaid expenses and sundry receivables                         (445,363)            635,106             434 229
        Increase (decrease) in operating liabilities:
        Accounts payable                                              (1,082,288)            391,873            (306,300)
        Accrued expenses                                               7,723,732            (361,606)          1,463,512
        Restructuring                                                   (400,000)                ---                 ---
        Customers deposits                                               507,107             101,924               6,147
                                                                    ----------------------------------------------------
NET CASH USED BY OPERATING ACTIVITIES                                 (4,360,009)         (9,788,606)        (11,759,371)
                                                                    ----------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES
        Acquisition of property and equipment                           (633,419)           (692,954)         (2,849,205)
        Capitalized computer software                                        ---             (1,518)           (225,174)
        Patents and trademarks                                               ---                 ---             (52,386)
        Goodwill                                                             ---                 ---            (802,107)
        Other intangibles                                                (13,469)                ---                 ---
        Asset purchase net of cash received                                  ---                 ---            (591,108)
        Increase in notes receivable                                         ---            (199,132)                ---
        Security deposits                                                 (8,838)             10,245               5,448
        Increase(repayment)of loan receivable                             15,948               4,056              (2,608)
                                                                    ----------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                   (639,778)           (879,303)         (4,517,140)

CASH FLOWS FROM FINANCING ACTIVITIES
        Proceeds from (payments for) short-term borrowings-bank          (88,820)         20,191,413          10,342,060
        Proceeds related to debentures not funded                            ---            (227,273)                ---
        Principal payment of short-term borrowings                      (370,947)        (11,268,343)         (3,852,075)
        Principal payment of long-term borrowings                       (111,993)           (245,580)            (21,748)
        Principal payment of long-term borrowings with stock                 ---                 ---             (62,267)
        Increase in restricted cash                                   (1,385,600)                ---                 ---
        Note receivable - short-term                                    (300,000)                ---                 ---
        Loan receivable - affiliates                                    (768,647)                ---                 ---
        Issuance of common stock for cash                              8,605,416           3,160,396           8,461,262
        Exercise of stock options for cash                             2,136,149                 ---                 ---
        Purchase of treasury stock                                    (1,500,000)           (540,000)                ---
        Payment to stockholders and officers                                 ---              (2,207)            (68,032)
                                                                    ----------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                                  6,215,558          11,068,406          14,779,200
                                                                    ----------------------------------------------------
EFFECT OF EXCHANGE RATE ON CASH                                          514,115            (400,752)           (332,444)
                                                                    ----------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                        1,729,886                (255)         (1,809,755)
CASH AND CASH EQUIVALENT - beginning of year                           1,281,297           1,281,552           3,091,307
                                                                    ----------------------------------------------------
CASH AND CASH EQUIVALENTS - end of year                             $  3,011,183        $  1,281,297        $  1,281,552
                                                                    ====================================================

                                      F-5
    The accompanying notes are an integral part of these financial statements

                       SUPPLEMENTAL CASH FLOW INFORMATION
                                                                                      YEAR ENDED JUNE 30,
                                                                     ----------------------------------------------------
                                                                        2000                1999                1998
                                                                                          (Restated)          (Restated)
                                                                     ----------------------------------------------------
Cash paid for interest                                              $    154,157        $    462,997        $   161,093

DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES

Shares issued in lieu of interest paymnets                               279,600             128,107            449,376
Stock issued for acquisition                                                 ---                 ---          1,499,997
Beneficial conversion feature recorded as additional paid-in
   capital                                                             1,131,061           1,633,164          5,738,149
Convertible debentures converted to common stock                       1,238,558                 ---                ---






















                                       F-6
   The accompanying notes are an integral part of these financial statements

SWISSRAY INTERNATIONAL, INC.
CONSOLITATED STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2000, 1999 and 1998

                                                                                                             Common
                                                                                        Additional            Stock
                                                                                          Paid-in             to be
                                                                  Common Stock            Capital             issued     Treasury
                                                              Shares         Amount      (Restated)         (Restated) )   Stock
                                                             --------------------------------------------------------------------
BALANCE - JULY 1, 1997                                       1,969,443    $     19,694   $ 35,957,659   $  1,122,973    $      --

COMPREHENSIVE LOSS:
     Net loss of the year                                           --              --             --             --           --
     Foreign currency translation losses net of taxes $ -0-         --              --             --             --           --

     TOTAL COMPREHENSIVE LOSS                                       --              --             --             --           --

Issuance of common stock for cash                            2,013,688          20,137     13,581,739             --           --
Stock options exercised for cash                                16,900             169        123,201             --           --
Shares issued to officers for services                          48,259             483      1,122,490     (1,122,973)          --
Issuance of common stock in lieu of interest payment            60,999             610        448,766             --           --
Beneficial conversion feature of convertible debentures             --              --      5,738,149             --           --
Early extinguishment of debt                                        --              --       (396,875)            --           --
Issuance of common stock for asset purchase                     33,333             333      1,499,664             --           --
Common Stock subject to put                                         --              --             --             --           --
                                                             --------------------------------------------------------------------
BALANCE - JUNE 30, 1998                                      4,142,622          41,426     58,074,793            --            --


COMPREHENSIVE LOSS:
     Net loss of the year                                           --              --             --             --           --
     Foreign currency translation losses net of taxes $ -0-         --              --             --             --           --

     TOTAL COMPREHENSIVE LOSS                                       --              --             --             --           --

Issuance of common stock for cash                            3,861,287          38,613      3,121,784             --           --
Stock options exercised for services                             1,000              10          7,290             --           --
Shares issued for services                                   3,801,500          38,015      1,673,110             --           --
Issuance of common stock in lieu of interest payment           199,830           1,998        126,109             --           --
Beneficial conversion feature of convertible debentures             --              --      1,633,164             --           --
Shares issued to officers for services                       2,000,000          20,000      4,300,000             --           --
Treasury stock - at cost                                            --              --             --             --     (540,000)
Interest expense on option value per Black Scholes                  --              --         91,763             --           --
                                                            ----------------------------------------------------------------------
BALANCE - JUNE 30, 1999                                     14,006,239         140,062     69,028,013             --     (540,000)

COMPREHENSIVE LOSS:
     Net loss of the year                                           --              --             --             --           --
     Foreign currency translation losses net of taxes $ -0-         --              --             --             --           --

     TOTAL COMPREHENSIVE LOSS                                       --              --             --             --           --

Issuance of common stock for cash                            6,269,621          62,696      9,781,278             --           --
Stock options exercised for cash                             1,125,500          11,255      2,124,894             --           --
Issuance of common stock in lieu of interest payment           165,450           1,655        277,945             --           --
Issuance of common stock "Settlement"                          150,000           1,500        673,500             --
Amortization of shares issued for services                          --              --             --             --
Shares issued to officers/employees for services             1,157,065          11,571      2,798,365             --           --
Shares issued for services                                     526,000           5,260      1,325,941             --           --
Purchase of 33,333 shares subject to put                            --              --             --             --   (1,500,000)
Beneficial conversion feature of convertible debentures             --              --      1,131,061             --           --
Interest expense on option value per Black Scholes                  --              --      1,066,536             --           --
                                                            ----------------------------------------------------------------------
BALANCE - JUNE 30, 2000                                     23,399,875    $    233,999   $ 88,207,532   $         --   (2,040,000)
                                                            ======================================================================
                                      F-7

                                                             Accumulated                  Other
                                                               Deficit    Deferred    Comprehensive  Common Stock      Total
                                                              (Restated) Compensation      Loss      Subject to Put  (Restated)
                                                            --------------------------------------------------------------------

BALANCE - JULY 1, 1997                                       $(27,978,604) $      --     $(1,428,534)   $ (320,000)  $  7,373,188

COMPREHENSIVE LOSS:
     Net loss of the year                                     (22,503,109)        --             --            --     (22,503,109)
     Foreign currency transaction losses net of taxes $ -0-            --         --         (47,245)          --         (47,245)
                                                                                                                    --------------
     TOTAL COMPREHENSIVE LOSS                                          --         --             --            --     (22,550,354)

Issuance of common stock for cash                                      --         --             --            --      13,601,876
Stock options exercised for cash                                       --         --             --            --         123,370
Shares issued to officers for services                                 --         --             --            --              --
Issuance of common stock in lieu of interest payment                   --         --             --            --         449,376
Beneficial conversion feature of convertible debentures                --         --             --            --       5,738,149
Early extinguishment of debt                                           --         --             --            --        (396,875)
Issuance of common stock for asset purchase                            --         --             --            --       1,499,997
Common Stock subject to put                                            --         --             --    (1,499,985)     (1,819,985)
                                                            ----------------------------------------------------------------------

BALANCE - JUNE 30, 1998                                       (50,481,713)        --      (1,475,779)   (1,819,985)      4,338,742

COMPREHENSIVE LOSS:
     Net loss of the year                                     (22,010,750)        --             --            --     (22,010,750)
     Foreign currency translation losses net of taxes $ -0-         --            --        (311,956)           --        (311,956)
                                                                                                                    --------------
     TOTAL COMPREHENSIVE LOSS                                       --            --             --            --     (22,322,706)

Issuance of common stock for cash                                   --            --             --            --       3,160,397
Stock options exercised for services                                --            --             --            --           7,300
Shares issued for services                                          --       (1,282,500)         --            --        428,625
Issuance of common stock in lieu of interest payment                --            --             --            --         128,107
Beneficial conversion feature of convertible debentures             --            --             --            --       1,633,164
Shares issued to officers for services                              --            --             --            --       4,320,000
Treasury stock - at cost                                            --            --             --            --        (540,000)
Interest expense on option value per Black Scholes                  --            --             --            --          91,763
                                                            ---------------------------------------------------------------------
BALANCE - JUNE 30, 1999                                       (72,492,463)   (1,282,500)  (1,787,735)   (1,819,985)    (8,754,608)

COMPREHENSIVE LOSS:
     Net loss of the year                                     (21,638,080)          --            --           --     (21,638,080)
     Foreign currency translation losses net of taxes $ -0-         --              --       514,115           --         514,115
                                                                                                                       ----------
     TOTAL COMPREHENSIVE LOSS                                       --              --            --           --     (21,123,965)

Issuance of common stock for cash                                   --              --            --           --       9,843,974
Stock options exercised for cash                                    --              --            --           --       2,136,149
Issuance of common stock in lieu of interest payment                --              --            --           --         279,600
Issuance of common stock "Settlement"                               --              --            --           --         675,000
Amortization of shares issued for services                          --        1,282,500           --           --       1,282,500
Shares issued to officers/employees for services                    --              --            --           --       2,809,936
Shares issued for services                                          --         (998,399)          --           --         332,802
Purchase of 33,333 shares subject to put                            --              --            --     1,500,000             --
Beneficial conversion feature of convertible debentures             --              --            --           --       1,131,061
Interest expense on option value per Black Scholes                  --              --            --           --       1,066,536
                                                            ----------------------------------------------------------------------
BALANCE - JUNE 30, 2000                                      $(94,130,543) $   (998,399) $(1,273,620)   $ (319,985)  $(10,321,016)
                                                            ======================================================================

   The accompanying notes are an integral part of these financial statements

SWISSRAY INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2000, 1999 AND 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The Company was incorporated under the laws of the State of New York on January 2, 1968 under the name CGS Units Incorporated. On June 6, 1994, the Company merged with Direct Marketing Services, Inc. and changed its name to DMS Industries, Inc. In May of 1995 the Company discontinued the operations of DMS Industries, Inc. and acquired all of the outstanding stock of SR Medical AG, a Swiss corporation engaged in the business of manufacturing and selling X-ray equipment, components and accessories. On June 5, 1995 the Company changed its name to Swissray International, Inc. The Company's operations are conducted principally through its wholly owned subsidiaries.

PRINCIPLES OF CONSOLIDATION

The consolidated  financial  statements  include the accounts of the Company and
its  wholly-owned  subsidiaries.   All  significant  intercompany  balances  and
transactions have been eliminated.

REVENUE RECOGNITION

Revenues from direct sales of products to end users are recorded when the products are shipped, installed, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Revenues from direct sales of products to distributors are recorded when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Cost of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during this period. Actual results could differ from those estimates.

WARRANTY

The company accrues a warranty allowance at the time of sale. The warranty allowance is based upon the companies experience and varies between 0.5 and 2% of the net sales amount.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standard No. 107 "Disclosures about Fair Value of Financial Instruments" (SFAS 107) requires the disclosure of fair value information about financial instruments whether or not recognized on the balance sheet, for which it is practicable to estimate the value. Where quoted market prices are not readily available, fair values are based on quoted market prices of comparable instruments. The carrying amount of cash and equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of those instruments.

CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method. Inventory costs include material, labor, and overhead.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements, or the term of the facility lease.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets to assess recoverability from future operations using undiscounted cash flows. When necessary, charges for impairments of long-lived assets are recorded for the amount by which the present value of future cash flows exceeds the carrying value of these assets.

INTANGIBLE ASSETS

Intangible assets are stated at cost and are being amortized using the straight line method over the estimated useful lives of the respective assets.

SOFTWARE DEVELOPMENT COSTS

Capitalization of software development costs begins upon the establishment of technological feasibility of new or enhanced software products. Technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding and testing that is necessary to establish that the software product can be produced to meet design specifications including functions, features and technical performance requirements. All costs incurred prior to establishing technological feasibility of a software product are charged to research and development as incurred.

ADVERTISING AND PROMOTION

Advertising and promotion costs are expensed as incurred and included in "Selling" expenses. Advertising and promotion expense for the years ended June 30, 2000, 1999 and 1998 were $ 2,601,410, $ 1,452,309 and $ 1,737,935, respectively.

RESEARCH AND DEVELOPMENT

Costs associated with research, new product development, and product cost improvements are treated as expenses when incurred.

CONVERTIBLE DEBT

Convertible debt is recorded as a liability until converted into common stock, at which time it is recorded as equity.

INCOME TAXES

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

EXPENSES RELATED TO SALES AND ISSUANCE OF SECURITIES

All costs incurred in connection with the sale of the Company's common stock have been capitalized and charged to additional paid-in capital.

NET LOSS PER COMMON SHARE

Basic earnings per share is computed by dividing the net income (loss) available to common shareholders by the weighted average number of outstanding common shares. The calculation of diluted earnings per share is similar to basic earnings per share except the denominator includes dilutive common stock equivalents such as stock options and convertible debentures. Common stock options and the common shares underlying the convertible debentures are not included as their effect would be anti-dilutive.

ACCOUNTING FOR STOCK OPTIONS

The Company accounts for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of subsidiaries operating in foreign countries are translated into U.S. dollars using both the exchange rate in effect at the balance sheet date or historical rate, as applicable. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included in stockholders equity (Accumulated other comprehensive loss), while gains and losses resulting from foreign currency transactions are included in operations.

NEW ACCOUNTING PRONOUNCEMENTS

The Company has adopted Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" for the year ended June 30, 2000. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement did not have a material impact on the Company's financial statements.

STOCK SPLIT

On October 1, 1998 the Company declared a 1 for 10 reverse stock split. The financial statements for all periods presented have been retroactively adjusted for the stock split.

NOTE 2 - RESTRICTED CASH

In association with the contract signed with the Romanian Ministry of Health in October 1999, the Company had to post a performance bond of 10% of the total contract of $13,856,000 or $1,385,600. The performance bond will be partially reimbursed at 50% of its total value within 30 days of the presentation of acceptance certificates for the first 16 units. The remaining balance will be reimbursed 30 days after presentation of the acceptance certificate for the 32nd and final unit. The amount for the performance bond is denoted in the financial statements as restricted cash.

NOTE 3 - INVENTORIES

Inventories are summarized by major classification as follows:

                                                        June 30,
                                              2000                   1999
                                          ---------------       ----------------
      Raw materials, parts and supplies $       2,682,558     $        5,558,330
      Work in process                           1,295,575              1,048,197
      Finished goods                              659,019                725,874
                                        -----------------       ----------------
                                        $       4,637,152     $        7,332,401
                                        =================       ================


NOTE 4  - PREPAID EXPENSES AND SUNDRY RECEIVABLES

Prepaid expenses and sundry receivables consist of the following:


                                                         June 30,
                                               2000                  1999
                                        -------------------    -----------------
      Prepaid expenses, deposits and
        advance payments                    $       892,077  $           229,236
      Insurance claim for fire damage                     -              389,220
      Prepaid and refundable taxes                  414,090              240,368
      Employee loans                                  6,000                7,980
                                        -------------------    -----------------
                                     $            1,312,167  $           866,804
                                        ===================    =================

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:


                                     Estimated               June 30,
                                    Useful Lives
                                      (years)         2000               1999
                                    ------------   -----------       -----------
      Land                                -      $    596,982      $   5,501,853
      Building                           30         4,976,657              -
      Equipment                           5         1,866,720          1,448,961
      Office furniture and equipment    3-5           253,946            333,596
                                                  -------------    -------------
                                                    7,694,305          7,284,410
Less: Accumulated depreciation                      1,393,689          1,001,370
                                                  -------------    -------------
                                                 $  6,300,616      $   6,283,040
                                                  =============    =============


Depreciation and amortization expense, for property and equipment, for the years ended June 30, 2000, 1999 and 1998 were $ 615,873, $ 547,693 and $ 1,077,074 respectively.

NOTE 6 - INTANGIBLE ASSETS

Intangible Assets at June 30, 2000 and 1999 consisted of the following


                                        Estimated              June 30,
                                       Useful Lives
                                         (Years)         2000            1999
                                       ----------      ---------    ------------
      Excess of cost over fair value
        of net assets acquired             10      $   1,933,275    $  1,933,275
      Licensing (a)                        10          4,966,575       4,966,575
      Software development cost           5-8            592,198         578,729
      Patents and Trademarks               10            313,330         313,330
                                                    ------------    ------------
                                                       7,805,378       7,791,909
      Less: Accumulated amortization                   3,360,001       2,537,125
                                                    ------------    ------------
                                                   $   4,445,377    $  5,254,784
                                                    ============    ============


Amortization expense, for Intangible Assets, for the years ended June 30, 2000, 1999 and 1998 were $ 822,876, $ 830,194 and $ 1,227,719, respectively.

(a) The Company entered into a licensing agreement in June of 1995 with an unaffiliated individual. The agreement is for an exclusive field-of-use license within the United States and Canada to use the proprietary information, including the patent rights, for certain technology regarding the integration of computer technology with diagnostic x-ray and radiology medical equipment through digital imaging systems. The total cost of the license was $4,966,575. This agreement is for an indefinite term or until all of the proprietary information becomes public knowledge and the patent rights expire.

NOTE 7 - NOTES PAYABLE - BANKS

The Company has negotiated a revolving line-of-credit agreement with Migros Bank of Switzerland, dated March 23, 1998, for up to $ 440,263. The Company has also negotiated an agreement for up to $ 1,206,200 for the issuance of guarantees and letters of credit, both with a commission of 15% per $ 1,000,000, quarterly while outstanding. There were $ 596,896 in outstanding guarantees and $ -0- in letter of credits as of June 30, 2000. The Company also negotiated a fixed line of credit for up to $ 2,352,090 with an agreed repayment of $ 60,310 per 180 days first time applicable as of June 30, 2000. All lines of credit are based on the Exchange rate in effect on June 30, 2000.

Notes payable are summarized as follows:


                                                           June 30,
                                                   2000                1999
                                              -------------       --------------

Migros Bank revolving line of credit,
due on demand,with  interest at 4.75% per
annum,  collateralized  by certain  accounts
Receivable,  and a cash deposit at Migros
Bank as of June 30, 2000 and 1999 were
 $ -0-  and $ 485,367, respectively.          $           -       $      798,730

Migros  Bank,  on demand with six week
notice,  with  interest as of June 30,
2000 and 1999 at 3.7/8% and 4% per annum,
collateralized by land and building               2,231,470            2,529,930

Union  Bank of  Switzerland,  due on
demand,  with  interest  at 8% per  annum,
collateralized  by the cash on deposit at
Union Bank of Switzerland and accounts
receivable.  Cash balances on deposit at
Union Bank of  Switzerland  at June 30,
2000 and 1999 were $ 2,429,258 and $ 627,625,
respectively                                       1,346,869             338,499

                                                ---------------      -----------
                                              $    3,578,339      $    3,667,159
                                                ===============      ===========

NOTE 8 - LOAN PAYABLE

The Company has negotiated a 4% demand loan from a private foundation fund. The loan balance payable at June 30, 2000 and 1999 was $ 119,885 and $ 126,006 respectively.

NOTE 9 - SHARES ISSUED FOR COMPENSATION

In June 1999, the Company incurred additional compensation to the President of the Company of 2,000,000 fully vested, nonforfeitable shares with a fair market value of $2.16 per share or $4,320,000 (based on the bid price of $2.40 per share on the date of issuance less a 10% discount for restrictions on the resale of such shares). The compensation was in consideration of the President's agreement to extinguish his rights contained in his employment agreement which entitled him to a 25% bonus of the Company's earnings (as defined).

In 1999 the Company issued 3,800,000 fully vested, nonforfeitable shares of common stock with a fair market value of $.45 per share or $1,710,000 (based on the bid price of $.50 per share on the date of issuance less a 10% discount for restrictions on the resale of such shares) to consultants for services to be rendered over a term of one year to eighteen months. Such amount has been deferred and is being amortized over the term of the consulting agreements.

In October 1999 the Company issued 1,050,000 fully vested, nonforfeitable shares of common stock with a fair market value of $2.475 per share or $2,165,625 (based on the bid price of $2.75 per share on the date of issuance less a 10% discount for restrictions on the resale of such shares) to officers and/or directors as additional compensation. Such amount has been expensed and is included in results of operations.

On April 4, 2000 the Company issued 490,000 fully vested, nonforfeitable shares of common stock with a fair market value of $2.5308 per share or $1,240,092
(based on the bid price of $.50 per share on the date of issuance less a 10% discount for restrictions on the resale of such shares) to a consultant for services to be rendered over twelve months commencing April 1, 2000. Such amount has been deferred and is being amortized over the term of the consulting agreement. In addition the agreement provides for the issuance of 36,000 restrictive shares of Company Common stock (based on 3,000 shares per month) throughout the period of the Consultant's performance.

NOTE 10 - CONVERTIBLE DEBENTURES

Convertible debentures consist of the following:



                                                               June 30,
                                                        2000              1999
                                                     ----------       ----------

Convertible debenture dated June 15, 1998.
The debenture was converted into 851,970
shares in Fiscal 2000.                                    -           2,000,000

Convertible debenture of $6,143,849 dated
August 31, 1988 and due August 31, 2000 with
interest of 5% per annum.The debentures are
convertible into common shares at a price
equal to the lesser of eighty-two (82%) of
the average closing bid price for the ten
trading days preceding the date of the
conversion.All debentures are convertible at
the earlier of a registration effective date
or March 1, 1998.Any debenture not so converted
is subject to mandatory conversion on August 31,
2000.The Company at its sole discretion can redeem
the debenture at 125% after the sixth month
following  the  closing  date. $1,698,827 and
$514,428 of the balance was converted into
1,383,604 and  1,051,529 shares in
Fiscal 2000 and 1999 respectively.
Debt issuance cost was $311,000, beneficial
conversion feature was $-0-.                           3,930,594      5,629,421

Convertible debenture including $540,000
repurchase of stock dated October 6, 1988 and
due October 6, 2000 with  interest of 5% per
annum.The debentures are convertible into common
shares at a price equal to the lesser of
eighty-two (82%) of the average closing bid
price for the ten trading days  preceding  the
date of the conversion.All debentures are
convertible at the earlier of a registration
effective date or October 6, 1998. Any debenture
not so converted is subject to mandatory
conversion on October 6, 2000.The Company at
its sole discretion can redeem the debenture at
125% after the sixth month following the closing
date. Debt issuance cost was $300,000, beneficial
conversion feature was $53,112.                        2,940,000      2,940,000

Convertible debenture dated January 29, 1999 and
due January 29, 2001 with interest of 3% per each
30 days for the first ninety days, 3.5% per each
30 days for the  ninety-first to the one hundred-
twentieth day and 4% per each 30 days from the
hundred-twenty-first day until the earlier of
conversion or redemption. The debentures are
convertible into common shares at a price equal to
the lesser of eighty-two (82%) of the average
closing bid price for the ten trading days
preceding the date of the conversion or $1.00. All
debentures are convertible at the earlier of a
registration effective date or January 29, 1999.
Any debenture not so converted is subject to
mandatory conversion on January 29, 2001. The
Company at its sole discretion can redeem the
debentures at any time. Debt issuance cost was
$150,000, beneficial conversion feature was $-0-.      1,170,000      1,170,000

Convertible debenture dated May 13, 1999 and due
May 13, 2001 with interest of 5% per annum. The
debentures are convertible into common shares at
a price equal to the lesser of eighty (80%) of
the average closing bid price for the ten trading
days preceding the date of the conversion or $1.00.
All debentures are convertible at the earlier of a
registration effective date or May 13, 1999. Any
debenture not so converted is subject to mandatory
conversion on May 13, 2001.The company at its sole
discretion can redeem the debenture at 125%
after the sixth month following the closing date.
Debt issuance cost was $80,000, interest rollover
was $39,600, beneficial conversion feature was
$735,025.                                              1,119,600      1,119,600

Convertible debenture dated May 5, May 24 and
June 10, 1999 and due May 5, May 24 and June 10,
2001, respectively with interest of 5% per annum.
The debentures are convertible into common shares
at a price equal to eighty (80%) of the average
closing bid price for the ten trading  days
preceding the date of the conversion.The investor
shall not be allowed to convert any portion of the
Debentures for 120 days from the Closing date,
unless the bid price is greater than $5.50.Every
30-day period after the Closing date, the investor
shall be allowed to convert and sell based upon if
the bid price is over $1.50 then 15% of the
original face amount can be converted, if the bid
price is over $7.50 then 20% of the original face
amount can be converted. No conversion can be made
for 300 days if the bid price is below $1.50 All
debentures are convertible at the earlier of a
registration effective date or May 5, May 24 and
June 10, 1999, respectively.Any debenture not so
converted is subject to mandatory conversion on May
5, May 24 and June 10, 2001, respectively.The
Company at its sole discretion can redeem the
debenture at 120% of the face amount including
interest. $310,500 of the balance was converted
into 142,332 shares in Fiscal 2000.  Debt issuance
cost was $100,000, beneficial conversion feature
was $423,973.                                          539,500          850,000

Convertible debenture dated May 31, 1999 and due
May 31, 2001 with interest of 5% per annum. The
debentures are convertible into common shares at
a price equal to the lesser of eighty (80%) of the
average  closing  bid price for the ten trading
days preceding the date of the conversion or $1.00.
All debentures are convertible at the earlier of a
registration effective date or May 31, 1999. Any
debenture not so converted is subject to mandatory
conversion on May 31, 2001.The company at its sole
discretion can redeem the debenture at 125% after
the sixth month following the closing date. Debt
issuance cost was $110,000, interest rollover was
$22,200, beneficial conversion feature
was $140,049.                                          1,132,200      1,132,000

Convertible debenture dated June 26, 1999 and due
June 26, 2001 with interest of 5% per annum. The
debentures are convertible into common shares at
a price equal to the lesser of eighty (80%) of the
average closing bid price for the ten trading days
preceding the date of the conversion or $1.00.
All debentures are convertible at the earlier of a
registration effective date or June 26, 1999. Any
debenture not so converted is subject to mandatory
conversion on June 26, 2001.The company at its sole
discretion can redeem the debenture at 125% after
the sixth month following the closing date.Debt
issuance cost was $50,000, interest rollover was
$11,000, beneficial conversion feature was $281,005.   561,000          561,000

Convertible debenture dated August 23, 1999
and due August 23, 2001 with interest of 5% per
annum. The debentures are convertible into
common shares at a price equal to the lesser
of eighty  (80%) of the average  closing bid
price for the ten trading days  preceding the
date of the  conversion.  All debentures are
convertible immediately.  Any debenture not so
converted is subject to mandatory conversion
on August 23, 2001.  The company at its sole
discretion can redeem the debenture  at 125%
after the sixth month following the closing date.
Debt issuance cost was $100,000, beneficial
conversion feature was $717,243.                       1,148,400            -

Convertible debenture dated November 11, 1999
and due November 11, 2001 with interest of 5%
per annum. The debentures are convertible into
common shares at a price equal to the lesser of
eighty (80%) of the average closing bid price for
the ten trading days preceding the date of the
conversion.  All debentures are convertible
immediately.  Any debenture not so converted is
subject to mandatory conversion  on November
11, 2001.  The company at its sole  discretion can
redeem the debenture at 125% after the sixth month
following the closing date.  Debt issuance cost
was $140,000, beneficial conversion feature
was $510,187.                                          1,526,000            -
                                                      -----------   ------------
                                                       14,067,294    15,402,221
Less:  Discount due to beneficial conversion
features, net of accumulated amortization
of $ -0- and $327,604                                         -         (96,369)
                                                      ------------  ------------

                                                     $ 14,067,294   $15,305,852
                                                      ============  ============
The Company is currently in violation of certain covenants in their debenture agreements. Such covenants have been waived by the holders through July 1, 2002.

NOTE 11 - NOTES PAYABLE - SHORT-TERM

                                                               June 30,
                                                         2000            1999
                                                     -----------    ------------
Promissory note, dated June 11, 1999, $654,000,
due September 9, 1999,  collateralized by
inventory.                                         $   350,000      $   600,000

Promissory note, dated August 31, 1999, $500,000,
with interest at 8%, payable monthly through
August 15, 2001.(a)                                    302,502             -

Promissory note, dated May 2000, with interest
payable at 3% per month due December 31, 2000.         500,000             -

Promissory note, dated June 2000, with interest
payable at 3% per month due December 31, 2000.         200,000             -

Promissory note, dated April 1999, the note was
converted into debentures in Fiscal 2000.            1,050,000        1,100,000
                                                    -----------     ------------
                                                   $ 1,352,502      $ 1,700,000
                                                    ===========     ============

(a) This promissory note is a settlement agreement with former owners of Swissray America, Inc.

NOTE 12 - LONG-TERM DEBT

Long-term debt consists of the following:

                                                            June 30,
                                                    2000               1999
                                             --------------      ---------------
Note payable - Other                          $    87,450          $   122,175

Note payable - Union Bank of Switzerland,
in monthly installments of $12,589 with
imputed interest at 6.0% per annum,
maturing on September 30, 2000                    163,824               188,907

Capitalized leases                                 61,528               131,040
                                             --------------         ------------
                                                  312,802               442,123
Less: Current portion                            (229,700)             (247,028)
                                             --------------         ------------
                                              $    83,102          $    195,095
                                             ==============         ============

The aggregate long-term debt principal payment are as follows:

                Year Ending June 30,
                        2001                    $          229,700
                        2002                                72,591
                        2003                                10,511

NOTE 13 - SHAREHOLDERS' EQUITY

Authorized Shares

On March 12, 1997, the Company amended its certificate of incorporation to change the number of authorized common shares from 15,000,000 to 30,000,000 of $.01 par value common shares. On December 26, 1997, the Company amended its certificate of incorporation to change the number of authorized common shares from 30,000,000 to 50,000,000 of $.01 par value common shares. On July 20, 2000, the Company amended its certificate of incorporation to change the number of authorized common shares from 50,000,000 to 100,000,000 of $.01 par value common shares.

Preferred Stock

In July 1999, the Company amended its Certificate of Incorporation to authorized the issuance of 1,000,000 shares of preferred stock, $.01 par value per share.

Stock Option

The Stock Option Plans provide for the grant of options to officers, directors, employees and consultants. Options may be either incentive stock options or non-qualified stock options, except that only employees may be granted incentive stock options. The maximum number of shares of Common Stock with respect to which options may be granted under the Stock Option Plans is 500,000 shares. Options vest at the discretion of the Board of Directors. All options granted in 1999 and 1997 vested immediately. The maximum term of an option is ten years. The 1996 Stock Option Plan will terminate in January, 2006, though options granted prior to termination may expire after that date. The 1997 Stock Option Plan will terminate at the discretion of the Board of Directors. In Fiscal 2000, had compensation cost for the Stock Option Plans been determined based on the fair value at the grant dates for awards under the Stock Option Plans, except for grants to consultants for which compensation expense has been recognized consistent with the method of SFAS No. 123, as discussed in Note 1, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                  Fiscal 2000
                                             As                 Pro
                                          Reported             Forma
Net loss (in thousands)                   ($21,638)          ($22,616)
Basic and diluted net loss per share        ($1.22)            ($1.27)

The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing method with the following weighted average assumptions used for grants in 2000; dividend yield 0%, expected volatility 50%, risk-free interest rate 5.7%, expected lives in years-1 year.

The weighted average fair value of stock options granted during the year ended June 30, 2000 was $ 2.36.

A summary of the status of the Stock Option Plans at June 30, 2000, 1999 and 1998 and the changes during the years then ended is presented below:

                                       2000                           1999                            1998
                           ----------------------------- ------------------------------- --------------------------------
                                             Weighted                        Weighted                         Weighted
                              Shares          Average        Shares           Average       Shares            Average
                            Underlying       Exercise      Underlying        Exercise     Underlying          Exercise
                             Options           Price        Options            Price       Options             Price
                           -------------    ------------ ---------------    ------------ -------------      -------------
      Outstanding
      At beginning
      Of year                   194,500  $     23.40         180,000     $     23.40       196,900       $      23.40

      Granted                 2,987,000  $      2.36          15,500     $       .44         -           $       0.00

      Exercised              (1,130,500) $      1.93          (1,000)    $      7.30       (16,900)      $       7.30
                           -------------    ------------ ---------------    ------------ -------------      -------------
      Outstanding
      At end of year          2,051,000  $      4.60         194,500     $     23.40       180,000       $      23.40
                           =============    ============ ===============    ============ =============      =============
      Exercisable at
      End of year             2,051,000  $      4.60         194,500     $     23.40       180,000       $      23.40
                           =============    ============ ===============    ============ =============      =============


The following table summarizes information about stock options under the Stock Option Plans at June 30, 2000

                       Options Outstanding and Exercisable
      ---------------------------------------------------------------------
                                             Weighted Average        Weighted
                             Number       Remaining Contractual      Average
  Range of Exercise Pr     Outstanding            Life            Exercise Price
  ---------------------- ---------------   --------------------  ---------------
         $.01 - $.44           15,500                8.5              $0.44
       $2.625 - $2.625      1,856,500                9.2             $2.625
       $7.30 - $10.00          18,000                7.4              $8.00
       $20.00 - $40.00        127,500                6.8             $22.10
       $47.50 - $65.00         33,500                6.5             $58.70
                          --------------
                            2,051,000
                          ==============

Stock Warrants

In Fiscal 1999, the Company issued 462,500 warrants. The Company recognized compensation cost for the warrants issued of $92,000. Such value was determined using the Black-Scholes method with the following weighted average assumptions; dividend yield 0%, expected volatility 70%, risk-free interest rate 7%, expected lives in years 1. The following table summarized information about stock warrants at June 30, 2000:

                       Warrants
                      Outstanding
                         and
                      Exercisable
    Range of             Number        Remaining Contractual    Average Exercise
 Exercise Price       Outstanding            Life                      Price

 $.375 - $9.38          462,500              4.5                       $.96

NOTE 14 - DEFINED CONTRIBUTION PLANS

The Swiss and German Subsidiaries, mandated by government regulations, are required to contribute approximately five (5%) percent of all eligible, as defined, employees' salaries into a government pension plan. The subsidiaries also contribute approximately five (5%) percent of eligible employee salaries into a private pension plan. Total contributions charged to operations for the years ended June 30, 2000, 1999 and 1998, were $ 475,176, $509,959 and $347,854, respectively.

NOTE 15 - INCOME TAXES

Deferred income tax assets as of June 30, 2000 of $22,700,000 as a result of net operating losses, have been fully offset by valuation allowances. The valuation allowances have been established equal to the full amounts of the deferred tax assets, as the Company is not assured that it is more likely than not that these benefits will be realized.

A reconciliation between the statutory United States corporate income tax rate (34%) and the effective income tax rates based on continuing operations is as follows:




                                                                                Year Ended June 30,
                                                         -------------------------------------------------------------------
                                                                2000                  1999                      1998
                                                         -------------------    ------------------        ------------------
   Statutory federal income tax (benefit)         $          (7,400,000)     $     (5,600,000)      $        (7,754,000)
   Foreign income tax (benefit) in excess of
   domestic rate                                                (77,000)              377,000                   543,000
   Benefit not recognized on operating loss                   5,127,000             3,693,000                 5,111,000
   Permanent and other differences                            2,350,000             1,530,000                 2,100,000
                                                         -------------------    ------------------        ------------------
                                                  $              -           $          -              $          -
                                                         ===================    ==================        ==================

Net operating loss carryforwards at June 30, 2000 were approximately as follows:



United States (expiring through June 30, 2015)          $ 40,000,000

Switzerland (expiring through June 30, 2010)              33,000,000
                                                          ----------
                                                        $ 77,000,000
                                                          ==========

NOTE 16 - EXTRAORDINARY ITEMS

On July 31, 1997 the Company refinanced Convertible debentures issued in May and June 1997. A gain on extinguishment of debt of $154,212 resulted from that transaction net of income taxes of $-0-.

In December, 1997 the Company refinanced part of the Convertible debentures issued in August 1997. A gain on extinguishment of debt of $150,711 resulted from that transaction net of income taxes of $-0-.

In Fiscal 1999 the Company recognized a loss from early extinguishment of debt of $832,849, net of income taxes of $-0-.

NOTE 17 -  SIGNIFICANT CUSTOMER AND CONCENTRATION OF CREDIT RISK

The Company sells its products to various customers primarily in Europe and the USA. The company performs ongoing credit evaluations on its customers and generally does not require collateral. Export sales are usually made under letter of credit agreements. The company establishes reserves for expected credit losses and such losses, in the aggregate, have not exceeded management's expectations.

The Company maintains its cash balances with major Swiss, United States and German financial institutions. Funds on deposit with financial institutions in the United States are insured by the Federal Deposits Insurance Corporation ("FDIC) up to $ 100,000.

During the years ended June 30, 2000, 1999 and 1998 there were sales to customers that exceeded 10% of net consolidated sales. Sales to these customers were: 2000 customer A, $ 8,180,866 (23 %) and customer C $ 10,825,000 (49 %),
1999 customer A, $9,253,480 (54%), 1998 customer A, $ 7,647,354 (33%) customer B
$2,389,613 (18%). The company operates in a single industry segment, providing x-ray medical equipment.

The Company derives all of its revenues from its subsidiaries located in the United States, Switzerland and Germany. Sales by geographic areas for the years ended June 30, 2000, 1999 and 1998 were as follows:

                                                   2000                           1999                      1998
                                           ---------------------           --------------------       ------------------
       United States                    $             6,561,669         $            4,026,931     $          9,127,569
       Switzerland                                   15,164,707                     12,625,381               12,851,115
       Germany                                          303,748                        643,570                  914,294
                                           ---------------------           --------------------       ------------------
                                        $            22,030,124         $           17,295,882     $         22,892,978
                                           =====================           ====================       ==================

The following summarizes identifiable assets by geographic area:


                                   2000                    1999
                              -----------------    ------------------
   United States         $        8,344,431        $     7,270,543
   Switzerland                   16,782,132             16,009,209
   Germany                          184,157                231,437
   Romania                           72,293                   -
                              -----------------    ------------------
                         $       25,383,014        $    23,511,189
                              =================    ==================

The following summarizes operating losses before provision for income tax:



                                          2000                         1999                          1998
                                   -------------------          --------------------          -------------------
       United States            $     (16,801,696)           $      (14,542,148)        $        (13,962,842)
       Switzerland                     (4,277,240)                   (5,392,436)                  (8,803,006)
       Germany                           (409,272)                     (243,317)                     (42,184)
                                         (149,872)                         -                            -
                                   ------------------           --------------------          -------------------
                                $     (21,638,080)        $         (20,177,901)        $        (22,808,032)
                                   ===================          ====================          ===================



NOTE 18 - COMMITMENTS

The Company leases various facilities under operating lease agreements expiring through September 2003. The facilities lease agreements provide for a base monthly payment of $22,285 per month. Rent expense for the years ended June 30, 2000, 1999 and 1998 was $ 361,757, $ 325,000 and $ 324,726 respectively. Future minimum annual lease payments, based on the exchange rate in effect on June 30, 2000, under the facilities lease agreements are as follows: 2000 $173,549, 2001 $162,526, 2002 $166,995, 2003 $137,994, Thereafter $0.

The Company has employment agreements with three of its executives. Minimum compensation under these agreements are as follows:


                       Year Ended
                      June 30, 2001                      $            299,326
                      June 30, 2002                                   202,498
                      June 30, 2003                                   109,037
                                                            ------------------
                                                         $            610,861
                                                            ==================

NOTE 19 - RESTRUCTURING

During the year ended June 30, 1998 the Company recorded restructuring charges of $500,000, as a result of its decision to relocate two facilities. The charges consisted primarily of the present value of the remaining lease obligations of those facilities. The balance at June 30, 2000 is $100,000.

NOTE 20 - UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited proforma condensed combined statements of operations for the years ended June 30, 1998 give retroactive effect of the SSG on October 17, 1997, which were accounted for as purchase. The unaudited proforma condensed combined statements of operations give retroactive effect to the foregoing transaction as if it had occurred at the beginning of each year presented. The proforma statements do not purport to represent what the Company's results of operations would actually have been if the foregoing transactions had actually been consummated on such dates or project the Company's results of operations for any future period or date.

The proforma statements should be read in conjunction with the historical financial statements and notes thereto.

                           SWISSRAY INTERNATIONAL, INC
          UNAUDITED PROFORMA CONDENSED COMBINED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                        FOR THE YEARS ENDED JUNE 30, 1998

                                                            Year Ended
                                                             June 30,
                                                               1998
                                                    ------------------------
Revenues                                         $          23,837,000
Loss before extraordinary items                            (21,963,000)
Net Loss                                                   (22,403,000)
Loss per share                                                   (8.33)
Weighted average number of shares outstanding    $           2,690,695


NOTE 21-VALUATION AND QUALIFYING ACCOUNTS

                                           Balance at         Additions        Deductions       Balance at End
                                           Beginning         Charged to                             of Year
                                            of Year           Expenses
                                          ---------------------------------------------------------------------
Allowance for doubtful accounts:
   Year ended December 30, 2000        $       219,993  $          93,570  $       142,680  $           170,883
   Year ended December 30, 1999        $        32,356  $         706,877  $       519,240  $           219,993
   Year ended December 30, 1998        $       148,390  $         133,169  $       249,230  $            32,356

NOTE 22 - RESTATEMENT

The accompanying financial statements have been restated to properly record the accounting for the value of common stock issued to an officer and consultants as compensation during the year ended June 30, 1999 and the accrual of an additional $1,000,000 for interest expense for the accrual of penalty interest on periodic payments required by terms of financing agreements.

The effect of such restatements on the Company's 1999 financial statement is as follows:
                                   As                                  As
                                Reported       Adjustments          Restated
Balance Sheet Adjustments

   Assets
                             $  23,761,189    $  (250,000)      $   23,511,189
   Liabilities
                                29,695,812        750,000           30,445,812
Statement of Operations

   Adjustments

     Operating expenses
                             $  15,581,217    $ 3,764,722       $   19,345,939
      Loss from continuing
         Operations            (16,413,179)     4,764,722          (21,177,901)

      Net Loss                 (17,246,028)     4,764,722          (22,010,750)

      Net loss per common
         Share basic         $       (2.65)   $     (0.72)      $        (3.37)

                           SWISSRAY INTERNATIONAL INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                   December 31,         June 30,
                                                       2000               2000
                                                   (Unaudited)
                                                 -------------------------------

CURRENT ASSETS
Cash and cash equivalents                         $   1,621,032    $  3,011,183
Restricted cash                                           -           1,385,600
Notes receivable - short-term                           300,000         300,000
Accounts receivable, net of allowance for doubtful
accounts of $ 163,678 and $ 170,883                   2,010,043       3,185,399
Inventories                                           4,463,819       4,637,152
Prepaid expenses and sundry receivables                 914,329       1,312,167
                                                 -------------------------------
Total Current Assets                                  9,309,223      13,831,501
                                                 -------------------------------

PROPERTY AND EQUIPMENT, at cost                       6,398,801       6,300,616
                                                 -------------------------------


OTHER ASSETS
Loan receivable affiliiates                           1,164,099         768,647
Licensing agreement                                   2,359,123       2,607,451
Patents and trademarks                                  158,781         171,866
Software develompent costs                              206,266         256,380
Security deposits                                        37,045          36,873
Goodwill                                              1,313,014       1,409,680
                                                 -------------------------------
TOTAL OTHER ASSETS                                    5,238,328       5,250,897
                                                 -------------------------------
Total Assets                                      $  20,946,352    $ 25,383,014
                                                 ===============================

                           SWISSRAY INTERNATIONAL INC.
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                   December 31,         June 30,
                                                       2000               2000
                                                   (Unaudited)
                                                 -------------------------------
CURRENT LIABILITIES
Current maturities of long-term debt              $     206,582    $    229,700
Notes payable - banks                                 2,924,930       3,578,339
Notes payable - short-term                            2,176,773       1,352,502
Loan payable                                            121,976         119,885
Accounts payable                                      4,570,056       4,340,033
Accrued expenses                                      1,850,517      10,727,576
Restructuring                                              -            100,000
Customer deposits                                       243,748         785,614
                                                 -------------------------------

TOTAL CURRENT LIABILITIES                            12,094,582      21,233,649
                                                 -------------------------------

CONVERTIBLE DEBENTURES, net of conversion benefit         9,700      14,067,294
                                                 -------------------------------

LONG-TERM DEBT, less current maturities                  50,996          83,102
                                                 -------------------------------

COMMON STOCK SUBJECT TO PUT                             319,985         319,985
                                                 -------------------------------

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock                                            839,838         233,999
Additional paid-in capital                          112,138,906      88,207,532
Treasury stock                                       (2,040,000)     (2,040,000)
Deferred compensation                                  (332,800)       (998,399)
Accumulated deficit                                (100,248,029)    (94,130,543)
Accumulated other comprehensive loss                 (1,566,841)     (1,273,620)
Common stock subject to put                            (319,985)       (319,985)
                                                 -------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                  8,471,089     (10,321,016)
                                                 -------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  20,946,352   $  25,383,014
                                                 ===============================

                           SWISSRAY INTERNATIONAL INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         Six Months Ended
                                                           December 31,
                                               ---------------------------------
                                                     2000               1999
                                                   Unaudited         Unaudited
                                               ---------------------------------

NET SALES                                       $  9,640,754      $   6,957,028
COST OF SALES                                      7,275,605          5,332,562
                                               ---------------------------------
GROSS PROFIT                                       2,365,149          1,624,466
                                               ---------------------------------

OPERATING EXPENSES
Officers and directors compensation                  328,908          2,425,390
Salaries                                           2,105,732          2,423,131
Selling                                            2,106,124          2,372,488
Research and developent                            1,338,489            895,072
General and administrative                           351,880            921,881
Other operating expenses                             236,217            571,720
Bad debts                                                -               16,001
Depreciation and amortization                        660,147            678,396
                                               ---------------------------------
TOTAL OPERATING EXPENSES                           7,127,497         10,304,079
                                               ---------------------------------

LOSS BEFORE OTHER INCOME (EXPENSES)               (4,762,348)        (8,679,613)
                                               ---------------------------------


Other income (expenses)                              326,081             20,489
Interest expense                                  (1,573,769)        (5,368,310)
                                               ---------------------------------
OTHER INCOME (EXPENSES)                           (1,247,688)        (5,347,821)
                                               ---------------------------------

NET LOSS                                          (6,010,036)       (14,027,434)

Inputed Preffered Stock Dividend                 (107,450.00)               -
                                               ---------------------------------

Loss available to common shareholder's          $ (6,117,486)     $ (14,027,434)
                                               =================================

LOSS PER COMMON SHARE                                $ (0.21)           $ (0.87)
                                               =================================

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                                29,468,269         16,141,977

                           SWISSRAY INTERNATIONAL INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Three Months Ended
                                                           December 31,
                                               ---------------------------------
                                                      2000             1999
                                                   Unaudited        Unaudited
                                               ---------------------------------

NET SALES                                       $  4,711,929      $   3,077,861
COST OF SALES                                      3,537,091          2,354,827
                                               ---------------------------------
GROSS PROFIT                                       1,174,838            723,034
                                               ---------------------------------

OPERATING EXPENSES
Officers and directors compensation                  183,916          2,287,577
Salaries                                           1,114,379          1,400,690
Selling                                            1,265,161          1,618,956
Research and development                             726,842            429,839
General and administrative                           166,263            659,136
Other operating expenses                             157,353            486,171
Bad debts                                                -               16,001
Depreciation and amortization                        330,880            356,515
                                               ---------------------------------
TOTAL OPERATING EXPENSES                           3,944,794          7,254,885
                                               ---------------------------------

LOSS BEFORE OTHER INCOME (EXPENSES)               (2,769,956)        (6,531,851)


Other income (expenses)                              248,799             (5,768)
Interest expense                                    (428,180)        (2,946,697)
                                               ---------------------------------
OTHER INCOME (EXPENSES)                             (179,381)        (2,952,465)
                                               ---------------------------------

NET LOSS                                        $ (2,949,337)     $  (9,484,316)
                                               =================================

LOSS PER COMMON SHARE                           $      (0.09)     $       (0.55)
                                               =================================

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                                32,253,481         17,144,238

                           SWISSRAY INTERNATIONAL INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Six Months Ended
                                                                        December 31,
                                                                ------------------------------
                                                                     2000            1999
                                                                -------------------------------
                                                                                   Restated
CASH FLOWS FROM OPERATING ACTIVITES
Net loss                                                         $(6,010,036)   $(14,027,434)
Adjustment to reconcile net loss to net
      cash used by operating activities
      Depreciation and amortization                                  697,900         714,399
      Provision for bad debts                                         (3,744)        (17,050)
      Operating expenses through issuance of stock options
        and common stock to be issued                                 60,000         355,561
      Issuance of common stock in lieu of
         interest payments                                               -           195,729
      Interest expense on Debt issuance cost and
        conversion benefit                                               -         2,331,061
      Interest expense on Option value per black scholes-          1,385,473             -
      Settelment expense paid through issuance of common-stock           -               -
      Amortization of Deferred Compensation                          665,599       3,309,375
      Early extinguishment of  Debt (gain)                               -               -

      (Increase) decrease in operating assets:
      Accounts receivable                                          1,179,100        (120,957)
      Inventories                                                    173,333         785,470
      Prepaid expenses and sundry receivables                        397,838         160,216
      Increase (decrease) in  operating liabilities:
      Accounts payable                                               230,023        (962,723)
      Accrued expenses                                               943,264         490,075
      Restructuring                                                 (100,000)            -
      Customers deposits                                            (541,866)        (51,017)
                                                                -------------------------------
NET CASH USED BY OPERATING ACTIVITIES                             (2,308,589)     (5,451,822)
                                                                -------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
      Acquisition of proberty and equipment                         (387,500)       (500,902)
      Other intangibles                                                 (392)        (14,377)
      Security deposits                                                 (172)         (9,414)
      Increase (Repayment of) loan receivable                            -               681
                                                                -------------------------------
NET CASH USED BY INVESTING ACTIVITIES                               (388,064)       (524,012)
                                                                -------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from short-term borrowings                           (653,408)      1,564,701
      Expenses related to debentures                                     -           (13,059)
      Principal payment of short-term borrowings                     803,244        (991,280)
      Principal payment of long-term borrowings                      (32,106)        (13,954)
      Decrease in Restricted Cash                                  1,385,600             -
      Loan receivable Affiliates                                    (395,452)            -
      Issuance of common stock for cash                              341,845       7,683,474
      Issuance of stock options for cash                             150,000       1,598,024
      Purchase of Treasury Stock                                         -        (1,500,000)
                                                                -------------------------------

CASH PROVIDED BY FINANCING ACTIVITIES                              1,599,723       8,327,906

EFFECT OF EXCHANGE RATE ON CASH                                     (293,221)         81,544
                                                                -------------------------------
NET INCREASE (DECREASE) IN CASH                                   (1,390,151)      2,433,616
CASH AND CASH EQUIVALENT - beginning of period                     3,011,183       1,281,297
                                                                -------------------------------
CASH AND CASH EQUIVALENTS - end of period                        $ 1,621,032    $  3,714,913
                                                                ===============================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000

         (1)The accompanying financial statements are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Registrant believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Registrant's annual report on Form 10-K for the fiscal year ended June 30, 2000.

         (2)In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of only a normal and recurring nature, necessary to present fairly the financial position of the Registrant as of December 31, 2000 and the results of operations and cash flows for the interim period presented. Operating results for the six months ended December 31, 2000 are not necessarily indicative of the results to be expected for the full year ending June 30, 2001.

         (3)INVENTORIES

               Inventories are summarized by major classification as follows:
                                         December 31,      June 30,
                                         ---------------------------
                                            2000             2000
                                         ----------       ----------

Raw materials, parts and supplies        $3,291,154       $2,682,558
Work in process                             698,925        1,295,575
Finished goods                              473,740          659,019
                                         ----------       ----------
                                         $4,463,819       $4,637,152
                                         ==========       ==========

Inventories are stated at lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method. Inventory cost includes material, labor, and overhead.

         (4) Preferred Stock - During the quarter ended September 30, 2000, the Company issued 6,932 shares of Series A Preferred Stock ("Series A"). These shares were issued in accordance with terms and provisions of liquidated damage provisions contained in underlying financing documents.

         (5) Common Stock - On December 27, 2000, the Company issued 52,442,347 shares of common stock in exchange for cancellation of:
                a. issued and outstanding convertible debentures
                b. Series A Preferred stock and
                c. Promissory notes

         (6) Mandatory Conversion - In October 2000, in compliance with the mandatory conversion requirements contained in the October 5, 1998 debenture agreement, the Company converted $2,940,000 principal amount of convertible debentures plus accrued interest of $294,000 into 3,234,000 shares of the Company's common stock.

         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SWISSRAY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS
                                                                         Page
Prospectus Summary                                                         8
Risk Factors                                                              11
Swissray                                                                  20
Use of Proceeds                                                           26
Market Prices and Dividend Policy                                         26
Capitalization                                                            32
Selected Consolidated Financial Data                                      33
Management's Discussion and Analysis Of Financial Condition and
  Results of Operations                                                   34
Business                                                                  47
Management                                                                68
Stock Options and Stock Appreciation Rights                               74
Aggregated Option Exercises in Fiscal Year Ended June 30, 1999
   and Year-End Option Values                                             74
Principal Stockholders                                                    78
Certain Transactions                                                      81
History of Past Financings                                                81
Selling Holders                                                           83
The Exchange Agreement                                                    84
Plan of Distribution                                                      85
Description of Capital Stock                                              87
Legal Matters                                                             94
Independent Auditors                                                      94
Interim Financial Statements                                              94
Index to Consolidated Financial Statements                                95

                          SWISSRAY INTERNATIONAL, INC.





                              52,442,347 SHARES OF
                                  COMMON STOCK




                                   PROSPECTUS




                                                            , 2001

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SECURITIES AND EXCHANGE COMMISSION REGISTRATION FEE  $    8,509
         PRINTING EXPENSES*                                        7,500
         ACCOUNTING FEES AND EXPENSES*                            15,000
         LEGAL FEES AND EXPENSES*                                 75,000
         TRANSFER AGENT AND REGISTRATION FEES*                     3,500
         BLUE SKY FEES AND EXPENSES*                              15,000
         MISCELLANEOUS EXPENSES*                                   5,000
                                                                 -------
         Total                                                  $129,509
                                                                 -------
*Indicates expenses that have been estimated for filing purposes.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 721 of the New York Business Corporation Law provides that the indemnification and advancement of expenses of directors and officers may be provided by the certificate of incorporation or by-laws of a corporation, or when authorized by the certificate of incorporation or by-laws, a resolution of shareholders, a resolution of directors or an agreement providing for indemnification (except in cases where a judgment or other final adjudication establishes that such acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated or that a person personally gained in fact a financial profit or other advantage to which he was not legally entitled).

         Section 722 of the New York Business Corporation Law provides that a corporation may indemnify any person made, or threatened to be made, a party of an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other entity which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation or served such other corporation, partnership, joint venture, trust, employee benefit plan or other entity in any other capacity, against judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal acts or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Section 722 of the New York Business Corporation Law also states that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity at the request of the corporation, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, partnership, joint venture, employee benefit plan or other entity, not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect to a threatened or pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Section 726 of the New York Business Corporation Law provides that a corporation shall have the power to purchase and maintain insurance for indemnification of directors and officers. However, no insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer for a judgment or a final adjudication adverse to the insured director or officer if (i) a judgment or other final adjudication establishes that his acts of active and deliberate dishonesty were material to the cause of action adjudicated or that he personally gained a financial profit or other advantage to which he was not legally entitled or (ii) if prohibited under the insurance law of New York.

         Section 724 of the New York Business Corporation Law provides that indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 (a) of the New York Business Corporation Law notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders.

         The By-Laws of Swissray provide for indemnification as follows:

         (a) Any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of the Corporation, or of any Corporation in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

         (b) The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

         (c) The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

         The Certificate of Incorporation of Swissray, as amended, provides for indemnification as follows:

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article shall eliminate or limit the liability of any director if a judgment or final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

A. Swissray  received gross proceeds of $1,080,000 in December 1998 pursuant to promissory notes bearing interest at the rate of 5% per annum for the first 90 calendar days (through March 13, 1999) with Swissray having the option to extend the notes for an additional 60 days with interest increasing 2% per annum during the 60 day period. Swissray exercised its extension option. As further consideration for the loan, Swissray issued Lenders Warrants to purchase up to 50,000 shares of Swissray's common stock exercisable, in whole or in part, for a period of up to 5 years at $.375 (the bid price for Swissray shares on the date of closing). The notes were secured by a second mortgage on land and building . The promissory notes (then held by Dominion Capital Fund, Ltd. and Sovereign Partners) were not paid by their due date and the terms of Contingent Subscription Agreements, Debentures and registration rights agreements automatically went into effect with debentures in the principal sum of $1,119,600 (inclusive of interest on aforesaid promissory notes) bearing interest at the rate of 5% per annum (payable in stock or cash at Swissray's option) and being convertible, at any time at 82% of the 10 day average bid price for the 10 consecutive trading days immediately preceding the conversion date or $1.00 whichever is less. The documents also provided for certain Swissray redemption rights at percentages ranging from 115% of the face amount of the Debenture to 125% of the face amount of the debenture dependent upon redemption date, if any. None of these convertible debentures had been converted as of December 29, 2000.

B. On January 29, 1999 Swissray issued a principal aggregate amount of $1,170,000 of convertible debentures ("Convertible Debentures"), convertible into Common Stock of Swissray to the following financing participants - Dominion Capital Fund, Ltd., Dominion Investment Fund LLC and Sovereign Partners LP at a conversion price of 82% of the average closing bid price for the ten trading days preceding the date of conversion together with accrued interest of 3% for the first 90 days, 3.5% for 91-120 days and 4% for 120 days and thereafter. As further consideration for the loan, Swissray issued Lenders Warrants to purchase up to 58,500 shares of Swissray's common stock exercisable, in whole or in part, for a period of up to 5 years at $1.00 per share. After deducting fees directly attributable to such offering Swissray received a net amount of $1,020,000. All Convertible Debentures were issued to accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Act ("Regulation D") and Swissray has received written representations from each investor to that effect. The placement agent for such convertible debentures was Rolcan Finance, Ltd. Any Convertible Debentures not so converted were subject to mandatory conversion by Swissray on the 24th month anniversary of the date of issuance of the

Convertible Debentures. None of these Convertible Debentures had been converted as of December 29, 2000.

C. On March 2, 1999, Swissray entered into a second promissory note contingent convertible debenture financing with terms and conditions identical to those set forth in A above with (a) Dominion Investment Fund LLC and Sovereign Partners LP, (b) gross proceeds amounted to $1,110,000, (c) the initial due date of such notes was May 31, 1999, (d) the potential 60 day extension date on such promissory notes was July 30, 1999 but such extension right was never utilized,
(e) the conversion price is 80% of the 10 day average closing bid price for the 10 consecutive trading days preceding conversion date and (f) Warrants were issued (similarly exercisable over 5 years) to purchase up to 50,000 shares of common stock at 125% of the average 5 day closing bid price of Swissray's common stock immediately preceding the date of closing but in no event at less than $1.00 per share. In all other respects the terms and conditions of each of the documents executed with respect to this transaction were identical in all material respects to those described above (in subparagraph A regarding December 1998 transaction) There was no placement agent involved in this financing. The promissory notes were not paid on their due date and the terms of the Contingent Subscription Agreements, Debentures and registration rights agreements automatically went into effect with debentures in the principal sum of $1,132,200 (inclusive of interest on aforesaid promissory notes) going into effect. None of these Convertible Debentures had been converted as of December 29, 2000.

D. On March 26, 1999 Swissray entered into a third promissory note (contingent convertible debenture financing) with terms and conditions identical to those set forth in the March 2, 1999 promissory note financing referred to directly above excepting (a) the lender was different, to wit: Aberdeen Avenue, LLC, (b) gross proceeds amounted to $550,000, (c) the initial due date of such note was June 25, 1999, (d) the potential 60 day extension date on such promissory note was August 23, 1999 but such extension right was never utilized, (e) Warrants were issued (similarly exercisable over 5 years) to purchase up to 27,500 shares of common stock at 125% of the average 5 day closing bid price of Swissray's common stock immediately preceding the date of closing but in no event at less than $1.00 per share. In all other respects the terms and conditions of each of the documents executed with respect to this transaction were identical to those described in the above referenced March 2, 1999 transaction. There was no placement agent involved in this financing. The promissory notes were not paid on their due date and the terms of the Contingent Subscription Agreement, Debenture and registration rights agreement automatically went into effect with debentures in the principal sum of $561,000 (inclusive of interest on aforesaid promissory notes) going into effect. None of these Convertible Debentures had been converted as of December 29, 2000.

E. From May 14, 1999 to June 9, 1999 (in a single financing) Swissray issued a principal aggregate amount of $850,000 of convertible debentures ("Convertible Debenture"), convertible into Common Stock of Swissray to the following financing participants - Endeavor Capital Fund SA, Excaliber Limited Partnership and Carbon Mesa Partners LLC at a conversion price of 80% of the average closing bid price for the ten trading days preceding the date of conversion together with accrued interest of 5%. After deducing fees directly attributable to such offering Swissray received a net amount of $772,727. All Convertible Debentures were issued to accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Act ("Regulation D") and Swissray received written representations from each investor to that effect. There was no placement agent involved in this financing. Any Convertible Debenture not so converted was subject to mandatory conversion by Swissray on the 24th month anniversary date of issuance of the Convertible Debentures with the convertible debenture issued to Endeavour Capital Fund SA remaining subject to mandatory conversion.

F. On July 9, 1999 Swissray entered into a fourth promissory note (contingent convertible debenture financing) with terms and conditions substantially identical to those set forth in the March 2, 1999 promissory note financing referred to above excepting (a) the lender was different, to wit: Southshore Capital, Ltd. then assigned to Parkdale LLC, (b) gross proceeds amounted to $1,100,000, (c) the due date of such note was August 23, 1999 with no right to extend and (d) the debenture holder did not receive any warrants. In all other respects the terms and conditions of each of the documents executed with respect to this transaction were identical to those described in the above referenced March 2, 1999 transaction. There was no placement agent involved in this financing. The promissory note was not paid on its due date and the terms of the Contingent Subscription Agreement, Convertible Debenture and registration rights agreement automatically went into effect with debentures in the principal sum of $1,148,400 (inclusive of interest on aforesaid promissory note) going into effect. None of these Convertible Debentures had been converted as of December 29, 2000.

G. On August 11, 1999 Swissray entered into a fifth promissory note (contingent convertible debenture financing) with terms and conditions substantially identical to those set forth in the March 2, 1999 promissory note financing referred to above excepting (a) the lender was different, to wit: Aberdeen Avenue, LLC, (b) gross proceeds amounted to $1,400,000, (c) the due date of such note was November 11, 1999 with no right to extend and (d) the debenture holder did not receive any warrants. In all other respects the terms and conditions of each of the documents executed with respect to this transaction were identical to those described in the above referenced March 2, 1999 transaction. There was no placement agent involved in this financing. The terms of the Contingent Subscription Agreement, Convertible Debenture and registration rights agreement went into effect on November 11, 1999. No portion of this Convertible Debenture had been converted as of December 29, 2000.

H. Pursuant to an agreement entered into on September 2, 1999, Swissray authorized a purchaser to purchase 1,000,000 shares at $1.00 per share (which occurred on September 7, 1999) and up to an additional 2,000,000 shares at $1.50 per share so long as the first 1,000,000 shares were purchased on or before September 30, 1999 and as long as the purchaser purchased at least an additional 1,000,000 shares within 60 days of its first purchase. The first purchase, as aforesaid, was made on September 7, 1999 (at $1.00 per share) while the next 1,000,000 shares were purchased on October 19, 1999 (500,000 shares at $1.50 per share) and November 1, 1999 (500,000 shares at $1.50 per share). Having met the purchase requirements, the purchaser was entitled (through March 1, 2000) to purchase the balance of the shares referred to at $1.50 but only purchased 666,667 shares at such price in December 1999. In accordance with the terms of such Subscription Agreements and registration rights agreements all 2,666,667 shares sold were registered. The Investment participants involved in the above transactions are Parkdale LLC, Southridge Capital Management LLC, Striker Capital, Alfred Hahnfeldt and Greenfield Investments Consultants LLC.

I. In February 2000 Swissray entered into an additional separate transaction whereby it sold 333,333 restrictive shares of its common stock at $3.00 per share to Dundurn Street LLC. In accordance with the terms of the Subscription Agreement and registration rights agreement all 333,333 shares sold were registered.

         In accordance with one year consulting agreement entered into on March 29, 1999 with Liviakis Financial Communications, Inc. ("LFC"), Swissray issued as full and complete compensation thereunder 3,000,000 fully vested and non-forfeitable shares of its restrictive common stock to LFC. Thereafter, and in accordance with a second one year consulting agreement with LFC entered into on March 29, 2000, Swissray issued 490,000 fully vested and non-forfeitable shares of its restrictive common stock and further issued an additional 36,000 restrictive shares of its common stock (based upon 3,000 shares per month). The issuance of shares of common stock in accordance with the above referenced consulting agreements were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

         In accordance with eighteen month consulting agreement entered into on March 29, 1999 with Rolcan Finance Ltd. ("Rolcan"), Swissray issued as full and complete compensation thereunder 800,000 fully vested and non-forfeitable shares of its restrictive common stock to Rolcan.The issuance of shares of common stock in accordance with the above referenced consulting agreement was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

         With respect to each of the above referenced financings, to the extent required, Swissray has filed Forms D with the SEC indicating the manner in which net proceeds received were utilized. Such Forms D require that distinction be made for net proceeds utilized as "payments to officers, directors and/or affiliates" as opposed to "payment to others". In each instance the Forms D, as filed, indicate "payment to others".

         With respect to paragraphs designated "A through I" inclusive herein (excepting for the transaction involving Endeavour Capital Fund SA referred to in paragraph "E") all of the convertible debentures referred to which had principal balances outstanding and/or liquidated damages as a result of terms and conditions contained in registration rights agreements applicable thereto were assigned with Swissray permission from the then holders thereof to Hillcrest Avenue LLC ("Hillcrest"). Hillcrest, in turn, negotiated with Swissray so as to exchange its entire position into restrictive shares of Swissray's common stock as indicated in Part I of this registration statement under the heading "The Exchange Agreement" and the cross referenced sections referred to therein. There was no placement agent involved in this renegotiated refinancing. Hillcrest has represented to Swissray that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act. The shares of Swissray common stock issued to Hillcrest were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering and are the shares being registered pursuant to this registration statement.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
  No.    Description


3.       Amendment to Swissray's Certificate of Incorporation, dated October 24,
         2000.

5.1      Opinion of Gary B. Wolff, P.C., counsel to Swissray

10.1 Exchange Agreement dated December 29, 2000 with exhibits thereto (Incorporated by reference to Form 8-K, filed January 12, 2001).

10.2     Registration Rights Agreement dated December 29, 2000
         (Incorporated by reference to Form 8-K, filed January 12, 2001).

10.3 Subscription Agreement dated December 29, 2000 with exhibits thereto (Incorporated by reference to Form 8-K, filed January 12, 2001).

23.1     Consent of Feldman Sherb & Co., P.C.

23.2     Consent of Gary B. Wolff, P.C. (included in  Exhibit 5.1)

 27.     Financial Data Schedule

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Swissray pursuant to the foregoing provisions, or otherwise, Swissray has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Swissray of expenses incurred or paid by a director, officer or controlling person of Swissray in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Swissray will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(a)       Swissray hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;
         (i) To include any prospectus required by Section 10(a)(3) of the Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Swissray certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hochdorf, Country of Switzerland, on February 13, 2001.

                                               SWISSRAY INTERNATIONAL, INC.


                                                By:/s/_Ruedi G. Laupper
                                                Name: Ruedi G. Laupper
                                                Title:  Chairman of the Board of
                                                        Directors, President &
                                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                   Title                              Date

/s/Ruedi G. Laupper      Chairman of the Board of           Dated: Feb. 13, 2001
-------------------      Directors, President &
   Ruedi G. Laupper      Chief Executive Officer


/s/Josef Laupper         Secretary, Treasurer and a         Dated: Feb. 13, 2001
-----------------        Director
    Josef Laupper


/s/Michael Laupper       Principal Financial Officer        Dated: Feb. 13, 2001
-----------------        & Controller
   Michael Laupper


/s/Ueli Laupper          Vice President and a Director      Dated: Feb. 13, 2001
-----------------
   Ueli Laupper


/s/Dr. Erwin Zimmerli    Director                           Dated: Feb. 13, 2001
---------------------
   Dr. Erwin Zimmerli


                         Director                           Dated: Feb.   , 2001
-------------------
Dr. Sc. Dov Maor

                                  EXHIBIT INDEX


Exhibit
  No.             Description

3.                Amendment to Swissray's Certificate of Incorporation, dated
                  October 24, 2000.

5.1               Opinion of Gary B. Wolff, P.C., counsel to Swissray

10.1 Exchange Agreement dated December 29, 2000 with exhibits thereto (Incorporated by reference to Form 8-K, filed January 12, 2001).

10.2 Registration Rights Agreement dated December 29, 2000 (Incorporated by reference to Form 8-K, filed January 12, 2001).

10.3 Subscription Agreement dated December 29, 2000 with exhibits thereto (Incorporated by reference to Form 8-K, filed January 12, 2001).

23.1              Consent of Feldman Sherb & Co., P.C.

23.2              Consent of Gary B. Wolff, P.C. (included in  Exhibit 5.1)


27 .              Financial Data Schedule